   As filed with the Securities and Exchange Commission on September 8, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                --------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     under
                           The Securities Act of 1933

                                --------------

                              SARA LEE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         Maryland                    2000                    36-2089049
     (State or Other          (Primary Standard           (I.R.S. Employer
       Jurisdiction               Industrial           Identification Number)
   of Incorporation or     Classification Code No.)
      Organization)

                     Three First National Plaza, Suite 4600
                          Chicago, Illinois 60602-4260
                                 (312) 726-2600
   (Address, Including Zip Code, and Telephone Number, Including Area Code of
                   Registrant's Principal Executive Offices)

                                --------------

                           Roderick A. Palmore, Esq.
              Senior Vice President, Secretary and General Counsel
                              Sara Lee Corporation
                     Three First National Plaza, Suite 4600
                          Chicago, Illinois 60602-4260
                                 (312) 726-2600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area code, of Agent for Service)

                                --------------

                                   Copies to:
     Charles W. Mulaney, Jr., Esq.               W. Leslie Duffy, Esq.
  Skadden, Arps, Slate, Meagher & Flom          Cahill Gordon & Reindel
               (Illinois)                          Eighty Pine Street
    333 W. Wacker Drive, Suite 2100             New York, New York 10005
      Chicago, Illinois 60606-1285                   (212) 701-3000
             (312) 407-0700

   Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: Upon consummation of the merger referred to herein.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                  Proposed
                                                                   Proposed       maximum
                                                     Amount        maximum       aggregate      Amount of
             Title of each class of                  to be      offering price    offering     registration
          securities to be registered            registered(1)    per share       price(2)        fee(3)
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share, and
 related preferred stock purchase rights(4)....    11,284,503        N/A        $254,239,853     $70,679
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 21,543,534, the aggregate number of shares of Chock full o'Nuts Corporation common stock, par value $0.25 per share, outstanding on September 7, 1999 (other than shares owned by Chock full o'Nuts, CFN Acquisition Corporation, a wholly owned subsidiary of the registrant, or the registrant) and issuable pursuant to outstanding options and outstanding convertible debentures prior to the date the merger is expected to be consummated and (b) an estimated exchange ratio of 0.5238 shares of the registrant's common stock for each share of Chock full o'Nuts common stock.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $22.53, the average of the high and low prices per share of Sara Lee common stock on September 1, 1999 as reported on The New York Stock Exchange, multiplied by (b) 21,543,534, the aggregate number of shares of Chock full o'Nuts common stock outstanding on September 7, 1999 or issuable pursuant to outstanding options and outstanding convertible debentures on or prior to the date the merger is expected to be completed.
(3) Pursuant to Rule 457(b) under the Securities Act, $22,965.35 of the registration fee was paid on June 21, 1999 in connection with the filing of the preliminary proxy materials of Chock full o'Nuts on June 22, 1999, and $47,713.65 of the registration fee was paid on September 8, 1999 in connection with the filing of the registration statement by the registrant on September 8, 1999.
(4) No separate consideration will be received for the rights, which initially will trade together with the common stock.

                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CHOCK FULL O'NUTS CORPORATION
                             370 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017

Dear Shareholder:

   Chock full o'Nuts board of directors has unanimously approved a merger agreement between Chock full o'Nuts and Sara Lee Corporation. In the merger, for each share of Chock full o'Nuts common stock you own, you will receive a fraction between 0.5238 and 0.4231 of a share of Sara Lee common stock. We will determine the exact fraction by dividing:

  (1) $11.00, by

  (2) the average price per share of Sara Lee common stock for the twenty consecutive trading days following the date this proxy statement is mailed.

   If the average price exceeds $26.00, you will not receive less than 0.4231 of a share of Sara Lee common stock. If the average price is below $21.00, you will not receive more than 0.5238 of a share of Sara Lee common stock, unless Sara Lee elects to increase the ratio.

   The aggregate number of shares of Sara Lee common stock that will be issued in the merger will not be determined until after the twenty day trading period. However, based upon the range of possible exchange ratios and the current market price of Sara Lee common stock, we estimate that 9,115,069 to 11,284,503 shares of Sara Lee common stock will be issued in the merger.

   You may calculate the actual value you will receive for each of your shares of Chock full o'Nuts common stock by multiplying the exchange ratio by the price per share of Sara Lee common stock on the date that the merger is
completed. You may contact Sara Lee at (800)    -     to obtain a current
price per share of Sara Lee common stock and the exchange ratio based on the prior twenty trading days. Sara Lee common stock is listed on the New York Stock Exchange under the trading symbol "SLE," and on September 7, 1999, Sara Lee common stock closed at $23 7/16 per share. You will receive cash for any fractional shares of Sara Lee common stock which you would otherwise receive in the merger.

   We cannot complete the merger unless the holders of two-thirds of the outstanding shares of Chock full o'Nuts common stock vote to adopt the merger agreement. Only shareholders who hold shares of Chock full o'Nuts common stock at the close of business on August 19, 1999 will be entitled to vote at the special meeting. The special meeting of shareholders will be held on October 15, 1999, at 1:00 p.m., local time, at The Chase Manhattan Bank, 11th Floor, Room A, 270 Park Avenue, New York, New York 10017.

   You should consider the matters discussed under "Risk Factors Relating to the Merger" on page 11 of this proxy statement/prospectus before voting. Also, please review carefully the entire proxy statement/prospectus.

   After careful consideration, Chock full o'Nuts' board of directors unanimously approved the merger agreement and determined that the merger is fair to you and in your best interests and unanimously recommends that you vote for the adoption of the merger agreement.

   Thank you for your support.

Sincerely,
/s/ Norman E. Alexander                   /s/ Marvin I. Haas
Norman E. Alexander                       Marvin I. Haas
Chairman of the Board                     President and Chief Executive
                                          Officer

                            Your vote is important.
          Please promptly complete, sign, date and return your proxy.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the merger described in the proxy statement/prospectus or the Sara Lee common stock to be issued in connection with the merger or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The proxy statement/prospectus is dated September [ . ], 1999 and is first being mailed to shareholders on or about September [ . ], 1999.

                         CHOCK FULL O'NUTS CORPORATION
                              370 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999

To the Shareholders of Chock full o'Nuts Corporation:

   We will hold a special meeting of the shareholders of Chock full o'Nuts Corporation on Friday, October 15, 1999, at 1:00 p.m., local time, at The Chase Manhattan Bank, 11th Floor, Room A, 270 Park Avenue, New York, New York 10017, for the following purpose:

     To consider and vote upon a proposal to adopt the merger agreement between Chock full o'Nuts and Sara Lee. Under the merger agreement, Chock full o'Nuts will become a wholly-owned subsidiary of Sara Lee, and each outstanding share of Chock full o'Nuts common stock will be converted into the right to receive a fraction of a share of Sara Lee common stock on the terms more fully described in this proxy statement.

   We will transact no other business at the special meeting, except other business that may properly be brought before the special meeting or any adjournment of it.

   Only holders of record of shares of Chock full o'Nuts common stock at the close of business on August 19, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

   We cannot complete the merger unless the holders of at least two-thirds of the outstanding shares of Chock full o'Nuts common stock vote to adopt the merger agreement.

   For more information about the merger, please review the accompanying proxy statement/ prospectus and the merger agreement attached as Annex 1.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you do not vote by proxy or in person at the special meeting, it will have the same effect as a vote against the merger agreement.

   Please do not send any stock certificates at this time.

                                          By Order of the Board of Directors,

                                          /s/ Howard M. Leitner
                                          Howard M. Leitner
                                          Senior Vice President
                                          and Chief Financial Officer

New York, New York
September [ . ], 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are Sara Lee and Chock full o'Nuts proposing to merge?

A: This is a unique opportunity for Chock full o'Nuts to join one of the world's leading food and consumer products companies and for Chock full o'Nuts shareholders to become stockholders of that company. We anticipate that the merger will create growth and business expansion opportunities for Chock full o'Nuts which are greater than those that would be available to Chock full o'Nuts as an independent company. We believe that the merger will improve Chock full o'Nuts manufacturing, sales, administration and distribution. We also believe that we will realize improvements in our Door Store Delivery business in which we deliver directly to our customers' business locations, rather than to a centralized warehouse, by route delivery drivers. In addition, we believe the greater financial resources available to Chock full o'Nuts, as a part of Sara Lee will enable us to expand further in the business of servicing national accounts. We believe the merger will enhance the geographical coverage of Sara Lee's existing coffee business, expand its channels of distribution and improve production flexibility.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. If you abstain from voting or do not vote, it will have the same effect as a vote against adoption of the merger agreement. The special meeting will take place on October 15, 1999. You may attend the special meeting and vote your shares in person. However, even if you plan to attend the special meeting, we recommend that you complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Chock full o'Nuts at the address set forth below. Third, you can attend the special meeting and vote in person. If you hold your shares through a broker or bank, you should follow the instructions provided by that firm to revoke your proxy.

Q: If my Chock full o'Nuts shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your Chock full o'Nuts shares on your behalf unless you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                               Howard M. Leitner
               Senior Vice President and Chief Financial Officer
                         Chock full o'Nuts Corporation
                              370 Lexington Avenue
                            New York, New York 10017
                           Telephone: (212) 532-0300

CHOCK FULL O'NUTS                                           SARA LEE CORPORATION
Proxy Statement                                                       Prospectus

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   i

SUMMARY...................................................................   1
  General.................................................................   1
  The Special Meeting.....................................................   4
  The Merger..............................................................   4
  The Companies...........................................................   6
  Selected Consolidated Historical Financial Data.........................   7
    Chock full o'Nuts.....................................................   7
    Sara Lee..............................................................   8
  Unaudited Comparative Per Share Information.............................   9

RISK FACTORS RELATING TO THE MERGER.......................................  11
  Chock full o'Nuts Shareholders May Receive Consideration Having a Value
   of Less than $11.00 Per Share..........................................  11
  Potential Conflicts of Interest of Chock full o'Nuts' Directors and
   Officers...............................................................  11
  The Price of Sara Lee Common Stock May Be Affected by Factors Different
   From Those Affecting the Price of Chock full o'Nuts Common Stock.......  12

THE SPECIAL MEETING.......................................................  13
  Date; Time and Place....................................................  13
  Purpose of Special Meeting..............................................  13
  Record Date; Stock Entitled to Vote; Quorum.............................  13
  Vote Required...........................................................  13
  Voting by Chock full o'Nuts Directors and Executive Officers............  13
  Voting of Proxies.......................................................  13
  Revocability of Proxies.................................................  14
  Solicitation of Proxies.................................................  14

THE MERGER................................................................  14
  Background to the Merger................................................  14
  Reasons for the Merger and Board of Directors' Recommendation...........  16
  Opinion of Credit Suisse First Boston Corporation.......................  17
  Interests of Chock full o'Nuts Directors and Management in the Merger...  23
  Agreements between Sara Lee and Chock full o'Nuts.......................  25
  Accounting Treatment....................................................  25
  Form of the Merger......................................................  25
  Merger Consideration....................................................  26
  Chock full o'Nuts' Option to Terminate the Merger Agreement if the
   Average Price of Sara Lee Common Stock is Below $21.00 Per Share.......  26
  Conversion of Shares; Procedures for Exchange of Certificates;
   Fractional Shares......................................................  26
  Effective Time of the Merger............................................  27
  Stock Exchange Listing of Sara Lee Common Stock.........................  27
  Delisting and Deregistration of Chock full o'Nuts Common Stock..........  28
  Material United States Federal Income Tax Consequences of the Merger....  28
  Regulatory Matters......................................................  30
  Litigation..............................................................  30
  Appraisal Rights........................................................  31
  Effect on Awards Outstanding Under Chock full o'Nuts Stock Plans........  31
  Resale of Sara Lee Common Stock.........................................  31

                                                                           Page
                                                                           ----
THE MERGER AGREEMENT......................................................  32

DESCRIPTION OF SARA LEE CAPITAL STOCK.....................................  38

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF SARA LEE AND CHOCK FULL
 O'NUTS...................................................................  39
  Capitalization..........................................................  39
  Voting Rights...........................................................  39
  Board of Directors......................................................  39
  Amendments to Certificates of Incorporation.............................  40
  Amendments to Bylaws....................................................  40
  Shareholder Action......................................................  40
  Notice of Shareholder Actions...........................................  41
  Special Shareholder Meetings............................................  41
  Limitation of Personal Liability of Directors...........................  41
  Dividends...............................................................  42
  Conversion..............................................................  42
  Dissenters or Appraisal Rights..........................................  42
  Business Combinations...................................................  43
  Control Share Acquisitions..............................................  44
  Rights Plan.............................................................  45

COMPARATIVE STOCK PRICES AND DIVIDENDS....................................  48

DESCRIPTION OF CHOCK FULL O'NUTS BUSINESS.................................  49

CHOCK FULL O'NUTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS......................................  54

MANAGEMENT OF CHOCK FULL O'NUTS...........................................  60

EXECUTIVE COMPENSATION AND TRANSACTIONS WITH OFFICERS, DIRECTORS AND
 PRINCIPAL HOLDERS OF CHOCK FULL O'NUTS...................................  61

OWNERSHIP OF CHOCK FULL O'NUTS COMMON STOCK...............................  64

CHANGE OF AUDITORS........................................................  66

LEGAL MATTERS.............................................................  66

EXPERTS...................................................................  66

SHAREHOLDER PROPOSALS.....................................................  66

WHERE YOU CAN FIND MORE INFORMATION.......................................  67

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................  68

INDEX TO FINANCIAL STATEMENTS............................................. F-1

Annexes
  Annex 1 Agreement and Plan of Merger
  Annex 2 Opinion of Credit Suisse First Boston Corporation

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page 67. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                    General

What Chock full o'Nuts Shareholders Will Receive in the Merger (page 26)

   In the merger, for each share of Chock full o'Nuts common stock that you own, you will receive a fraction between 0.5238 and 0.4231 of a share of Sara Lee common stock. We will determine the exact fraction by dividing (1) $11.00 by (2) the average closing price per share of Sara Lee common stock on the New York Stock Exchange for the 20 consecutive trading days commencing on the date this proxy statement/prospectus is first mailed. This average price is referred to as the "average price of Sara Lee common stock" in this proxy statement/prospectus. You will receive cash for any fractional shares which you would otherwise receive in the merger.

   You may contact Sara Lee at (800)    -     to obtain a current price per
share of Sara Lee common stock and an assumed exchange ratio based on the prior twenty trading days. Such assumed exchange ratio will not necessarily be the same as the exchange ratio as finally determined.

   If the average price of Sara Lee common stock is greater than $26.00, then the exchange ratio remains fixed at 0.4231. In this case, the value of the Sara Lee common stock you receive may exceed $11.00 per share of Chock full o'Nuts common stock. If the average price of Sara Lee common stock is less than $21.00, then Sara Lee may decide to increase the exchange ratio above 0.5238 and/or make an additional cash payment so that the value of the consideration you receive in the merger for each share of Chock full o'Nuts common stock that you own is $11.00.

   The following table sets forth the value of the Sara Lee common stock that you would receive in exchange for one share of Chock full o'Nuts common stock and the applicable exchange ratio as if they were calculated:

  (1) on April 22, 1999, the last full trading day before Sara Lee's public announcement that it had acquired a greater than 5% interest in Chock full o'Nuts,

  (2) on June 7, 1999, the last full trading day before the public announcement of the merger, and

  (3) on September 3, 1999, the last day for which such information could be obtained before the date of this proxy statement/prospectus.

The table also provides examples of the resulting value and exchange ratio assuming that the average price of Sara Lee common stock was $28.00, a price above the upper end of the range for calculating the exchange ratio, and $19.00, a price below the lower end of such range.

                                                                          Shares of Sara Lee
                                                        Equivalent Price   Common Stock per
                           Price of       Price of        per Share of      Share of Chock
                           Sara Lee   Chock full o'Nuts Chock full o'Nuts    full o'Nuts
    Date                 Common Stock   Common Stock      Common Stock       Common Stock
    ----                 ------------ ----------------- ----------------- ------------------
April 22, 1999..........     $ 24           $ 6 1/2          $11.00             .4469
June 7, 1999............     $24 9/16       $10 1/2          $11.00             .4527
September 7, 1999.......     $23 7/16       $10 1/2          $11.00             .4926
Illustration--above
 range..................     $ 28            --              $11.85             .4231
Illustration--below
 range..................     $ 19            --              $ 9.95             .5238

   The exchange ratio will be determined prior to the date of the special meeting to approve the merger.

Right of Chock full o'Nuts to Terminate Agreement if the Average Price of Sara Lee Common Stock is Below $21.00 Per Share (page 26)

   If the average price of Sara Lee common stock is less than $21.00 and Sara Lee does not increase the value of the consideration to $11.00 per share of Chock full o'Nuts common stock, the board of directors of Chock full o'Nuts may:

  . accept 0.5238 of a share of Sara Lee common stock for each share of Chock full o'Nuts common stock, or

  .  terminate the merger agreement.

If the Chock full o'Nuts board does not terminate the agreement, the value of the Sara Lee common stock that you receive in the merger may be less than $11.00 per share of Chock full o'Nuts common stock. In addition, if the average price of Sara Lee common stock is $21.00 at the determination date but it declines in price after the determination date through the effective time of the merger, the Sara Lee common stock that you receive in the merger will be valued at less than $11.00 per share of Chock full o'Nuts common stock.

Appraisal Rights

   Chock full o'Nuts shareholders have no appraisal rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (page 28)

   The merger is intended to qualify as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that Chock full o'Nuts receive an opinion from Cahill Gordon & Reindel and that Sara Lee receive an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois), in each case stating that the merger will qualify for United States federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   If Sara Lee pays all of the merger consideration in shares of Sara Lee common stock, except for cash instead of a fractional share, you will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of your Chock full o'Nuts common stock for Sara Lee common stock in the merger, except for cash you receive instead of fractional shares of Sara Lee common stock. If Sara Lee makes a cash payment to you because the average price of Sara Lee common stock is less than $21.00 per share, you will recognize gain, but not loss, with respect to each block of Chock full o'Nuts common stock you surrender. The amount of the gain will be equal to the lesser of:

  (1) the amount of gain you realize with respect to that block as a result of the merger; and

  (2) the amount of cash received that is allocable to that block.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Board of Directors Recommendation to Shareholders (page 16)

   The Chock full o'Nuts board of directors believes that the terms of the merger agreement and the merger are fair to and in the best interests of Chock full o'Nuts and its shareholders. The board unanimously recommends that the shareholders vote "for" the adoption of the merger agreement.

   To review the background and reasons for the merger in greater detail, as well as risks related to the merger, see pages 11, 14-17.

Opinion of Financial Advisor (page 17)

   Credit Suisse First Boston Corporation, Chock full o'Nuts' financial advisor, has delivered a written opinion dated June 8, 1999 to the Chock full o'Nuts board of directors to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Chock full o'Nuts common stock, other than Sara Lee and its affiliates. The complete opinion is attached to this proxy statement/prospectus as Annex 2. We urge you to read it carefully in its entirety. Credit Suisse First Boston's opinion is directed to the Chock full o'Nuts board of directors and does not constitute a recommendation to any shareholder as to any matter relating to the merger.

Interests of Chock full o'Nuts Directors and Management in the Merger (page 23)

   In considering the recommendation of the Chock full o'Nuts board of directors with respect to the merger, you should be aware of, and should carefully consider that, the Chock full o' Nuts board of directors and members of Chock full o'Nuts' management may have interests in the merger that are different from, or in addition to, yours. These differences may create potential conflicts of interest. In particular:

  . Officers and directors of Chock full o'Nuts will be indemnified and current directors' and officers' liability insurance will be continued, in each case with respect to the merger and events or circumstances occurring before the effective time of the merger or as a result of the merger.

  . As of July 31, 1999, 10 officers, three of whom are also directors, and three employees of Chock full o'Nuts beneficially owned options to purchase an aggregate of 413,493 shares of Chock full o'Nuts common stock. Upon completion of the merger, all of these options will become immediately exercisable. Each Chock full o'Nuts stock option will be assumed by Sara Lee.

  . Two officers, who are also directors, have restricted stock agreements with Chock full o'Nuts. As a result of the merger, the vesting of shares under these restricted stock agreements will be accelerated.

  . Six Chock full o'Nuts officers, two of whom are also directors, have entered into employment agreements that become effective upon a change in control such as the merger. The terms of the employment agreements generally include:

    (1)a three year term beginning immediately after the change in control, and

    (2) base salary, bonus and other employee benefits at amounts existing immediately before the change in control. In addition, the chief executive officer, who is also a director, will receive an increase of $75,000 in his base salary upon a change of control.

  . Under the terms of the Chock full o'Nuts Annual Incentive Cash Bonus Plan, 11 executives, three of whom are also directors, of Chock full o'Nuts will receive the maximum bonus for which they are eligible for the fiscal year in which the merger occurs.

  . As a result of the merger, the severance benefits payable to all Chock full o'Nuts non-union employees who do not have employment agreements will be doubled under the Chock full o'Nuts severance plan.

  . As a result of the merger, payments to three non-employee directors of Chock full o'Nuts under the Unfunded Directors Retirement Plan will be accelerated.

  . Chock full o'Nuts has established a Benefits Protection Trust that is to be used for litigation expenses incurred by Chock full o'Nuts employees, including all executive officers of Chock full o'Nuts. This trust may be used for specific expenses incurred after a change in control if the new management of Chock full o'Nuts refuses to pay benefits under any previously existing employment contract or benefit plan. The merger will constitute a change in control.

  . Upon completion of the merger, Chock full o'Nuts must fund its non-qualified, unfunded Supplemental Employee Retirement Plan in the approximate amount of $1,050,000. This plan covers participants of Chock full o'Nuts' Pension Plan whose benefits would otherwise be limited by Internal Revenue Code limitations on qualified plan benefits.

   The board of directors of Chock full o'Nuts was aware of these interests and considered them, among other matters, in approving the merger.

                         The Special Meeting (page 13)

   The special meeting of Chock full o'Nuts shareholders will be held at The Chase Manhattan Bank, 11th Floor, Room A, 270 Park Avenue, New York, New York 10017, at 1:00 p.m., local time, on October 15, 1999. At the special meeting, shareholders will be asked to consider and vote upon:

  .  the adoption of the merger agreement;

  . the approval of any adjournment of the special meeting to solicit additional votes in favor of the merger; and

  .  other business that may properly arise at the special meeting.

Record Date; Voting Power

   You are entitled to vote at the special meeting if you owned shares of Chock full o'Nuts common stock as of the close of business on August 19, 1999, the record date.

   On the record date, there were 11,288,837 shares of Chock full o'Nuts common stock entitled to vote at the special meeting. You will have one vote at the special meeting for each share of Chock full o'Nuts common stock that you owned on the record date.

Vote Required

   The affirmative vote of two-thirds of the shares of Chock full o'Nuts common stock outstanding on the record date is required to adopt the merger agreement. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against adoption of the merger agreement.

Voting by Chock full o'Nuts Directors and Executive Officers

   On the record date, directors and executive officers of Chock full o'Nuts and their affiliates owned and were entitled to vote 985,404 shares of Chock full o'Nuts common stock, or approximately 8.7% of the shares of Chock full o'Nuts common stock then outstanding. The directors and executive officers of Chock full o'Nuts intend to vote the Chock full o'Nuts common stock owned by them "for" adoption of the merger agreement.

                              The Merger (page 14)

   The merger agreement is attached as Annex 1 to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger. The following summarizes some of the material terms of the merger agreement.

Conditions to the Merger (page 32)

   Sara Lee and Chock full o'Nuts will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

  . approval of the merger agreement by holders of two-thirds of the outstanding shares of Chock full o'Nuts common stock;

  . no legal restraints or prohibitions exist which prevent the completion of the merger;

  . approval of the Sara Lee common stock issuable to Chock full o'Nuts shareholders for listing on the New York Stock Exchange;

  . from January 31, 1999 until the closing, there cannot be an event, subject to some exceptions, having a material adverse effect on Chock full o'Nuts other than those that have previously been disclosed;

  . the representations and warranties of each of Sara Lee and Chock full o'Nuts must be true and correct; and

  . Sara Lee and Chock full o'Nuts each must satisfy their respective covenants contained in the merger agreement.

Termination of the Merger Agreement (page 34)

   Sara Lee and Chock full o'Nuts may jointly agree to terminate the merger agreement at any time without completing the merger.

   Sara Lee or Chock full o'Nuts may terminate the merger agreement if:

    . Sara Lee and Chock full o'Nuts do not complete the merger by December 31, 1999;

    . the Chock full o'Nuts shareholders do not approve the merger agreement;

    . a governmental authority or other legal action permanently prohibits the completion of the merger; or

    . the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement and has not cured the breach within 30 days of receipt of written notice.

   Chock full o'Nuts may terminate the merger agreement if:

    . (1) the Chock full o'Nuts board of directors receives an unsolicited proposal by a third party to acquire Chock full o'Nuts on terms the board determines to be more favorable to its shareholders than the terms of the merger with Sara Lee;

      (2) the Chock full o'Nuts board in good faith determines that it must accept the offer in order to comply with its fiduciary duties to its shareholders; and

      (3) the Chock full o'Nuts board enters into an agreement with the third party after (A) the board notifies Sara Lee of the proposal,
      (B) Sara Lee does not offer to match the offer, and (C) Chock full o'Nuts pays the termination fee described below; or

    . the average price of Sara Lee common stock is less than $21.00 per share and Sara Lee does not increase the value of the merger consideration to $11.00 per share of Chock full o'Nuts common stock.

   Sara Lee may terminate the merger agreement if the Chock full o'Nuts board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reconfirm its recommendation upon request by Sara Lee. Sara Lee may also terminate the merger agreement if Chock full o'Nuts receives an unsolicited takeover proposal from a third party unless Chock full o'Nuts notifies Sara Lee of the proposal and rejects it or terminates negotiations with the third party.

Termination Fee (page 35)

   Chock full o'Nuts must pay Sara Lee a termination fee of $7 million and all documented, out-of-pocket expenses of Sara Lee in connection with the merger if:

  . Chock full o'Nuts receives an acquisition proposal or an acquisition proposal otherwise is publicly announced or the Chock full o'Nuts board of directors withdraws or adversely modifies its recommendation, and in either case the Chock full o'Nuts shareholders do not approve the merger agreement.

  . Chock full o'Nuts terminates the merger agreement because a superior proposal has been entered into and:

    (1) Chock full o'Nuts has provided notice of that proposal to Sara Lee,

    (2) Sara Lee has elected not to amend the merger agreement to match the terms of that proposal, and

    (3) in order for the Chock full o'Nuts board to comply with its fiduciary duty to its shareholders, it must accept the proposal.

  . Chock full o'Nuts intentionally or in bad faith materially breaches any of its representations or warranties.

  . Chock full o'Nuts enters into an agreement to complete or completes a superior proposal within 12 months of a termination of the merger agreement for any other reason except for a material breach by Sara Lee of its representations and warranties.

Accounting Treatment (page 25)

   The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles.

                                 The Companies

Chock full o'Nuts Corporation (page 49)
370 Lexington Avenue
New York, New York 10017
(212) 532-0300

   Chock full o'Nuts is the fourth largest roaster, packer and marketer of coffee in the United States based upon coffee pounds sold. Its broad range of regular and decaffeinated, ground roast, instant and specialty coffees for the foodservice and retail grocery industries are sold regionally throughout the United States and Canada under various well known trademarks, including Chock full o'Nuts, La Touraine and Cain's. Chock full o'Nuts is also one of the largest marketers of foodservice and private label coffees in the United States. The balance of Chock full o'Nuts' business is derived from franchising its Quikava outlets and from real estate operations.

Sara Lee Corporation
Three First National Plaza, Suite 4600
Chicago, Illinois 60602-4260
(312) 726-2600

   Sara Lee is a global food and consumer products company which markets a variety of products under leading brand names, including Hanes, Coach, L'eggs, Dim, Bali, Playtex, Champion, Kiwi, Hillshire Farm, Ball Park, Jimmy Dean, Douwe Egberts and Sara Lee. Sara Lee has operations in more than 40 countries and markets branded products in more than 140 countries. Sara Lee is organized into five lines of business: Sara Lee Foods, Coffee and Tea, Branded Apparel, Household and Body Care and Foodservice.

                Selected Consolidated Historical Financial Data

Chock full o'Nuts

   The following selected consolidated financial data of Chock full o'Nuts at July 31, 1998 and for the five fiscal years ended July 31, 1998 is derived from Chock full o'Nuts' audited consolidated financial statements. Chock full o'Nuts selected consolidated financial data as of July 31, 1998 and 1997 and for the years ended July 31, 1998, 1997 and 1996 have been derived from its audited financial statements included elsewhere in this proxy statement/prospectus. The selected financial data as of July 31, 1996, 1995 and 1994 and for the years ended July 31, 1995 and 1994 have been derived from Chock full o'Nuts' audited financial statements which are not included in this proxy statement/prospectus, but may be obtained as described under "Where You Can Find More Information." The selected consolidated financial data of Chock full o'Nuts as of and for the nine months ended April 30, 1999 and April 30, 1998 has been derived from unaudited consolidated financial statements of Chock full o'Nuts contained elsewhere in this proxy statement/prospectus. In the opinion of Chock full o'Nuts' management, the nine month financial data includes all necessary adjustments for a fair presentation of that data in conformity with generally accepted accounting principles. The per share data set forth below has been retroactively adjusted for a 3% stock dividend in July 1995 and 1994.

                                      Year Ended July 31,                 Nine Months Ended
                          ---------------------------------------------- -------------------
                                                                             (Unaudited)
                                                                         April 30, April 30,
                            1994      1995      1996     1997     1998     1999      1998
                          --------  --------  -------- -------- -------- --------- ---------
                                  (Dollars in thousands, except per share amounts)
Net sales...............  $263,511  $326,141  $321,135 $362,204 $394,357 $270,260  $306,295
Income from continuing
 operations.............     8,243     6,738     4,631    7,914    5,499      558     5,566
Total assets............   208,807   207,005   199,435  217,330  201,184  200,359   204,185
Long-term debt..........   110,427   106,569   105,235  106,066   92,247   88,349    98,018
Shareholders' equity....    58,262    64,937    63,487   71,881   77,555   78,515    77,371
Working capital.........    81,590    89,612    87,053   99,086   92,229   87,544   102,247
Working capital ratio...  3.6 to 1  4.3 to 1  4.7 to 1 4.5 to 1 5.9 to 1 5.0 to 1  6.3 to 1
PER COMMON SHARE:
Income from continuing
 operations:
 Basic..................  $    .80  $    .65  $    .45 $    .76 $    .53 $    .05  $    .54
 Diluted................       .57       .51       .41      .55      .45      .05       .40
Stock dividends
 distributed............         3%        3%      --       --       --       --        --
Shareholders' equity....      5.43      6.05      5.91     6.70     7.16     7.24      7.16
Average shares
 outstanding--basic (in
 thousands).............    10,364    10,333    10,308   10,395   10,416   10,532    10,392
Average shares
 outstanding--diluted
 (in thousands).........    22,186    22,160    22,129   22,216   21,766   21,241    21,920

--------
The year ended July 31, 1994 includes a $6,244 after tax gain on sale of product line, $.61 per basic share and $.28 per diluted share.
The year ended July 31, 1997 includes a write-off of $1,500 relating to litigation, $.09 per basic share and $.05 per diluted share and $767 income tax credit relating to realization of prior year capital loss not previously recorded, $.07 per basic share and $.03 per diluted share.
The year ended July 31, 1998 includes an after tax gain on sale of real estate of $725, $.07 per basic share and $.03 per diluted share.

Sara Lee

   The following selected consolidated financial data of Sara Lee at June 27, 1998, for the five years ended June 27, 1998 and for the nine-month periods ended March 27, 1999 and March 28, 1998 is derived from audited and unaudited consolidated financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Sara Lee's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The per share information has been adjusted to reflect a 2-for-1 stock split, in the form of a stock dividend, which was effective on December 1, 1998.

                                          Year Ended                       Nine Months Ended
                          ----------------------------------------------  -------------------
                          July 2,  July 1,  June 29,  June 28,  June 27,  March 27, March 28,
                          1994(1)   1995      1996      1997    1998(2)     1999      1998
                          -------  -------  --------  --------  --------  --------- ---------
                                 (Dollars in millions, except per share amounts)
RESULTS OF OPERATIONS:
Net sales...............  $15,536  $17,719  $18,624   $19,734   $20,011    $14,810   $14,908
Operating income (loss).      632    1,596    1,793     1,905       (97)     1,504      (642)
Income (loss) before
 income taxes...........      389    1,219    1,378     1,484      (443)     1,268      (883)
Net income (loss).......      199      804      916     1,009      (523)       905      (826)
Effective tax rate......     39.9%    34.1%    33.5%     32.0%     18.0%       --        --

FINANCIAL POSITION:
Total assets............  $11,665  $12,431  $12,602   $12,953   $10,989    $10,580   $11,167
Total debt..............    2,859    2,597    2,296     2,664     3,077      3,248     3,500
Operating cash flow to
 average total debt (3).     25.8%    40.6%    41.4%     49.3%     56.8%       --        --
Return on invested
 capital (4)............     12.6%    14.6%    15.0%     16.0%     17.5%       --        --

PER COMMON SHARE:
Net income (loss)--
 basic..................  $   .18  $   .81  $   .92   $  1.02   $  (.57)   $   .99   $  (.89)
Average shares
 outstanding (in
 millions)..............      955      955      963       959       939        908       944
Net income (loss)--
 diluted................      .18      .79      .89       .99      (.57)       .95      (.89)
Average shares
 outstanding (in
 millions)..............      997      996    1,007     1,004       939        953       944
Dividends...............     .313     .335     .370      .410      .450       .365      .335
Book value at year-end..     3.46     4.10     4.45      4.46      1.97       1.87      2.15
Market value at year-
 end....................    10.31    14.25    16.25     21.03     28.31      26.13     30.94

--------
(1) In 1994, a restructuring provision reduced operating income and income before income taxes by $732 and net income by $495. In addition, in 1994, the cumulative effect of adopting a mandated change in the method of accounting for income taxes reduced net income by $35.
(2) In 1998, a restructuring provision reduced operating income and income before income taxes by $2,040 and net income by $1,625.
(3) Average total debt includes total balance sheet debt, imputed lease liabilities and auction preferred stock.
(4) Excludes unusual items.

                  Unaudited Comparative Per Share Information

   We have summarized below the per share information for our respective companies on a historical and equivalent basis. The nine months ended 1999 historical information presented represents Chock full o'Nuts' fiscal nine-month period ended on April 30, 1999, and Sara Lee's fiscal nine-month period ended March 27, 1999. The fiscal year 1998 historical information presented represents Chock full o'Nuts' fiscal year ended July 31, 1998, and Sara Lee's 1998 fiscal year ended June 27, 1998. The Sara Lee and Chock full o'Nuts historical results for their respective fiscal year 1998 were audited. All other financial information is unaudited.

   You should read the pro forma, per share equivalent and historical information together with the audited consolidated financial statements and other financial information of Chock full o'Nuts included elsewhere in this proxy statement/prospectus and of Sara Lee contained in the Forms 10-K and Forms 10-Q filed by Sara Lee with the SEC and which are incorporated in this proxy statement/prospectus by reference and/or in historical financial data included in this document. We have presented the pro forma combined per share data and Chock full o'Nuts equivalent information for informational purposes. We do not know, and this table cannot represent, what the combined entities' results of operations would actually have been had the transaction in fact occurred at an earlier date or will be for any future date or period. Upon the consummation of the merger, the actual financial position and results of operations of the combined company may differ from the pro forma results presented in this proxy statement/prospectus due to a variety of factors, including, differences in operating results, additional purchase accounting adjustments, or items identified under "Risk Factors."

   We prepared the pro forma and Chock full o'Nuts per share equivalent income statement information assuming the merger occurred at the beginning of its fiscal year 1998, using a conversion ratio of .44221. We prepared the pro forma and per share equivalent balance sheet information assuming the merger occurred at the end of the third quarter of its fiscal year 1999, also with a conversion ratio of .44221.

   On August 26, 1999, Chock full o'Nuts called the convertible debentures for redemption on September 14, 1999 at their par value. Convertible debenture holders can convert their convertible debentures into Chock full o'Nuts common stock at any time on or prior to September 13, 1999. Any Chock full o'Nuts common stock issued as a result of the conversion of the convertible debentures will be converted into Sara Lee common stock using the merger conversion ratio. Convertible debentures that are redeemed at par value for cash will not receive the premium from the equity conversion into Sara Lee common stock. The premium received is equal to the difference between the value of Sara Lee common stock to be received and the par value of the convertible debentures. Due to the economic advantages of the equity conversion, in the pro forma information, we have assumed that all of the Chock full o'Nuts convertible debentures will be converted into Chock full o'Nuts common stock and then converted into Sara Lee common stock on the merger date, using the .44221 conversion ratio.

   For purposes of this disclosure, we used the number of shares of Chock full o'Nuts common stock outstanding, as adjusted for the conversion of the convertible debentures, and assumed an average price of Sara Lee common stock for the twenty-day period of $24.875. The $24.875 is the value of Sara Lee common stock on June 8, 1999, the date the merger agreement was signed. The actual price may be above or below the actual trading range for the twenty-day period. The conversion ratio is calculated by dividing $11 by the twenty-day average price of Sara Lee common stock. If the price for the twenty-day period is above $26 or below $21, Chock full o'Nuts and Sara Lee have rights relating to adjusting the consideration or terminating the merger agreement which are discussed in the "Summary" section of this proxy statement/prospectus.

   If the 20-day average price of Sara Lee common stock is $26 per share, the conversion ratio would be calculated as .4231. The use of this exchange ratio would not modify the Pro Forma Combined disclosure presented in this table. The Chock full o'Nuts Per Share Equivalents would be calculated by multiplying the Pro Forma Combined amounts by the conversion ratio of .4231.

   If the 20-day average price of Sara Lee common stock is $21 per share, the conversion ratio would be calculated as .5238. The use of this exchange ratio would not modify the Pro Forma Combined disclosures presented in this table, except for the Book Value Per Common Share for the fiscal year ended 1998 would be $2.19, rather than the disclosed amount of $2.20. With a 20-day average price of Sara Lee common stock of $21 per share, the Chock full o'Nuts' Per Share Equivalents would be calculated by multiplying the Pro Forma Combined amounts by the conversion ration of .5238.

   Sara Lee has accounted for the merger using the purchase method of accounting. Sara Lee has allocated all of the excess of the purchase price over the net assets acquired to goodwill. The purchase price allocation used in the pro forma information is preliminary.

                                                  As Of or For    As Of or For
                                                 the Nine Fiscal the Fiscal Year
                                                  Months Ended        Ended
                                                      1999            1998
                                                 --------------- ---------------
Pro Forma Combined:
Net income (loss) per common share--basic.......     $0.98           $(0.56)
Net income (loss) per common share--diluted.....      0.94            (0.56)
Cash dividends declared per common share(1).....      0.363            0.447
Book value per common share.....................      2.10             2.20
Chock full o'Nuts Per Share Equivalents(2):
Net income (loss) per common share--basic.......     $0.43           $(0.25)
Net income (loss) per common share--diluted.....      0.42            (0.25)
Cash dividends declared per common share........      0.16             0.20
Book value per common share.....................      0.93             0.97
Chock full o'Nuts--Historical:
Net income per common share--basic..............     $ .05           $  .53
Net income per common share--diluted............       .05              .45
Cash dividends declared per common share........       --               --
Book value per common share.....................      7.24             7.16
Sara Lee--Historical:
Net income (loss) per common share--basic.......     $ .99           $ (.57)
Net income (loss) per common share--diluted.....       .95             (.57)
Cash dividends declared per common share........       .365             .45
Book value per common share.....................      1.87             1.97

--------
(1) The Pro Forma Combined dividends per share are computed using actual dividends paid by each company divided by pro forma weighted average shares outstanding. Sara Lee's current annual dividend rate is $.50 per share and using the .44221 conversion ratio, each share of Chock full o'Nuts common stock would receive $.22 per share.
(2) The Chock full o'Nuts per share equivalent information is calculated by multiplying the pro forma amounts by the conversion ratio of .44221. The Chock full o'Nuts Per Share Equivalents amount represents the pro forma dividends declared adjusted for the exchange ratio.

                      RISK FACTORS RELATING TO THE MERGER

   In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Chock full o'Nuts shareholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

Chock full o'Nuts Shareholders May Receive Consideration Having a Value of Less than $11.00 Per Share.

   Under the merger agreement, the exchange ratio will not exceed 0.5238 shares of Sara Lee common stock. If (1) the average price of Sara Lee common stock is below $21.00 per share, (2) Sara Lee does not elect to increase the merger consideration, and (3) your board decides to proceed with the transaction, you may receive consideration having a value of less than $11.00 per share. For example, if the average price is $19.00 per share and your board decides to proceed with the transaction, the exchange ratio would be 0.5238 or $9.95 per share.

   The prices of Sara Lee common stock and Chock full o'Nuts common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting as well as from the average price of Sara Lee common stock. Therefore, although we have structured the merger to provide you with a value of $11.00 per share of Chock full o'Nuts common stock, changing prices from the date of determination to the date of the merger may result in you receiving a value of less than $11.00 per share. In addition, significant declines in the price of Sara Lee common stock during the determination period which continue subsequent to the determination period may result in an average price of Sara Lee common stock being in excess of $21.00 per share, yet result in Chock full o'Nuts shareholders receiving stock with a value of less than $11.00 per share. These price fluctuations may be caused by changes in the business, operations or prospects of Sara Lee or Chock full o'Nuts, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions or other factors. We urge you to obtain current market quotations for Sara Lee common stock and Chock full o'Nuts common stock.

Potential Conflicts of Interest of Chock full o'Nuts' Directors and Officers.

   In considering the Chock full o'Nuts board of directors' recommendation to adopt and approve the merger, you should be aware that some officers and directors of Chock full o'Nuts may have potential conflicts of interest. The Chock full o'Nuts' board believes that it appropriately considered these conflicts of interest, together with other relevant factors, when recommending the merger to you. Potential conflicts of interest include:

  . the acceleration of the vesting of Chock full o'Nuts options to 10 officers, three of whom are directors, and restricted stock to two officer/directors as a result of the merger,

  . the acceleration of retirement payments to three Chock full o'Nuts' non-employee directors,

  . the employment agreements of six executive officers, two of whom are also directors, becoming effective as a result of the merger,

  . the fact that 11 executives of Chock full o'Nuts, three of whom are also directors, will receive the maximum bonus for which they are eligible under Chock full o'Nuts' Annual Incentive Cash Bonus Plan,

  . the fact that, as a result of the merger agreement, the severance benefits of all non-union employees who do not have employment agreements will be doubled,

  . the acceleration of the funding of benefits under the Supplemental Employee Retirement Plan, and

  . the fact that benefits are accrued under the Benefits Protection Trust as a result of the merger.

   Finally, under the terms of the merger agreement, Sara Lee will indemnify the directors and officers of Chock full o'Nuts for six years after the effective time of the merger. Sara Lee has also agreed to cause the surviving corporation to provide directors' and officers' liability insurance for the directors and officers of Chock full o'Nuts for three years after the effective date of the merger.

The Price of Sara Lee Common Stock May Be Affected by Factors Different From Those Affecting the Price of Chock full o'Nuts Common Stock.

   Upon completion of the merger, holders of Chock full o'Nuts common stock will become holders of Sara Lee common stock. Sara Lee's business differs from that of Chock full o'Nuts since Sara Lee operates significant businesses outside of the coffee industry, and Sara Lee's results of operations, as well as the price of Sara Lee common stock, may be affected by factors different from those affecting Chock full o'Nuts' results of operations and the price of Chock full o'Nuts common stock. In particular Sara Lee's business and results of operations may be affected by, among others, the following:

  . the effect on future revenues and expenses of Sara Lee's December 1998 voluntary recall of certain packaged meat products and the governmental investigation and litigation arising from the recall,

  . Sara Lee's ability to realize forecasted savings as well as improvements in productivity and efficiency from its restructuring program,

  . significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee's products,

  .  fluctuations in the cost and availability of various raw materials,

  . inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance,

  . Sara Lee's ability to successfully integrate acquisitions into its existing operations and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value, and

  . Sara Lee's and our suppliers' and customers' ability, to adequately address the "Year 2000" computer issue.

In addition, Sara Lee's results may also be affected by general factors, such as economic conditions, political developments, currency exchange rates, including the impact of the conversion to the euro currency, interest and inflation rates, accounting standards, taxes, and laws and regulations affecting Sara Lee in markets where it competes.

   For more information regarding Sara Lee's and Chock full o'Nuts' businesses and factors to consider in connection with each company's business, see Sara Lee's Annual Report on Form 10-K for the fiscal year ended June 27, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 27, 1999, which are incorporated by reference in this proxy statement/prospectus, and "Description of Chock Full O'Nuts Business" on page 49 of this proxy statement/prospectus.

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

                              THE SPECIAL MEETING

   We are furnishing this proxy statement/prospectus to shareholders of Chock full o'Nuts as part of the solicitation of proxies by the Chock full o'Nuts board of directors for use at the special meeting.

Date; Time and Place

   We will hold the special meeting at The Chase Manhattan Bank, 11th Floor, Room A, 270 Park Avenue, New York, New York 10017, at 1:00 p.m., local time, on Friday, October 15, 1999.

Purpose of Special Meeting

   At the special meeting, we are asking you to adopt the merger agreement. The Chock full o'Nuts board of directors has determined that the merger is fair to, and in the best interests of, Chock full o'Nuts shareholders. The board unanimously approved the merger agreement and the merger and unanimously recommends that Chock full o'Nuts shareholders vote "for" adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

   You are entitled to vote at the special meeting if you owned shares as of the close of business on August 19, 1999, the record date. On the record date, there were 11,288,237 shares of Chock full o'Nuts common stock entitled to vote at the special meeting. You will have one vote at the special meeting for each share of Chock full o'Nuts common stock that you owned on the record date. A quorum is present at the special meeting if a majority of the shares of Chock full o'Nuts common stock issued and outstanding and entitled to vote on the record date is represented in person or by proxy. In the event that a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

   The affirmative vote of holders of two-thirds of the shares of Chock full o'Nuts common stock outstanding on the record date is required to adopt the merger agreement. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against adoption of the merger agreement.

Voting by Chock full o'Nuts Directors and Executive Officers

   On the record date, directors and executive officers of Chock full o'Nuts and their affiliates owned and were entitled to vote 985,404 shares of Chock full o'Nuts common stock, or approximately 8.7% of the shares of Chock full o'Nuts common stock outstanding on the record date. The directors and executive officers of Chock full o'Nuts intend to vote the Chock full o'Nuts common stock owned by them "for" adoption of the merger agreement.

Voting of Proxies

   All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" adoption of the merger agreement.

   Shares of Chock full o'Nuts common stock represented at the special meeting but not voting will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Shares of Chock full o'Nuts common stock for which proxies have been received but the holders have abstained will also count for determining a quorum.

   Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against adoption of the merger agreement. Brokers who hold shares of Chock full o'Nuts common stock in street name for customers who are the beneficial owners of those shares must receive specific instructions from those customers or they may not give a proxy to vote those customers' shares. These non-voted shares are referred to as broker non-votes and have the effect of votes against adoption of the merger agreement.

   The persons whom shareholders name as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

   Chock full o'Nuts does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the Chock full o'Nuts board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

   If you grant a proxy on the enclosed form of proxy, you are not precluded from voting in person at the special meeting. If you are not the owner of record but hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to vote at the special meeting. You may revoke a proxy at any time before its exercise by: (1) filing with the Secretary of Chock full o'Nuts a duly executed revocation of proxy, (2) by submitting a duly executed proxy to the Secretary of Chock full o'Nuts bearing a later date or (3) by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy. If you hold your shares through a broker or bank, you should follow the instructions provided by that firm to revoke your proxy.

Solicitation of Proxies

   Chock full o'Nuts will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Chock full o'Nuts and its subsidiaries may solicit proxies from shareholders by telephone or other electronic means or in person. Chock full o'Nuts will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by them. Chock full o'Nuts will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   The Altman Group will assist in the solicitation of proxies by Chock full o'Nuts. Chock full o'Nuts will pay a fee estimated at $15,000, plus expenses. If we request The Altman Group to contact individual shareholders, Chock full o'Nuts will separately pay The Altman Group its customary fee, plus expenses for providing these services. Chock full o'Nuts will also pay the reasonable mailing charges of brokerage firms and other custodians, as established by NYSE guidelines. Chock full o'Nuts will indemnify The Altman Group against any losses arising out of its proxy soliciting services on behalf of Chock full o'Nuts.

   Shareholders should not send stock certificates with their proxies. You should use the transmittal form with instructions for the surrender of Chock full o'Nuts common stock certificates which will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   The following discussion summarizes the background of the merger and the material terms of the merger. You should read carefully the remainder of this proxy statement/prospectus and the merger agreement, which is attached as Annex 1 to this proxy statement/prospectus.

Background to the Merger

   In a letter dated August 15, 1997, Sara Lee invited Chock full o'Nuts to negotiate a business combination acceptable to both companies and their respective shareholders. On August 20, 1997, Chock full o'Nuts indicated that it was not interested in pursuing these negotiations.

   On July 8, 1998, Sara Lee submitted a written proposal to the board of directors of Chock full o'Nuts proposing that Sara Lee acquire Chock full o'Nuts at a purchase price of $9.50 per share in cash or shares of Sara Lee common stock. On July 29, 1998, Sara Lee submitted another letter reiterating its offer. On August 12, 1998, the board of directors of Chock full o'Nuts responded that it was reviewing and evaluating the proposal with the assistance of Credit Suisse First Boston, its financial advisor.

   On September 15, 1998, representatives of both companies and their financial advisors met. At this meeting, the proposal and related matters were discussed. Several telephone conversations between representatives of Sara Lee and Chock full o'Nuts regarding the proposal occurred during September and October 1998. On October 2, 1998, Chock full o'Nuts and Sara Lee entered into a confidentiality agreement. Based upon its discussions with Chock full o'Nuts and its representatives, in a letter to the Chock full o'Nuts board of directors delivered on October 16, 1998, Sara Lee increased its proposal to $10.50 per share in cash or shares of Sara Lee common stock. On October 23, 1998, the Chock full o'Nuts board of directors, through its financial advisors, rejected this second proposal but indicated that it would be willing to discuss a transaction at a higher price. On October 29, 1998, Credit Suisse First Boston relayed to the Chock full o'Nuts board of directors that Sara Lee had indicated that it was not interested in increasing its offer.

   In a letter to the Chock full o'Nuts board of directors dated March 10, 1999, Sara Lee again indicated its interest in acquiring Chock full o'Nuts. In light of Chock full o'Nuts' unfavorable operating performance and stock price decline, Sara Lee offered to acquire Chock full o'Nuts at a price of $9.50 per share. On March 22, 1999, Chock full o'Nuts rejected this proposal as inadequate. At the direction of Chock full o'Nuts, Credit Suisse First Boston subsequently approached, and held discussions with, selected third parties to solicit indications of interest in a possible acquisition of Chock full o'Nuts. None of these parties, however, submitted a firm offer regarding a transaction with Chock full o'Nuts.

   On April 12, 1999, representatives of Sara Lee informed Credit Suisse First Boston that, as of that day, Sara Lee had acquired beneficial ownership of more than 5% of Chock full o'Nuts' common stock. Representatives of the parties had further discussions during the week of April 12 regarding a possible meeting between the parties. On April 16, 1999, Sara Lee's legal advisors delivered to Chock full o'Nuts' financial advisors a proposed form of merger agreement with respect to the acquisition of Chock full o'Nuts by Sara Lee. On April 19, 1999, representatives of Sara Lee and its financial advisors met with representatives of Chock full o'Nuts and its financial advisors to discuss the recent performance of Chock full o'Nuts, a possible transaction between the parties and related matters. Sara Lee indicated that it was willing to increase its offer above $10.00 per share in connection with negotiations regarding a merger.

   On April 20, 1999, Sara Lee increased its offer to $10.50 per share in cash. Credit Suisse First Boston, at the direction of Chock full o'Nuts, then told Sara Lee that the Chock full o'Nuts board of directors would consider a transaction at $12.50 per share in Sara Lee common stock. Later that day in a letter to the board of directors, Sara Lee proposed to acquire Chock full o'Nuts at a price of $10.50 per share with the consideration to be paid in the form of Sara Lee common stock. In the same letter, Sara Lee offered to amend the terms of this proposal to include structural elements which the Chock full o'Nuts' advisors had indicated would have value to its shareholders. Through a press release issued on April 22, 1999, Chock full o'Nuts also rejected this proposal as inadequate.

   On April 22, 1999, Sara Lee filed a Schedule 13D with the SEC, which disclosed its acquisition of shares and convertible debentures representing 5.29% of the then-outstanding shares of Chock full o'Nuts common stock and its intent to acquire Chock full o'Nuts.

   On May 4, 1999, Sara Lee issued a press release announcing that it would commence a tender offer to acquire all of the outstanding securities of Chock full o'Nuts not owned by Sara Lee. Sara Lee offered $10.50 per share of Chock full o'Nuts common stock, $1,275.82 net per $1,000 principal amount of Chock full o'Nuts 7% debentures and $1,344.43 net per $1,000 principal amount of Chock full o'Nuts 8% debentures. Sara Lee filed an amendment to its Schedule 13D with the SEC disclosing its intention. The tender offer was commenced on May 7, 1999.

   On May 4, 1999, Sara Lee filed with the FTC and the Antitrust Division of the Department of Justice a Premerger Notification and Report Form under the Hart-Scott-Rodino Act with respect to its offer. At 11:59 p.m., New York City time, on May 19, 1999, the waiting period with respect to the acquisition under the Hart-Scott-Rodino Act expired.

   On May 20, 1999, Chock full o'Nuts filed its Schedule 14D-9 with the SEC, urging its shareholders to reject the tender offer as not representing the potential value of the company achievable for its shareholders.

   Between May 27, 1999 and June 7, 1999, representatives of both parties' financial advisors discussed generally the possible terms and structure of a potential transaction between Sara Lee and Chock full o'Nuts. The possible terms discussed included the form of consideration, the structure of the collar and values, in cash and/or Sara Lee common stock, to the Chock full o'Nuts shareholders of between $10.50, proposed by Sara Lee's financial advisors, and $11.50, proposed by Chock full o'Nuts financial advisors, per share of Chock full o'Nuts common stock. However, the parties did not reach an agreement and did not make any formal offers or counteroffers.

   On June 7, 1999, Sara Lee issued a press release announcing the extension of the expiration date of the offer until 5:00 p.m., New York City time, on Friday, June 18, 1999. The offer was previously scheduled to expire at 12:00 midnight on June 4, 1999. As of midnight, New York City time, on June 4, 1999, 5,572,167 shares of common stock, $28,454,000 principal amount of the 7% debentures and $17,506,000 principal amount of the 8% debentures were validly tendered and not withdrawn. Sara Lee also disclosed that its representatives had held discussions over the prior few days with representatives of Chock full o'Nuts regarding a potential merger between the parties and that these discussions were continuing.

   Between June 7-8, 1999, as a result of preliminary discussions between both parties' financial advisors, Sara Lee formally proposed a merger on the terms and conditions set forth in the merger agreement, which was approved by the Chock full o'Nuts board of directors.

   On June 8, 1999, Sara Lee and Chock full o'Nuts jointly announced that they had entered into the merger agreement. Sara Lee also announced that in connection with the merger agreement, it had terminated the cash tender offer. All securities tendered in the tender offer were returned to their holders after the termination of the cash tender offer.

Reasons for the Merger and Board of Directors' Recommendation

 Reasons for the Merger.

   The Chock full o'Nuts board of directors has unanimously approved the merger agreement and the merger. The board believes that the merger is fair to, and in the best interests of, Chock full o'Nuts and its shareholders and unanimously recommends that Chock full o'Nuts shareholders vote "for" the adoption of the merger agreement.

   In the course of reaching its decision to adopt the merger agreement, the Chock full o'Nuts board of directors consulted with Chock full o'Nuts' management, as well as its outside legal counsel and its financial advisors, and considered a number of factors, including the following:

  1. Chock full o'Nuts Business, Conditions and Prospects. The Chock full o'Nuts board of directors considered information with respect to the financial condition, results of operations and business of Chock full o'Nuts, on both a historical and prospective basis, and current industry, economic and market conditions. Management and Chock full o'Nuts legal and financial advisors reviewed with the Chock full o'Nuts board of directors information regarding Chock full o'Nuts' financial condition and prospects after conducting financial, legal and business due diligence.

  2. Sara Lee's Business, Condition and Prospects. The Chock full o'Nuts board of directors considered information with respect to the financial condition, results of operations and business of Sara Lee, and current industry, economic and market conditions. Chock full o'Nuts' advisors reviewed with the Chock full o'Nuts board of directors information regarding Sara Lee's financial condition based on publicly available information concerning Sara Lee and discussions with Sara Lee's financial advisors. In evaluating Sara Lee, the Chock full o'Nuts board of directors considered, among other things, Sara Lee's operational and market data in comparison to other companies engaged in similar industries.

  3. Opinion of Credit Suisse First Boston. The Chock full o'Nuts board of directors considered the opinion of Credit Suisse First Boston as to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Chock full o'Nuts common stock, other than Sara Lee and its affiliates. This opinion is more fully described below under the caption "Opinion of Credit Suisse First Boston."

  4. Liquidity of Sara Lee's Common Stock. The Chock full o'Nuts board of directors considered the likely liquidity of the Sara Lee common stock which will be provided to Chock full o'Nuts shareholders as a result of the merger.

  5. Terms of the Merger. The Chock full o'Nuts board of directors considered a number of factors related to the terms of the merger including the following:

    (a) Chock full o'Nuts Option to Refuse Any Exchange Value Below $11.00 per share. In the event that the average price of Sara Lee common stock, as of the determination date, falls to a value which would result in you receiving less than $11.00 in Sara Lee common stock for each share of Chock full o'Nuts common stock surrendered, Chock full o'Nuts has the option to terminate the merger agreement unless Sara Lee supplements the shares of Sara Lee stock with additional stock and/or cash to provide $11.00 in value.

    (b) Potential for Chock full o'Nuts Shareholders to Benefit from an Increase in the Value of Sara Lee Common Stock Prior to the Merger. In the event that the average price of Sara Lee common stock increases above $26.00 per share, the merger agreement provides that Chock full o'Nuts shareholders will participate in any increase in value over $26.00.

   The foregoing discussion of the information and factors considered and given weight by the Chock full o'Nuts board of directors is not exhaustive. The discussion includes all material factors considered by the Chock full o'Nuts board of directors. In reaching its determination to approve and recommend approval and adoption of the merger agreement and in view of the wide variety of factors considered in connection with its evaluation, the Chock full o' Nuts board of directors did not assign any relative or specific weights to the foregoing factors. Individual directors may have given differing weights to the different factors.

 Recommendation of the Chock full o'Nuts Board of Directors.

   After careful consideration, the Chock full o'Nuts board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Chock full o'Nuts and its shareholders and has approved the merger agreement and the merger. The Chock full o'Nuts board of directors unanimously recommends that the shareholders of Chock full o'Nuts vote "for" the adoption of the merger agreement.

Opinion of Credit Suisse First Boston Corporation

   Credit Suisse First Boston has acted as Chock full o'Nuts' financial advisor in connection with the merger. Credit Suisse First Boston was selected by Chock full o'Nuts based on Credit Suisse First Boston's experience, expertise and familiarity with Chock full o'Nuts and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, the Chock full o'Nuts board requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Chock full o'Nuts common stock of the exchange ratio in the merger. On June 7, 1999, at a meeting of the Chock full o'Nuts board held to evaluate the merger, Credit Suisse First Boston rendered to the Chock full o'Nuts board an oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Chock full o'Nuts common stock, other than Sara Lee and its affiliates. This oral opinion was confirmed by delivery of a written opinion dated June 8, 1999, the date of the merger agreement.

   The full text of Credit Suisse First Boston's written opinion dated June 8, 1999 to the Chock full o'Nuts board, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex 2 to, and is incorporated by reference in, this proxy statement/prospectus. Credit Suisse First Boston has consented to the inclusion of its opinion letter as Annex 2 to this proxy statement/prospectus. In giving its consent, Credit Suisse First Boston does not admit that it comes within the category of persons whose consent is required under, and does not admit that it is an "expert" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Credit Suisse First Boston's opinion is addressed to the Chock full o'Nuts board and relates only to the fairness, from a financial point of view, of the exchange ratio in the merger. It does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to Chock full o'Nuts and Sara Lee. Credit Suisse First Boston also reviewed other information relating to Chock full o'Nuts, including financial forecasts for Chock full o'Nuts prepared by the management of Chock full o'Nuts, provided to or discussed with Credit Suisse First Boston by Chock full o'Nuts, and met with the management of Chock full o'Nuts to discuss the business and prospects of Chock full o'Nuts. In addition, Credit Suisse First Boston reviewed with representatives of Sara Lee management specific publicly available information and near-term analysts' earnings estimates for Sara Lee. Sara Lee management indicated they were not aware of anything that would lead them to believe that those estimates were unreasonable.

   Credit Suisse First Boston also considered financial and stock market data of Chock full o'Nuts and Sara Lee and compared those data with similar data for other publicly held companies in businesses similar to Chock full o'Nuts and Sara Lee and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston determined were relevant. In connection with its engagement, Credit Suisse First Boston was requested to approach, and hold discussions with, selected third parties to solicit indications of interest in a possible acquisition of Chock full o'Nuts.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on the information being complete and accurate in all material respects. With respect to financial forecasts for Chock full o'Nuts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Chock full o'Nuts as to the future financial performance of Chock full o'Nuts. Credit Suisse First Boston also reviewed with Sara Lee management the reasonableness of publicly available financial information relating to Sara Lee. With respect to the potential synergies and strategic benefits anticipated to result from the merger, Chock full o'Nuts management advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the estimates represented the best currently available estimates of the management of Chock full o'Nuts, including as to the amount, timing and achievability of those synergies and strategic benefits. Credit Suisse First Boston also assumed, with the consent of Chock full o'Nuts and its legal advisors, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

   Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Chock full o'Nuts or Sara Lee, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Sara Lee common stock when issued in the merger or the prices at which the Sara Lee common stock will trade after the merger.

   In preparing its opinion to the Chock full o'Nuts board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chock full o'Nuts and Sara Lee. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Chock full o'Nuts or Sara Lee or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Chock full o'Nuts board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Chock full o'Nuts board of directors or management with respect to the exchange ratio or the merger.

   The following is a summary of the material analyses performed by Credit Suisse First Boston in connection with its opinion to the Chock full o'Nuts board dated June 8, 1999. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Chock full o'Nuts could produce over the fiscal years 2000 through 2009 based on three scenarios. The first scenario, the management case, was based on estimates of the management of Chock full o'Nuts. The other scenarios, the adjusted management case I and the adjusted management case II, were based on adjustments to the management case developed with and reviewed by the management of Chock full o'Nuts in order to examine areas of potential sensitivity that could impact growth and profitability. Specifically, the adjusted management cases reflected, among other things, a reduction of approximately 50% in the growth of coffee volume and the growth of sales of other non-coffee products, and an increase in selling, general and administrative costs as a percentage of total sales. In addition, the adjusted management case II reflected a reduction of approximately 10% in the spread between sales prices and the cost of coffee, as well as an increase in the cost of goods sold on non-coffee products. Credit Suisse First Boston reviewed the per share equity reference ranges implied in each scenario both with and without giving effect to the incremental value of the potential synergies that the management of Chock full o'Nuts believed that a buyer could realize in a merger with Chock full o'Nuts.

   Ranges of estimated terminal values, that is the estimated value of the cash flows after 2009, for Chock full o'Nuts were calculated using multiples of 2009 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of 5.0x to 7.0x and 4.0x to 6.0x estimated fiscal year 2009 pre-tax synergies. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates of 9.0% to 10.0%, based on the weighted average cost of capital for Chock full o'Nuts.

   This analysis indicated the following implied approximate per share equity reference ranges for Chock full o'Nuts:

                                                 Adjusted           Adjusted
                            Management Case  Management Case I Management Case II
                            ---------------- ----------------- ------------------
   Without synergies....... $ 9.50 to $12.25 $ 7.25 to $10.00   $ 5.50 to $ 8.50
   With corporate overhead
    synergies.............. $12.25 to $14.50 $10.00 to $12.25   $ 8.50 to $10.75
   With food service and
    corporate overhead
    synergies.............. $14.50 to $16.75 $12.25 to $14.50   $10.75 to $13.00

   Selected Mergers and Acquisitions Analysis. Credit Suisse First Boston analyzed, among other things, the implied purchase prices and transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the branded food and foodservice sectors:

 Branded Food Transactions

                                                                        Date
              Acquiror                          Target                Announced
              --------                          ------                ---------
   .  Cadbury Schweppes, PLC      The Procter & Gamble Company
                                   (Hawaiian Punch brand)              4/16/99
   .  New World Pasta Company     Hershey Foods Corporation (pasta    12/15/98
                                   division)
   .  Agrilink Foods, Inc.        Dean Foods Company (vegetable        7/27/98
                                   division)
   .  ConAgra, Inc.               Nabisco, Inc. (Egg Beaters brand)    7/21/98
   .  PepsiCo, Inc.               Tropicana Products, Inc.             7/21/98
   .  ConAgra, Inc.               GoodMark Foods, Inc.                 6/18/98
   .  Desc, S.A. de C.V.          Authentic Specialty Foods, Inc.       5/8/98
   .  Suiza Foods Corporation     The Morningstar Group, Inc.          9/29/97
   .  Aurora Foods, Inc.          Kraft Foods, Inc. (Log Cabin         5/12/97
                                   brand)
   .  IBP, inc.                   Foodbrands America, Inc.              5/5/97
   .  Aurora Foods, Inc.          MB Foods Inc. (Mrs. Butterworth's   12/31/96
                                   brand)
   .  Kellogg Company             Kraft Foods, Inc. (Lender's Bagel   11/18/96
                                   brand)
   .  Hicks Muse Tate & Furst     American Home Food Corporation       11/1/96
   .  The Morningstar Group, Inc. Presto Food Products, Inc.          10/20/96
   .  General Mills, Inc.         Ralcorp Holdings, Inc. (branded
                                   cereal and snack businesses)        8/14/96
   .  Keebler Corporation         G.F. Industries, Inc. (Sunshine       6/5/96
                                   snack brand)

 Foodservice Transactions

                                                                            Date
                 Acquiror                            Target               Announced
                 --------                            ------               ---------
   .  Sysco Corporation                  Doughtie's Foods, Inc.            2/17/99
   .  Sara Lee Corporation               The Quaker Oats Company
                                          (Continental Coffee division)    8/10/98
   .  AmeriServe Food Distribution, Inc. Prosource, Inc.                   1/30/98
   .  U.S. Foodservice                   Rykoff-Sexton, Inc.               6/30/97
   .  United Natural Foods, Inc.         Stow Mills, Inc.                  6/23/97
   .  Nash-Finch Company                 Super Food Services, Inc.         10/8/96

   For the selected transactions, Credit Suisse First Boston compared equity values as multiples of latest 12 months net income and enterprise values, that is equity market value plus debt and less cash, as multiples of latest 12 months sales, EBITDA and earnings before interest and taxes, commonly referred to as EBIT. All multiples were based on financial information available at the time of the relevant transaction, except for the Sara Lee/The Quaker Oats Company transaction, which was based on information provided by Chock full o'Nuts management. Credit Suisse First Boston applied a range of selected multiples of sales, EBITDA, EBIT and net income statistics derived from the selected transactions to corresponding financial data of Chock full o'Nuts, after adjustment to exclude integration costs associated with Chock full o'Nuts acquisition of Park, operating losses from Chock full o'Nuts Quikava division and losses associated with changes in the price of green coffee. This analysis, using the management case estimates, indicated an implied equity reference range for Chock full o'Nuts of approximately $10.00 to $11.75 per share.

 Selected Companies Analysis.

   Credit Suisse First Boston compared financial, operating and stock market data of Chock full o'Nuts to corresponding data of the following publicly traded companies in the branded food and foodservice sectors:

   Branded Food Companies                     Foodservice Companies
   ----------------------                     ---------------------
   .  Celestial Seasonings, Inc.              Fleming Companies, Inc.
   .  Dean Foods Company                      Performance Food Group Company
   .  International Home Foods, Inc.          Sysco Corporation
   .  J & J Snack Foods Corp.                 United Natural Foods, Inc.
   .  Lance, Inc.                             U.S. Foodservice
   .  McCormick & Company, Incorporated
   .  Ralcorp Holdings, Inc.
   .  Riviana Foods Inc.
   .  Tasty Baking Company
   .  Vlassic Foods International Inc.

   For the selected companies, Credit Suisse First Boston compared equity values as a multiple of estimated calendar years 1999 and 2000 net income, and enterprise values as a multiple of latest 12 months and estimated calendar years 1999 and 2000 sales, EBITDA and EBIT. Estimated financial data for the selected companies were based on estimates of selected investment banking firms. Credit Suisse First Boston then applied a range of selected multiples of estimated calendar years 1999 and 2000 sales, EBITDA, EBIT and net income statistics derived from the selected companies to corresponding financial data of Chock full o'Nuts, utilizing the management case estimates. This analysis indicated an implied equity reference range for Chock full o'Nuts of approximately $7.00 to $9.25 per share.

   Premium and Multiples Overview. Credit Suisse First Boston derived an equity value for Chock full o'Nuts implied in the merger by multiplying the total number of fully diluted shares of Chock full o'Nuts common stock outstanding on June 7, 1999 by the estimated consideration to be paid in the merger of $11.00 per share. Credit Suisse First Boston then derived an enterprise value for Chock full o'Nuts implied in the merger by adding the net debt of Chock full o'Nuts as of January 31, 1999 to this implied equity value. Using these results, Credit Suisse First Boston calculated the enterprise value multiples of Chock full o'Nuts' latest 12 months and estimated fiscal 1999 sales, EBITDA and EBIT, and equity value multiples of Chock full o'Nuts' latest 12 months and estimated fiscal 1999 net income implied by the exchange ratio. Estimated financial data used in this analysis was based on the management case estimates. Credit Suisse First Boston also reviewed multiples of Chock full o'Nuts latest 12 months operational data and estimated fiscal 1999 operating results as adjusted to exclude integration costs associated with Chock full o'Nuts' acquisition of Park, operating losses from the Quikava division and losses or gains associated with changes in the price of green coffee. This review indicated the following multiples for Chock full o'Nuts implied by the exchange ratio:

      Enterprise Value as a multiple of:
      Latest 12 months sales..............................................  0.6x
      Latest 12 months EBITDA............................................. 10.1x
      Latest 12 months EBIT............................................... 17.2x
      Latest 12 months adjusted EBITDA....................................  7.4x
      Latest 12 months adjusted EBIT...................................... 10.6x
      Estimated 1999 sales................................................  0.7x
      Estimated 1999 EBITDA............................................... 13.2x
      Estimated 1999 EBIT................................................. 27.8x
      Estimated 1999 adjusted EBITDA......................................  8.3x
      Estimated 1999 adjusted EBIT........................................ 12.5x

      Equity Value as a multiple of:
      Latest 12 months net income......................................... 30.1x
      Latest 12 months adjusted net income................................ 18.3x
      Estimated 1999 net income........................................... 53.7x
      Estimated 1999 adjusted net income.................................. 11.5x

   In addition, Credit Suisse First Boston reviewed the implied premiums to Chock full o'Nuts' closing share prices on April 22, 1999, immediately before Sara Lee's filing of its Schedule 13D relating to its acquisition of Chock full o'Nuts common stock, and on June 4, 1999, one week before the Chock full o'Nuts board meeting to approve the merger. This analysis indicated an implied premium to Chock full o'Nuts' closing share price on April 22, 1999 of approximately 72% and an implied premium to its closing share price on June 4, 1999 of approximately 5%.

   Miscellaneous. Under the terms of Credit Suisse First Boston's engagement, Chock full o'Nuts has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee equal to the sum of 1.5% of the aggregate consideration, including liabilities assumed, payable in the merger up to and including aggregate consideration implied at $11.00 per share, plus 5.0% of the incremental amount of aggregate consideration in excess of $11.00 per share. Chock full o'Nuts also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement.

   Credit Suisse First Boston and its affiliates have in the past provided financial services to Chock full o'Nuts unrelated to the proposed merger, for which services Chock full o'Nuts has agreed to reimburse Credit Suisse First Boston for its expenses. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Chock full o'Nuts and Sara Lee for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities.

 Interests of Chock full o'Nuts Directors and Management in the Merger

   In considering the recommendation of the Chock full o'Nuts board of directors with respect to the merger, you should be aware of, and should carefully consider that, the Chock full o'Nuts board and members of Chock full o'Nuts' management may have interests in the merger that are different from, or in addition to, the interests of the other shareholders. These differences may create potential conflicts of interest. The following summarizes potential conflicts of interest with respect to the merger:

   The Chock full o'Nuts Board of Directors. Immediately following the merger, the board of directors of Chock full o'Nuts will be replaced by the directors of CFN Acquisition Corporation. The Chock full o'Nuts Unfunded Directors Retirement Plan covers directors who are not and never have been employees of Chock full o'Nuts. Under the terms of the plan, each outside director who retires from the board of directors with at least five full years of service as a director of Chock full o'Nuts shall, at the later of age 65 or on the date on which such director retires from the Chock full o'Nuts board of directors, receive for a period of 10 years an annual cash benefit payment equal to the regular annual director's fee in effect upon such director's retirement. As a result of the merger, those outside directors who have reached the age of 65 and have served on the board for at least five years will be immediately eligible for the payments. Others will be eligible immediately upon reaching age 65 provided they have served for five years before the merger.

   The following table sets forth those directors of Chock full o'Nuts that will be immediately eligible for payments under the Unfunded Directors Retirement Plan and the amount of the annual cash benefit payable to such director:

                                          Amount of
             Director                   annual benefit
             --------                   --------------
             Norman E. Alexander.......    $16,000
             Stuart Z. Krinsly.........    $16,000
             David S. Weil.............    $16,000

   Indemnification of Directors and Officers of Chock full o'Nuts. For a period of six years from and after the effective time of the merger, Sara Lee must cause the surviving corporation to indemnify the current or former directors or officers of Chock full o'Nuts against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as officers and directors occurring at or before the effective time of the merger. For a period of three years from and after the effective time, Sara Lee or the surviving corporation must maintain policies of directors' and officers' liability insurance with coverage of comparable scope and amount to Chock full o'Nuts' existing coverage, as long as the annual aggregate premium does not exceed 150% of the annual premium currently paid by Chock full o'Nuts for its existing coverage. If the annual premium does exceed this amount, Sara Lee or the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding this amount.

 Employment Agreements:

   Generally. Chock full o'Nuts has previously entered into employment agreements with Howard Leitner, Peter Baer, Al Hernandez, Richard Kassar and Stephen Weise. The employment agreements become effective in the event of a change in control. The merger will constitute a change in control under each of these employment agreements. The employment agreements provide, among other things, for:

  .  a three-year term beginning immediately after the change in control, and

  . base salary, bonus and other employee benefits at amounts existing immediately before the change in control.

   Mr. Haas. Chock full o'Nuts has also previously entered into an amended and restated employment agreement with Marvin Haas. The employment agreement with Mr. Haas is substantially similar to the agreements with the other officers set forth above. However, Mr. Haas' benefits are payable in the event of his voluntary resignation for any reason following a change in control and not just for specified reasons constituting "Good Reason." The other officers must have "Good Reason" for terminating their contracts.

Mr. Haas' base salary for the balance of the term after a termination of employment following a change in control is increased by $75,000 from that in effect immediately before the change in control.

   Stock Options and Restricted Stock Agreements. Under the Chock full o'Nuts 1984 Incentive Compensation Plan, 10 officers and three employees of Chock full o'Nuts have options to purchase an aggregate of 413,493 shares of Chock full o'Nuts common stock. Of these options, 35,333 are not currently exercisable. All of these options are exercisable at prices of between $5.25 per share and $8.50 per share. Upon completion of the merger, all of these options will become immediately exercisable and will be converted into options to purchase a number of shares of Sara Lee common stock equal to:

  . (1) the number of shares of Chock full o'Nuts common stock that could have been purchased under the Chock full o'Nuts options multiplied by

  . (2) the exchange ratio, at a price per share of Sara Lee common stock equal to the per share option exercise price specified in the Chock full o'Nuts stock options, divided by the exchange ratio.

   In the merger agreement, Chock full o'Nuts agreed not to grant any additional options under the 1984 Incentive Compensation Plan. The following table lists the officers and employees of Chock full o'Nuts that will have their options vested as a result of the merger and the number of shares underlying those options:

                                                               Number of shares
      Officer/Employee                                        underlying options
      ----------------                                        ------------------
      Howard Leitner.........................................       5,333
      Richard Kassar.........................................       5,000
      Tom Donnell............................................       5,000
      Anthony Fazzari........................................       5,000
      Stephen Weise..........................................       5,000
      Al Hernandez...........................................       5,000
      Michael Goldman........................................       5,000

   Additionally, Howard Leitner and Martin Cullen had previously entered into restricted stock agreements with Chock full o'Nuts. Under the terms of these agreements, 19,546 restricted shares which were to vest in 2001, will vest immediately upon consummation of the merger. Mr. Leitner will receive 17,769 shares having an aggregate market value of $184,353, and Mr. Cullen will receive 1,777 shares having a market value of $18,436.

   Incentive Cash Bonus Plan. Under the terms of the Chock full o'Nuts Annual Incentive Cash Bonus Plan, 11 Chock full o'Nuts executives will receive the maximum bonus for which they are eligible with respect to any fiscal year in which a change in control occurs. These bonuses will be paid regardless of whether the performance criteria for the bonuses have been met. The merger constitutes a change in control as defined in the Annual Incentive Cash Bonus Plan. These bonuses are payable 30 days after completion of the merger. The following table sets forth the executives of Chock full o'Nuts that are entitled to benefits under the Incentive Cash Bonus Plan and the amount of bonus each executive is entitled to as a result of the merger:

      Executive                                                          Bonus
      ---------                                                         --------
      Marvin Haas...................................................... $300,000
      Howard Leitner...................................................  135,000
      Richard Kassar...................................................  120,000
      Martin Cullen....................................................   66,000
      Peter Baer.......................................................   56,000
      Stephen Weise....................................................   70,000
      Anthony Fazzari..................................................   74,000
      Al Hernandez.....................................................   63,000
      Scott Abbott.....................................................   63,000
      Matthew Goldberg.................................................   42,000
      Michael Goldman..................................................   72,000

   Severance Plan. Under the terms of the Chock full o'Nuts severance plan, in the event of a change in control, the severance benefits to which all non-union employees and employees who do not have employment agreements are entitled will be doubled. The merger will constitute a change in control under the severance plan.

   Benefits Protection Trust. Chock full o'Nuts has established a Benefits Protection Trust with State Street Bank and Trust Company and has contributed $700,000 to it. The trust fund is to be used for litigation expenses incurred by Chock full o'Nuts employees, including all executive officers of Chock full o'Nuts, if, after a change in control, the new management of Chock full o'Nuts refuses to pay benefits under any employment contract or any employee benefit plan maintained by Chock full o'Nuts. The merger will constitute a change in control under the trust.

   Supplemental Employee Retirement Plan. Chock full o'Nuts maintains a non-qualified, unfunded Supplemental Employee Retirement Plan, which covers those participants of Chock full o'Nuts' Pension Plan whose benefits would otherwise be limited by Internal Revenue Code limitations on qualified plan benefits. A participant in the Supplemental Employee Retirement Plan is entitled to a benefit equaling the difference between: (1) the amount of benefits the participant is entitled to without reduction, limited to a maximum of $130,000 at normal retirement, and (2) the amount of benefits the participant is entitled to after reduction, i.e., those payable under the pension plan. Chock full o'Nuts must fund the Supplemental Employee Retirement Plan, in the approximate amount of $1,050,000, immediately upon a change in control of Chock full o'Nuts. The merger constitutes a change in control under the Supplemental Employee Retirement Plan.

Agreements between Sara Lee and Chock full o'Nuts

   On August 26, 1999, Chock full o'Nuts called its outstanding 7% convertible debentures and 8% convertible debentures for redemption on September 14, 1999. Sara Lee has entered into a credit agreement with Chock full o'Nuts in order to fund these redemptions. Sara Lee has committed to loan up to a total principal amount of $80.3 million. Of this amount, $50.7 million is committed to fund the redemption of the 7% convertible debentures, referred to as the "A loan," and $29.6 million is committed to fund the redemption of the 8% convertible debentures, referred to as the "B loan." The A loan will mature on April 1, 2012 and amounts outstanding under this loan will bear interest, payable semi-annually, at the annual rate of 7%. The B loan will mature on September 15, 2006 and amounts outstanding under this loan will bear interest, payable semi-annually, at the annual rate of 8%. These term loans are unsecured obligations of Chock full o'Nuts and are junior and subordinated to all of its senior indebtedness.

Accounting Treatment

   The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, Sara Lee will make a determination of the fair value of Chock full o'Nuts' assets and liabilities in order to allocate the purchase price to the assets acquired and the liabilities assumed. The purchase price allocation is subject to revision when additional information concerning asset and liability valuation is obtained.

Form of the Merger

   Subject to the terms and conditions of the merger agreement and in accordance with New York law, at the effective time of the merger, CFN Acquisition Corp., a wholly-owned subsidiary of Sara Lee and a party to the merger agreement, will merge with and into Chock full o'Nuts. Chock full o'Nuts will survive the merger as a wholly-owned New York subsidiary of Sara Lee and will continue under the name "Chock full o'Nuts Corporation."

Merger Consideration

   At the effective time of the merger, for each share of Chock full o'Nuts common stock that you own, you will receive a fraction between 0.5238 and
0.4231 of a share of Sara Lee common stock. We will determine the exact fraction by dividing:

  (1) $11.00, by

  (2) the average price of Sara Lee common stock on the New York Stock Exchange for the 20 consecutive trading days beginning on the date this proxy statement/prospectus is first mailed to Chock full o'Nuts shareholders.

   If the average price of Sara Lee common stock is greater than $26.00, then each share of Chock full o'Nuts common stock will be exchanged for 0.4231 of a share of Sara Lee common stock. In this case, the value of the Sara Lee common stock you receive may be more than $11.00 per share of Chock full o'Nuts common stock. If the average price of Sara Lee common stock is less than $21.00, then Sara Lee may elect to increase the exchange ratio above 0.5238 and/or make an additional cash payment so that the value of the consideration you receive in the merger for each share of Chock full o'Nuts common stock that you own is $11.00. Shareholders will receive cash for any fractional shares which they would otherwise receive in the merger.

Chock full o'Nuts' Option to Terminate the Merger Agreement if the Average Price of Sara Lee Common Stock is Below $21.00 Per Share

   If the average price of Sara Lee common stock is less than $21.00, Sara Lee may increase the exchange ratio and/or make an additional cash payment so that the value of consideration to the Chock full o'Nuts shareholders is $11.00 per share of Chock full o'Nuts. If Sara Lee does not elect to increase the consideration, then the Chock full o'Nuts board of directors may terminate the merger agreement. It is not possible to know whether the termination right will be triggered until after the determination date. The Chock full o'Nuts board of directors has not decided whether it will exercise its right to terminate the merger agreement if the termination right is triggered. In considering whether to exercise its termination right in this situation, the Chock full o'Nuts board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at that time and would consult with its financial advisors and legal counsel. Among the factors the Chock full o'Nuts board of directors would take into account in making this determination would be:

  . the likelihood of obtaining greater value for Chock full o'Nuts' current shareholders through a business combination or sale other than that contemplated by the merger agreement;

  . the financial condition, results of operations and business of Chock full o'Nuts' and Sara Lee on both an historical and prospective basis; and

  . the financial prospects for Chock full o'Nuts' current shareholders if they continue as shareholders of Chock full o'Nuts as compared to their financial prospects as stockholders of Sara Lee.

   Approval of the merger agreement by the shareholders of Chock full o'Nuts will confer on the Chock full o'Nuts board of directors the power, consistent with its fiduciary duties, to elect to consummate the merger in the event the termination right is triggered whether or not there is any increase in the merger consideration and without any further action by, or resolicitation of, the shareholders of Chock full o'Nuts.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional
Shares

   Chock full o'Nuts common stock will be automatically converted into the right to receive Sara Lee common stock at the effective time of the merger. As soon as practicable after the effective time of the merger, The First National Bank of Chicago, the exchange agent, will send a transmittal letter to each former Chock full o'Nuts shareholder. The transmittal letter will contain instructions for obtaining shares of Sara Lee common stock in exchange for shares of Chock full o'Nuts common stock. Chock full o'Nuts shareholders should not return stock certificates with the enclosed proxy.

   After the effective time of the merger, each certificate that previously represented shares of Chock full o'Nuts common stock will represent only the right to receive the merger consideration. Until holders of certificates of Chock full o'Nuts common stock have surrendered those certificates to the exchange agent for exchange, they will not receive dividends or distributions on the Sara Lee common stock, with a record date after the effective time of the merger, into which these shares are to be converted. Until the certificates are surrendered, holders will also not receive any cash payment for fractional shares of Sara Lee common stock or additional cash merger consideration elected to be paid by Sara Lee, if any. When holders surrender these certificates, they will receive any unpaid dividends and any cash for fractional shares of Sara Lee common stock or additional cash payments without interest.

   If there has been a transfer of ownership of Chock full o'Nuts common stock that is not registered in the records of Chock full o'Nuts' transfer agent, a certificate representing the proper number of shares of Sara Lee common stock may be issued to the non-registered holder if:

  . the certificate is properly endorsed or otherwise is in proper form for transfer; and

  . the person requesting the issuance will (a) pay any transfer or other taxes resulting from the issuance of shares of Sara Lee common stock to a person other than the registered holder of the certificate or (b) establish to Sara Lee that this tax has been paid or is not applicable.

   All shares of Sara Lee common stock issued upon conversion of shares of Chock full o'Nuts common stock, including any cash paid instead of any fractional shares of Sara Lee common stock, will be issued in full satisfaction of all rights relating to the shares of Chock full o'Nuts common stock.

   No fractional shares of Sara Lee common stock will be issued to any Chock full o'Nuts shareholder upon surrender of certificates of Chock full o'Nuts common stock. Promptly after the effective time of the merger, the exchange agent will determine the excess of (1) the number of whole shares of Sara Lee common stock delivered to the exchange agent by Sara Lee over (2) the aggregate number of whole shares of Sara Lee common stock to be distributed to former holders of Chock full o'Nuts common stock. The exchange agent will sell the excess shares on the New York Stock Exchange and will hold the proceeds in trust for the former holders of Chock full o'Nuts common stock. The exchange agent will determine the portion of the proceeds to be paid to each former holder of Chock full o'Nuts common stock by multiplying:

  (1) the amount of net aggregate proceeds held in trust, by

  (2) a fraction, the numerator of which is the amount of the fractional share interest to which a holder would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Chock full o'Nuts common stock are entitled.

Effective Time of the Merger

   The merger will become effective upon the filing of the certificate of merger with the New York Secretary of State or any later time as is agreed upon by Sara Lee and Chock full o'Nuts and specified in the certificate of merger. We will file the certificate of merger as soon as practicable, but no later than the second business day, after satisfaction or waiver of the conditions to the completion of the merger.

Stock Exchange Listing of Sara Lee Common Stock

   It is a condition to the completion of the merger that the Sara Lee common stock issuable to Chock full o'Nuts shareholders in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Delisting and Deregistration of Chock full o'Nuts Common Stock

   If the merger is completed, Chock full o'Nuts common stock will be delisted from The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

   The following general discussion summarizes the opinion of Cahill Gordon & Reindel, special counsel to Chock full o'Nuts, as to the anticipated material United States federal income tax consequences of the merger to holders of Chock full o'Nuts common stock who exchange their stock for Sara Lee common stock or stock and cash in the merger, which opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. This discussion addresses only those shareholders who hold their Chock full o'Nuts common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules under United States federal income tax law, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as a hedge against currency risk, or as part of a constructive sale, straddle or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences of the merger under state, local and foreign laws are not addressed.

   Holders of Chock full o'Nuts common stock are strongly urged to consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effects of federal, state, local and foreign income and other tax laws in their particular circumstances.

   No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the completion of the merger that Chock full o'Nuts receive an opinion from Cahill Gordon & Reindel and that Sara Lee receive an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to Sara Lee, in each case stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering its tax opinions, each special counsel may require and rely, as to factual matters, upon assumptions, representations and covenants, including representations and covenants contained in certificates of officers of Chock full o'Nuts, CFN Acquisition Corporation, Sara Lee and others, reasonably satisfactory in form and substance to each counsel. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. Accordingly, the Internal Revenue Service may challenge the conclusion reached by counsel, and a court may sustain this challenge.

   Exchange of Chock full o'Nuts Common Stock Solely for Sara Lee Common
Stock. Holders of Chock full o'Nuts common stock who exchange their Chock full o'Nuts common stock solely for Sara Lee common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to gain, if any, realized with respect to a fractional share of Sara Lee common stock. Each holder's aggregate tax basis in the Sara Lee common stock received in the merger by holders of Chock full o'Nuts who exchanged all of their Chock full o'Nuts common stock solely for Sara Lee common stock, including any fractional share of Sara Lee common stock, will be the same as his or her aggregate tax basis in the Chock full o'Nuts common stock surrendered in the merger. The holding period of the Sara Lee common stock received in the merger by a holder of Chock full o'Nuts common stock will include the holding period of Chock full o'Nuts common stock that he or she surrendered in the merger.

   Exchange of Chock full o'Nuts Common Stock for Sara Lee Common Stock and Cash. If Sara Lee elects to make a cash payment to Chock full o'Nuts shareholders because the average price of Sara Lee common stock is less than $21.00, each Chock full o'Nuts holder will recognize gain, but not loss, with respect to each block of Chock full o'Nuts stock owned by the holder, in an amount equal to the lesser of (1) the amount of

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gain, if any, realized by a Chock full o'Nuts shareholder as a result of the merger, which would be the excess of the amount of cash, other than cash received with respect to a fractional share of Sara Lee common stock, and the fair market value of the Sara Lee common stock, including fractional shares, received in the merger that is allocable to this block of Chock full o'Nuts common stock over the tax basis of this block, and (2) the amount of cash received, other than cash received with respect to a fractional share of Sara Lee common stock, that is allocable to this block of Chock full o'Nuts common stock. A "block" is each group of shares with the same tax basis and holding period. For purposes of this calculation, the aggregate amount of cash and Sara Lee common stock will be allocated proportionately among the shares of Chock full o'Nuts common stock surrendered. Any recognized gain will be treated as capital gain unless the cash received, other than cash received with respect to a fractional share of Sara Lee common stock, has the effect of the distribution of a dividend, in which case the gain should be treated as a dividend to the extent of the shareholder's ratable share of Chock full o'Nuts undistributed earnings and profits.

   In general, the determination as to whether the gain recognized in the exchange will be treated as capital gain or dividend income depends upon whether and to what extent that exchange reduces the holder's actual and constructive percentage stock ownership of Sara Lee. For purposes of that determination, the holder is treated as if it first exchanged all of its shares of Chock full o'Nuts common stock solely for Sara Lee common stock and then Sara Lee immediately redeemed (the "hypothetical redemption") a portion of this Sara Lee common stock in exchange for the cash the holder actually received, other than cash received with respect to a fractional share of Sara Lee common stock. The gain recognized in that exchange will be treated as capital gain if under Section 302 of the Internal Revenue Code the hypothetical redemption is
(1) "not essentially equivalent to a dividend" or (2) "substantially disproportionate" with respect to the holder.

   Whether the hypothetical redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the hypothetical redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's hypothetical percentage stock ownership of Sara Lee. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Sara Lee the holder actually and constructively owns immediately before the hypothetical redemption and (2) the percentage of the outstanding stock of Sara Lee the holder actually and constructively owns immediately after the hypothetical redemption.

   The hypothetical redemption will be "substantially disproportionate" with respect to a holder if the percentage of the outstanding voting stock of Sara Lee actually and constructively owned by the holder immediately after the hypothetical redemption is less than 80% of the percentage of the outstanding voting stock of Sara Lee actually and constructively owned by the holder immediately before the hypothetical redemption, treating the Sara Lee common stock acquired by Sara Lee in the hypothetical redemption as outstanding. However, the hypothetical redemption will not be treated as substantially disproportionate unless the holder's actual and constructive ownership of Sara Lee common stock immediately following and before the hypothetical redemption also meets the 80% requirement of the preceding sentence.

   In applying the foregoing tests, under attribution rules, a shareholder will be treated as owning stock owned and, in some cases, constructively owned by family members, by estates and trusts of which the holder is a beneficiary, and by affiliated entities, as well as stock subject to an option actually or constructively owned by the stockholder or these other persons. As the rules are complex, each holder that believes it may be subject to these rules should consult its tax advisor.

   Under the foregoing tests, in most circumstances, gain recognized by a holder that exchanges its share of Chock full o'Nuts common stock for a combination of Sara Lee common stock and cash is expected to be treated as capital gain, and will be long-term gain if the holding period for these shares was greater than one year as of the date of the merger. However, holders of Chock full o'Nuts common stock who receive these cash payments should consult their own tax advisors to determine the proper treatment of these cash payments in their individual situations, including the impact, if any, of Chock full o'Nuts common stock or Sara Lee common stock owned by related persons.

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

   The aggregate tax basis of Sara Lee common stock received by a holder, including any fractional share of Sara Lee common stock, that exchanges a block of shares of Chock full o'Nuts common stock for a combination of Sara Lee common stock and cash, other than cash received with respect to a fractional share of Sara Lee common stock, pursuant to the merger, will be the same as the aggregate tax basis of the exchange block of shares of Chock full o'Nuts common stock, decreased by the cash received, other than cash received with respect to a fractional share of Sara Lee common stock, and increased by any recognized gain, whether capital gain or dividend income, other than gain recognized with respect to a fractional share of Sara Lee common stock. The holding period of Sara Lee common stock will include the holding period of the exchange block of shares of Chock full o'Nuts common stock.

   If a holder has differing basis and/or holding periods in respect of its shares of Chock full o'Nuts common stock, it should consult its tax advisor before the exchange with regard to identifying the particular basis and/or holding period of the shares of Chock full o'Nuts to be surrendered in the merger and the particular basis and/or holding period of the particular shares of Sara Lee common stock it receives in the merger since several methods of determination may be available.

   Cash Received for Fractional Shares. Cash received by a holder of Chock full o'Nuts common stock instead of a fractional share interest in Sara Lee common stock will be treated as proceeds of the sale of the fractional share interest, and a holder of Chock full o'Nuts common stock should generally recognize capital gain or loss for United States federal income tax purposes. The gain or loss will be measured by the difference between the amount of cash received and the portion of the tax basis of the share of Chock full o'Nuts allocable to this fractional share interest. Any capital gain or loss will be long-term capital gain or loss if the holding period for the share of Chock full o'Nuts was greater than one year as of the date of the merger.

   Maximum Tax Rates. The maximum individual federal income tax rate, that applies to ordinary income and gains from the sale or exchange of capital assets held for one year or less, is 39.6%. The maximum individual federal income tax rate on gains from the sale of capital assets held for more than one year is 20%. The maximum corporate federal income tax rate, that applies to ordinary income and all capital gains, is 35%.

Regulatory Matters

   Under the Hart-Scott-Rodino Act and related rules, the merger may not be completed unless the waiting period requirements have been satisfied. On May 4, 1999, Sara Lee filed its Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On May 14, 1999, Chock full o'Nuts filed its Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On May 19, 1999, the waiting period expired. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger. We cannot be sure that a third party will not challenge the merger on antitrust grounds and that any challenge will not be successful.

   See "The Merger Agreement--Conditions to the Completion of the Merger."

Litigation

   Since April 26, 1999, seven putative class action lawsuits have been filed by alleged shareholders of Chock full o'Nuts against certain officers and directors of Chock full o'Nuts and Chock full o'Nuts, in the Supreme Court of the State of New York, styled Laura Benjamin v. Chock Full o'Nuts Corp., et al., C.A. No. 999108759, Sandra Kafenbaum, et al. v. Mark A. Alexander, et al., C.A. No. 99602054, Staniloff v. Alexander, et al., C.A. No. 99602054, Victor v. Chock Full o'Nuts Corp., et al., C.A. No. 99602254, Gutterman v. Alexander, et al., C.A. No. 99602412, Janner v. Chock Full o'Nuts Corp., et al., C.A. No. 9910826, and Bollinger v. Chock Full o'Nuts et al., C.A. No. 99109951. A motion to consolidate the pending class actions for pre-trial and trial purposes has been filed by plaintiffs' counsel with the Court. In addition, since April 26, 1999, three shareholder's derivative complaints have been filed by alleged shareholders of Chock full o'Nuts against certain officers and directors of Chock full o'Nuts and, nominally, Chock full o'Nuts, (1) in the Supreme Court of the State of New York, styled Harbor Finance Partners and Alan Freburg v. Marvin I. Haas, et al., No. 99-602013, and Josh Staniloff v. Marvin Haas, et al., No. 99-111658, (2) in the United States

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

District Court for the Southern District of New York, styled Richard A. Ash v. Norman E. Alexander, et al., No. 99 Civ. 3820. Each of the class action suits and the shareholder's derivative suits set forth substantially similar allegations of purported misconduct and breach of fiduciary duties by several of the officers and directors of Chock full o'Nuts and its board of directors related to their conduct and consideration of the business combination between Chock full o'Nuts and Sara Lee. Additionally, in the Ash action, plaintiff, purportedly on behalf of Chock full o'Nuts, has alleged a claim arising under the Federal securities laws. The shareholders plaintiffs seek, in each case unspecified damages, attorneys' fees and equitable relief, including, among other things, orders requiring the individual defendants to carry out their fiduciary duties, enjoining them from proceeding with alleged violations complained of in the complaints, and requiring certain directors to disgorge all profits allegedly earned from purported insider stock transactions during the relevant time period. The board of directors of Chock full o'Nuts has received a letter from another shareholder demanding that Chock full o'Nuts bring direct claims against the directors substantially similar to the claims set forth above. By letter dated May 14, 1999, Chock full o'Nuts counsel informed counsel for the shareholder who had lodged the demand that the board of directors of Chock full o' Nuts had unanimously rejected the demand.

Appraisal Rights

   Under New York corporate law, holders of Chock full o'Nuts common stock are not entitled to appraisal rights in connection with the merger. This is because, on the record date, Chock full o'Nuts common stock was listed for trading on The New York Stock Exchange and will be converted into shares of Sara Lee common stock, which at the effective time of the merger will also be listed on the New York Stock Exchange.

Effect on Awards Outstanding Under Chock full o'Nuts Stock Plans

   At the effective time of the merger, Sara Lee will assume each stock option plan of Chock full o'Nuts and all outstanding equity-based awards. Each option to acquire shares of Chock full o'Nuts common stock under these plans will be converted into an option to acquire Sara Lee common stock on the same terms and conditions. The number of shares of Sara Lee common stock to be subject to the option will be equal to the number of shares of Chock full o'Nuts common stock subject to the Chock full o'Nuts option multiplied by the applicable exchange ratio and rounded to the nearest whole share. The exercise price per share of Sara Lee common stock under an option will be equal to the aggregate exercise price for the shares of Chock full o'Nuts common stock subject to the Chock full o'Nuts option divided by the total number of shares of Sara Lee common stock to be subject to the option. As of July 31, 1999, the number of shares of Chock full o'Nuts common stock reserved for issuance under the plans was 413,493.

Resale of Sara Lee Common Stock

   Sara Lee common stock issued in the merger will not be subject to any restrictions on transfer under the Securities Act of 1933, except for shares issued to any Chock full o'Nuts shareholder who is an "affiliate" of Chock full o'Nuts or Sara Lee for purposes of Rule 145 under the Securities Act. We expect that each affiliate will agree not to transfer any Sara Lee common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 or another provision of the Securities Act. We also expect that each affiliate will not dispose of any Sara Lee common stock received in connection with the merger unless, in the opinion of counsel to Sara Lee, the transaction will not have any adverse consequences for Sara Lee with respect to the treatment of the merger for tax purposes. Chock full o'Nuts must use reasonable efforts to cause its affiliates to enter into these agreements. Chock full o'Nuts has also agreed to use reasonable efforts to cause its affiliates to comply with the transfer restrictions referred to in this section. This proxy statement/prospectus does not cover resales of Sara Lee common stock received by any person upon completion of the merger. We have not authorized any person to use this proxy statement/prospectus in connection with any resale.

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                              THE MERGER AGREEMENT

   The following description summarizes the material provisions of the merger agreement. Shareholders should read carefully the merger agreement, which is attached as Annex 1 to this proxy statement/prospectus.

   Conditions to the Completion of the Merger. The closing of the merger will take place two days after the satisfaction of the conditions described in the merger agreement or another date as is agreed to by the parties. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

  . approval of the merger agreement by holders of two-thirds of the outstanding shares of Chock full o'Nuts common stock;

  . no court or other governmental entity of competent jurisdiction entering, enacting, enforcing or issuing any judgment, order, statute, law or regulation, no other legal restraint or prohibition being in effect, and no suit, action or proceeding by any governmental entity being pending that would prevent the completion of the merger;

  . all material consents, approvals, and authorizations, except the filing of the merger certificate, from any governmental entity having been made or obtained;

  . the Commission declaring the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, effective under the Securities Act and not subjecting it to any stop order or proceedings seeking a stop order; and

  . approval of the Sara Lee common stock issuable to Chock full o'Nuts shareholders in the merger for listing on the New York Stock Exchange, subject to official notice of issuance.

   In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

  . the representations and warranties of the other party in the merger agreement must be true and correct for those representations and warranties expressly limited by "material" or "material adverse effect," and must be true in all material respects for those not so limited, as of the effective time of the merger;

  . the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date on which the merger is to be completed; and

  . Chock full o'Nuts having received from Cahill Gordon and Reindel, its special counsel, and Sara Lee having received from Skadden, Arps, Slate, Meagher & Flom (Illinois), its special counsel, an opinion in each case dated as of the closing date stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Finally, Sara Lee does not have to effect the merger if there has occurred a material adverse effect to Chock full o'Nuts since January 31, 1999 that has not been disclosed publicly in SEC filings and/or to Sara Lee in the merger agreement.

   The merger agreement provides that a "material adverse change" or "material adverse effect" means, when used in connection with a party, any adverse change or effect that is material to the business, financial condition, results of operations or assets of the party and its subsidiaries taken as a whole, other than any change or effect: (1) relating to the economy or securities markets in general and (2) relating generally to the industries in which the party operates, including without limitation, fluctuations in coffee prices generally, but not specifically relating to the party.

   Chock full o'Nuts cannot be sure that all of the conditions to the merger will be satisfied or waived by the party permitted to do so. Chock full o'Nuts cannot at this point determine whether it would resolicit proxies in

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

the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to Chock full o'Nuts' decision to complete the merger and whether Chock full o'Nuts believes there has been a material change in the terms of the merger and its effect on Chock full o'Nuts shareholders. In making this determination, Chock full o'Nuts would consider, among other factors:

  . the reasons for the waiver, the effect of the waiver on the terms of the merger,

  . whether the requirement being waived was necessary in order to make the deal fair to the shareholders from a financial point of view,

  .  the availability of alternative transactions and

  .  the prospects of Chock full o'Nuts as an independent entity.

   If Chock full o'Nuts determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

   No Solicitation. Under the merger agreement, Chock full o'Nuts will not directly or indirectly:

  . solicit, initiate, facilitate or encourage any inquiries or acquisition proposals, as described below;

  . engage in any negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal; or

  . agree to, approve or recommend any acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

   If the Chock full o'Nuts board of directors determines in good faith, after consultation with its financial and legal advisors, that any of these actions is necessary in order to comply with its fiduciary duties under applicable law, Chock full o'Nuts, in response to an unsolicited superior proposal, subject to providing prior oral and written notice of its decision to do so to Sara Lee, may:

  . furnish under a customary confidentiality agreement information about Chock full o'Nuts and its subsidiaries to any person making a superior proposal and

  .  participate in negotiations regarding a superior proposal.

   The term "acquisition proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination with Chock full o'Nuts or any subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of Chock full o'Nuts or any subsidiary; and

   The term "superior proposal" means any bona fide written acquisition proposal, not subject to any financing condition or which includes written commitments to finance the transaction from one or more financial institutions capable of providing these commitments. The proposal must be for all of the outstanding shares of Chock full o'Nuts common stock and/or the outstanding debentures of Chock full o'Nuts. The proposal must also be on terms that the Chock full o'Nuts board of directors determines, in good faith, after receiving the advice of a financial advisor of nationally recognized reputation, are more favorable and provide greater value to all Chock full o'Nuts shareholders, except Sara Lee, than does the merger with Sara Lee.

   Except as expressly permitted by the merger agreement, the Chock full o'Nuts board of directors or any committee of the board may not:

  . withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Sara Lee, the approval or recommendation by the Chock full o'Nuts board of directors or committee of the merger or the merger agreement;

  . approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

  . cause Chock full o'Nuts to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal, other than any agreement entered into concurrently with a termination as described in the next sentence in order to facilitate this action.

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

   Notwithstanding the foregoing, in response to a superior proposal which was not solicited by Chock full o'Nuts and which did not otherwise result from a breach of the provisions of the merger agreement described above, the Chock full o'Nuts board of directors may terminate the merger agreement. However, the board may only terminate the merger agreement if

  . the Chock full o'Nuts board of directors determines in good faith that it is necessary to comply with its fiduciary duties to its shareholders,

  . the Chock full o'Nuts board of directors has delivered written notice to Sara Lee advising Sara Lee that the Chock full o'Nuts board of directors is prepared to accept a superior proposal, and

  . Sara Lee has not elected to amend the merger agreement to match the terms of the superior proposal.

   Chock full o'Nuts must pay a fee in the amount of $7 million, plus expenses, to Sara Lee if it terminates the merger agreement to pursue a superior proposal. See "--Termination" and "--Termination Fee."

   Termination. The merger agreement may be terminated at any time before the effective time of the merger, whether before or after adoption of the merger agreement, by the shareholders of Chock full o'Nuts as follows:

  . Sara Lee and Chock full o'Nuts may jointly agree to terminate the merger agreement at any time without completing the merger.

  .  Sara Lee or Chock full o'Nuts may terminate the merger agreement if:

    1. Sara Lee and Chock full o'Nuts do not complete the merger by December 31, 1999; provided, however, that a party may not terminate the merger agreement if its failure to perform any of its obligations under the merger agreement has resulted in the failure of the merger to be completed by that date;

    2. the Chock full o'Nuts shareholders do not adopt the merger agreement;

    3. a statute, rule, regulation or executive order has been enacted, entered or promulgated, which prohibits the completion of the merger;

    4. an order, decree, ruling or injunction has been entered and is final and non-appealable, permanently restraining, enjoining or otherwise prohibiting the merger; or

    5. the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement and has not cured the breach within 30 days of receipt of notice.

  .  Chock full o'Nuts may terminate the merger agreement if:

    1. the Chock full o'Nuts board of directors receives an unsolicited superior proposal, and

    2. the Chock full o'Nuts board enters into an agreement with the third party making a superior proposal after it (A) notifies Sara Lee of the proposal, (B) Sara Lee does not offer to amend the merger agreement to match the offer, and (C) Chock full o'Nuts pays the termination fee described below.

  . Chock full o'Nuts may terminate the merger agreement if the average price of Sara Lee common stock is less than $21.00 per share and Sara Lee does not increase the merger consideration to a value, as of the determination date, of $11.00 per share of Chock full o'Nuts common stock.

  . Sara Lee may terminate the merger agreement if the Chock full o'Nuts board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reconfirm its recommendation upon request by Sara Lee.

  . Sara Lee may also terminate the merger agreement if Chock full o'Nuts or any of its directors or officers receives an unsolicited proposal and Chock full o'Nuts fails to notify Sara Lee, within 30 days of receipt by Sara Lee of notice of the existence of the proposal that (1) the proposal has been rejected or withdrawn or (2) Chock full o'Nuts is no longer engaged in negotiations or discussions regarding the proposal.

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

   Termination Fee. Chock full o'Nuts must pay Sara Lee a termination fee of $7 million and all documented, out-of-pocket expenses reasonably incurred by Sara Lee and CFN in connection with the merger agreement and the merger if:

  . Chock full o'Nuts shareholders receive an acquisition proposal, or an acquisition proposal otherwise becomes publicly known, or the Chock full o'Nuts board of directors withdraws or adversely modifies its recommendation, and in either case the Chock full o'Nuts shareholders fail to approve the merger agreement.

  . Chock full o'Nuts terminates the merger agreement because a superior proposal has been received.

  . Chock full o'Nuts intentionally or in bad faith materially breaches any of its representations or warranties.

  . Chock full o'Nuts accepts a written offer for, or enters into an agreement to complete or completes, a superior proposal with another person within twelve months of termination of the merger agreement for any other reason, except if Sara Lee materially breached its representations and warranties or covenants and agreements and did not cure the breach within 30 days of notice of breach.

   Under the merger agreement, if Chock full o'Nuts fails to pay any termination fee due, Chock full o'Nuts must pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of the termination fee.

   Conduct of Business Pending the Merger. Under the merger agreement, Chock full o'Nuts has agreed that, before the effective time of the merger, it will:

  .  preserve in all material respects its business organization intact, and

  . conduct its operations in the ordinary and usual course of business consistent in all material respects with past practice, including, retaining the services of employees and conducting business with suppliers, customers, creditors and others having business relationships with it.

   In addition, Chock full o'Nuts has agreed, subject to some exceptions, that it and its subsidiaries will comply with specific restrictions relating to the following:

  .  the issuance or disposition of securities;

  .  the issuance of dividends and distributions;

  . modification of the Chock full o'Nuts restated certificate of incorporation and the amended and restated bylaws or other comparable organizational documents;

  .  the corporate structure or ownership of any subsidiary;

  .  employees and employee benefits;

  .  entrance into or modification of contracts;

  .  affiliate transactions;

  .  the acquisition of assets or other entities;

  .  capital expenditures;

  .  settlement of litigation and claims;

  .  accounting policies and procedures;

  .  the incurrence of indebtedness;

  .  modification or action taken with respect to the rights agreement or
     Section 912 of the NYBCL, which governs takeover attempts; and

  .  purchase contracts for green coffee.

   The agreements related to the conduct of Chock full o'Nuts business in the merger agreement are complicated and not easily summarized. We urge you to carefully read the section of the merger agreement entitled "Conduct of Business by the Company."

   Amendment; Extension and Waiver. Subject to applicable law, the parties may amend the merger agreement by mutual agreement, in writing at any time. However, after the merger agreement has been adopted by the shareholders of Chock full o'Nuts, they may not amend the merger agreement to reduce the amount or change the type of merger consideration without the consent of the shareholders.

   In addition, at any time before the effective time of the merger, either party may:

  .  extend the time for performance of the obligations of any other party,

  . waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document, and

  . except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

   Expenses. Whether or not the merger is completed, each party will pay its own fees and expenses incurred in connection with the merger and the merger agreement, except as otherwise provided in the merger agreement.

   Representations and Warranties. The merger agreement contains customary representations and warranties relating to, among other things:

  . corporate organization and similar corporate matters of Sara Lee and Chock full o'Nuts;

  .  the capital structure of Chock full o'Nuts;

  . authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Sara Lee and Chock full o'Nuts;

  . documents filed by each of Sara Lee and Chock full o'Nuts with the SEC, the accuracy of information contained in such documents and the absence of undisclosed liabilities of each of Sara Lee and Chock full o'Nuts;

  . the accuracy of information supplied by each of Sara Lee and Chock full o'Nuts in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  .  absence of material changes or events concerning Chock full o'Nuts;

  .  compliance with applicable laws by Chock full o'Nuts;

  .  existing benefit plans of Chock full o'Nuts;

  . matters relating to the Employee Retirement Income Security Act for Chock full o'Nuts;

  .  filing of tax returns and payment of taxes by Chock full o'Nuts;

  .  required shareholder vote of Chock full o'Nuts;

  . satisfaction or inapplicability of state takeover statutes' requirements for Chock full o'Nuts;

  . engagement and payment of fees of brokers, investment bankers, finders and financial advisors by Chock full o'Nuts;

  . receipt of a fairness opinion by Chock full o'Nuts from its financial advisor;

  .  intangible assets of Chock full o'Nuts;

  .  environmental matters of Chock full o'Nuts;

  . permits, licenses , approvals, exemptions, qualifications and governmental authorizations necessary to conduct Chock full o'Nuts' business;

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

  . Chock full o'Nuts having taken necessary action under its rights agreement to ensure that the rights plan will not trigger the distribution of rights as a result of entering into the merger agreement and/or consummating the merger;

  .  intellectual property and year 2000 matters of Chock full o'Nuts;

  .  outstanding and pending material litigation of Chock full o'Nuts;

  .  performance of contracts of Chock full o'Nuts; and

  .  interim operations of CFN Acquisition Corporation.

   Amendments to the Chock full o'Nuts Certificate of Incorporation. As of the effective time of the merger, the Chock full o'Nuts restated certificate of incorporation will be substantially identical to the certificate of incorporation of CFN Acquisition Corporation immediately before the merger. For a summary of certain provisions of the Chock full o'Nuts restated certificate of incorporation and the associated rights of Chock full o'Nuts shareholders, see "Comparison of Rights of Common Shareholders of Sara Lee and Chock full o'Nuts."

   Amendments to the Chock full o'Nuts By-laws. The merger agreement provides that the bylaws of CFN Acquisition Corporation, as in effect immediately before the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended. For a summary of certain provisions of the Chock full o'Nuts bylaws and the associated rights of Chock full o'Nuts shareholders, see "Comparison of Rights of Common Shareholders of Sara Lee and Chock full o'Nuts."

                     DESCRIPTION OF SARA LEE CAPITAL STOCK

   The following summary of the capital stock of Sara Lee is subject in all respects to applicable Maryland law, Sara Lee's charter and bylaws and Sara Lee's rights agreement. See "Comparison of Rights of Common Shareholders of Sara Lee and Chock full o'Nuts" and "Where You Can Find More Information."

   The total authorized shares of capital stock of Sara Lee consist of:

  .  1.2 billion shares of common stock, $.01 par value per share,

  . 12 million shares of preferred stock, without par value, of which 6 million shares have been designated as Series A Junior Participating Preferred Stock, and

  . 1.5 million shares of convertible adjustable preferred stock, without par value.

   At the close of business on August 7, 1999, approximately 882 million shares of Sara Lee common stock were issued and outstanding, and no shares of Sara Lee preferred stock or convertible preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts and obligations.

   Sara Lee's charter authorizes its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series, as authorized by the board. Before the board may issue shares of any series, it is required by Maryland law and the charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. The board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Sara Lee that might involve a premium price for holders of common stock or otherwise be in their best interest.

   The additional classes or series, as well as the common stock, will be available for issuance without further action of Sara Lee's stockholders, unless action is required by applicable law or the rules of any stock exchange or automated quotation system on which Sara Lee's securities may be listed or traded. Although the Sara Lee board of directors has no intention at the present time of doing so, it could authorize the issuance of a class or series that could, depending upon the terms of the class or series, delay, defer or prevent a transaction or a change in control of Sara Lee that might involve a premium price for holders of common stock or otherwise be in their best interest.

   Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of Sara Lee. Shares of Sara Lee common stock have equal dividend, liquidation and other rights. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Sara Lee preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Sara Lee common stock or for other corporate purposes.

   For a description of the rights to acquire Sara Lee junior preferred stock that are attached to shares of Sara Lee common stock, see "Comparison of Rights of Common Shareholders of Sara Lee and Chock full o'Nuts--Rights Plan."

                  COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
                       OF SARA LEE AND CHOCK FULL O'NUTS

   The rights of Sara Lee stockholders are currently governed by the Maryland General Corporation Law, Sara Lee's charter and Sara Lee's bylaws. The rights of Chock full o'Nuts shareholders are currently governed by the New York Business Corporation Law, Chock full o'Nuts' restated certificate of incorporation and Chock full o'Nuts' amended and restated bylaws. Upon completion of the merger, the rights of Chock full o'Nuts shareholders who become stockholders of Sara Lee in the merger will be governed by the Maryland General Corporation Law, Sara Lee's charter and Sara Lee's bylaws.

   The following description summarizes the material differences which may affect the rights of stockholders of Sara Lee and shareholders of Chock full o'Nuts but is not a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. We urge you to read carefully the relevant provisions of the Maryland General Corporation Law, Sara Lee's charter, Sara Lee's bylaws, the New York Business Corporation Law, Chock full o'Nuts' restated certificate of incorporation and Chock full o'Nuts' amended and restated bylaws.

              SARA LEE                              CHOCK FULL O'NUTS

                                 Capitalization

1.2 billion shares of common stock,       50 million shares of common stock,
$.01 par value per share, 12 million      $.25 par value per share. At the
shares of preferred stock, without        close of business on September 2,
par value, of which 6 million shares      1999, there were approximately
have been designated as Series A          11,561,000 shares of Chock full
Junior Participating Preferred            o'Nuts common stock outstanding.
Stock, and 1.5 million shares of
convertible adjustable preferred
stock, without par value. Sara Lee's
authorized capital stock is more
fully described above under
"Description of Sara Lee Capital
Stock."

                                 Voting Rights

One vote for each share held of           One vote for each share held of
record on all matters submitted to a      record on all matters submitted to a
vote of the stockholders; no              vote of the shareholders; no
cumulative voting for the election        cumulative voting for the election
of directors.                             of directors.

                               Board of Directors

Number. 17 members currently; must        Number. 10 members currently; must
always be at least 3 directors and        always be at least 9 and no more
no more than 25 directors; number of      than 27 directors; number of
directors may be changed from time        directors to be determined by a
to time by the majority of the            majority of the entire board of
entire board of directors. No             directors. Has a staggered board
staggered board.                          with three classes. Each class of
                                          directors is elected for three-year
                                          terms, and each class consists, as
                                          nearly as possible, of one-third of
                                          the total number of directors
                                          constituting the entire board of
                                          directors.

Vacancy. A vacancy on the Sara Lee        Vacancy. A vacancy on the Chock full
board of directors, for any reason        o'Nuts board of directors and newly
other than by reason of an increase       created directorships resulting from
in the number of directors, will be       any increase in the authorized
filled by the affirmative vote of a       number of directors may be filled by
majority of the remaining directors       the majority vote of the remaining
then in office, even though less          directors, even though less than a
than a quorum. A vacancy as a result      quorum.
of an increase in the number of
directors may be filled by action of
a majority of the entire board of
directors.

              SARA LEE                              CHOCK FULL O'NUTS

Removal. Sara Lee's charter does not      Removal. Any director or the entire
address removal of directors.             Chock full o'Nuts board of directors
Consequently, Maryland law provides       may be removed for cause, at a
that the stockholders of a                special meeting of shareholders, by
corporation may remove any director,      the affirmative vote of the holders
with or without cause, by the             of at least a majority of the voting
affirmative vote of a majority of         power of all of the then outstanding
all of the votes entitled to be cast      shares of capital stock entitled to
for the election of directors.            vote generally in the election of
                                          directors.

                  Amendments to Certificates of Incorporation

Two-thirds of all votes entitled to       Majority of outstanding shares
be cast required to amend.                required to amend.

Maryland law allows a corporation's       75% of the voting power of all of
charter to contain a provision            the outstanding shares of capital
allowing its board of directors, by       stock entitled to vote generally in
a majority vote of the entire board       the election of directors required
of directors, to amend the                to amend or repeal paragraphs 1, 2
corporation's charter to increase or      or 5 of Article VI of Chock full
decrease the aggregate number of          o'Nuts' restated certificate of
authorized shares of stock without        incorporation, which relate to the
stockholder approval.                     Chock full o'Nuts board of
                                          directors, vacancies on the board of
                                          directors, removal of directors and
                                          amending these paragraphs.

Maryland law also permits non-
economic changes to be made to the
charter with the approval of a
majority of the entire board of
directors, without shareholder
approval, including: changing the
name of a corporation, changing the
name or designation of any class or
series of a corporation's shares and
changing the aggregate par value of
a corporation's shares.

                              Amendments to Bylaws

The board has the exclusive power         The board, by majority vote of the
and right to make, alter or repeal        total number of directors, may
any or all of its bylaws at any           adopt, amend or repeal the bylaws; a
time.                                     majority of the voting power of the
                                          then outstanding shares entitled to
                                          vote at any regular or special
                                          meeting of the shareholders may also
                                          adopt, amend or repeal the bylaws.

                               Shareholder Action

Action may be taken without a             Any action required or permitted to
meeting if (1) a unanimous written        be taken by shareholders may be
consent setting forth the action is       effected by written consent of all
signed by each stockholder entitled       of the shareholders.
to vote on the matter and (2) a
written waiver of any right to
dissent is signed by each
stockholder entitled to notice of
the meeting but not entitled to vote
at it are filed with the records of
the stockholders' meetings.

              SARA LEE                              CHOCK FULL O'NUTS

                         Notice of Shareholder Actions

Advance written notice of (1)             Advance written notice of
nominations for election of               nominations for election of
directors and (2) business to be          directors at a meeting of
properly brought before an annual         shareholders required. Must be
meeting of stockholders is required.      received by the secretary not less
Must generally be delivered to the        than 30 days nor more than 60 days
secretary not later than 60 days nor      before the meeting. If less than 40
earlier than 90 days before the           days' notice or prior public
first anniversary of the preceding        disclosure of the date of the
year's annual meeting. If the annual      meeting is given or made to
meeting is advanced by more than 30       shareholders, any notice of
days or delayed by more than 60 days      nomination must be received not
from the anniversary date, notice         later than the close of business on
must be delivered not earlier than        the tenth day following the earlier
90 days nor later than 60 days            of (1) the day on which notice of
before the annual meeting or the          the meeting was mailed or (2) the
tenth day following the day on which      day on which public disclosure was
public announcement of the date of        made.
the meeting is first made.

If Sara Lee calls a special meeting
of stockholders for the purpose of
electing one or more directors, any
stockholder who is a stockholder of
record both at the time of giving
notice to Sara Lee and at the time
of the special meeting may nominate
a director or directors. Written
notice must be delivered not earlier
than 90 days before the special
meeting and not later than the later
of (1) 60 days before the special
meeting or (2) 10 days following the
day on which public announcement is
first made of the date of the
special meeting and of the proposed
nominees proposed to be elected.

                          Special Shareholder Meetings

May be called by: (1) the chairman        May be called by: (1) the chairman
of the board, (2) the board or (3)        of the board, (2) the chief
stockholders entitled to cast at          executive officer or (3) a majority
least a majority of all of the votes      of the board then in office.
entitled to be cast at the special
meeting by request to the secretary.

A stockholder request for a special
meeting must state the purpose or
purposes of the meeting and the
matters proposed to be acted upon.
The request must also be delivered
to the secretary.

                 Limitation of Personal Liability of Directors

Under Maryland law, permitted to          Under New York law, permitted to
limit the liability of directors and      eliminate or limit the personal
officers to the corporation and its       liability of directors to the
stockholders for money damages.           corporation or its shareholders for
                                          damages.

May not limit liability resulting         May not limit liability:
from:

(1) actual receipt of an improper         (1) if a judgment or other final
benefit or profit in money, property      adjudication adverse to the director
or services or                            establishes bad faith, intentional
                                          misconduct or a knowing violation of
                                          law, or that the director personally
                                          gained in fact a financial profit or
                                          other advantage to which he was not
                                          legally entitled or that the
                                          director's acts violated other
                                          specific provisions of New York law;
                                          or

              SARA LEE                              CHOCK FULL O'NUTS

(2) active and deliberate dishonesty      (2) for any act or omission before a
established by a final judgment as        limitation on indemnification is
being material to the case of             included as an amendment to the
action.                                   certificate of incorporation.

Sara Lee's charter contains a             Chock full o'Nuts' restated
provision which limits this               certificate of incorporation
liability to the fullest extent           contains a provision limiting the
permissible under Maryland law.           personal liability of directors to
                                          the corporation and the shareholders
                                          to the fullest extent permitted
                                          under New York law.

                                   Dividends

Subject to any preferential rights        The board may declare dividends on
of any other class or series of           its outstanding shares in accordance
stock, the board may authorize and        with law.
declare dividends out of assets
legally available for distributions.

                                   Conversion

No rights to convert their shares         No rights to convert their shares
into any other securities.                into any other securities.

                         Dissenters or Appraisal Rights

Stockholders have the right to            Shareholders of a New York
demand and to receive payment of the      corporation have the right to
fair value of their stock, except as      dissent and receive payment of the
otherwise provided by Maryland law,       fair value of their shares, except
in the event of:                          as otherwise provided by New York
                                          law, in the event of:

  .  a merger or consolidation,              .  amendments or changes to the
                                                certificate of incorporation
                                                adversely affecting their
                                                shares,

  .  a share exchange,


  .  sales of all or substantially
     all of the assets,                      .  mergers or consolidations,


  .  a charter amendment altering            .  sales, leases, exchanges or
     contract rights of                         other dispositions of all or
     outstanding stock, as                      substantially all the
     expressly set forth in the                 corporation's assets and
     charter, and substantially
     adversely affecting the
     stockholder's rights, or

                                             .  share exchanges.


                                          The right to demand and receive
  .  business combinations with           payment of fair value does not apply
     interested shareholders that         to stock listed on a national
     are subject to or exempted           securities exchange or The Nasdaq
     from Maryland's business             National Market.
     combination statute and in
     connection with the approval
     of voting rights of
     stockholders under Maryland's
     control share acquisition
     statute.

                                          Shareholders of Chock full o'Nuts do
                                          not have appraisal rights in the
                                          merger.

Except with respect to specific
business combinations and in
connection with appraisal and
dissenters' rights existing as a
result of Maryland's control share
acquisition statute, the right to
demand and receive payment of fair
value does not apply to the
following:

              SARA LEE                              CHOCK FULL O'NUTS

  .  stock listed on a national
     securities exchange or The
     Nasdaq National Market;

  .  stock of the successor in a
     merger, unless the merger (1)
     alters the contract rights of
     the stock, as expressly set
     forth in the charter and the
     charter does not reserve the
     right to do so or (2)
     converts the stock in whole
     or in part into something
     other than stock, cash, scrip
     or other interests, or

  .  stock of an open-end
     investment company registered
     with the SEC under the
     Investment Company Act of
     1940 and the stock is valued
     in the transaction at its net
     asset value.

Stockholders of Sara Lee do not have
appraisal rights in the merger.

   The following sections describe in relative detail the different rights relating to business combinations and takeover attempts applicable to the shareholders of Sara Lee and Chock full o'Nuts, respectively. These rights are complicated and not easily summarized. We urge you to refer to the relevant laws, governing documents and rights plans for a complete understanding of the rights relating to these important matters.

Business Combinations

   Sara Lee. Under Maryland law, a number of business combinations between a Maryland corporation and an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder and after that time must be recommended by the board of directors of the corporation and approved by:

      (a) at least 80% of the votes entitled to be cast of its outstanding voting shares, voting together as a single voting group, and

      (b) two-thirds of the votes entitled to be cast of the outstanding voting shares, other than shares held by the interested stockholder with whom the business combination is to be effected;

unless the "fair price" provisions are complied with or the business combination is either approved or exempted by the board of directors before the interested stockholder becomes an interested stockholder.

   Business combinations include mergers, consolidation, share exchanges or, in some circumstances, asset transfers or issuances or reclassifications of equity securities.

   An "interested stockholder" is: (1) any person who beneficially owns 10% or more of the voting power of the corporation's shares, unless before the person beneficially owning voting power, the board of directors approved the transaction making the person an interested stockholder, (2) an affiliate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or (3) any affiliate of an interested stockholder.

   The business combinations statute could have the effect of delaying, deferring or preventing unsolicited offers to acquire Sara Lee and of increasing the difficulty of consummating an unsolicited offer.

   Chock full o'Nuts. Under New York law, a New York corporation is prohibited from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date the person became an interested shareholder, unless, before becoming an interested shareholder, the board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder. After the five-year period, the business combination must be approved by a majority of shareholders other than the interested shareholder or the price paid to all shareholders must meet conditions relating to the type and minimum amount of consideration to be paid to shareholders.

   For purposes of the New York business combination law, a "business combination" includes:

  .  a merger or consolidation,

  .  a sale, lease, pledge or other disposition of assets,

  .  a stock issuance or transfer,

  .  a liquidation or dissolution,

  .  a reclassification of securities,

  .  a recapitalization, or

  . any transaction in which an interested shareholder benefits disproportionately in relation to any other shareholder.

   An "interested shareholder" is defined as any person or entity that currently owns, directly or indirectly, or in the case of affiliates and associates of the corporation, that owned at any time during the past five years, more than 20% of the outstanding voting stock of the corporation.

Control Share Acquisitions

   Sara Lee. Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights unless approved by two-thirds of the votes entitled to be cast by stockholders, excluding shares of stock owned by the acquiring person, officers of the corporation and directors of the corporation who are employees of the corporation.

   Control shares are voting shares of stock over which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, that would entitle the acquiror to exercise voting power electing directors within one of the following ranges: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority of all voting power.

   Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of control shares.

   Once a person who has made or proposes to make a control share acquisition has agreed to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders. The special meeting must be held within 30 to 50 days of the demand to consider the voting rights of the control shares. If no request is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver the acquiring person statement as required by Maryland law, then, in general, the corporation may redeem any or all of the control shares. It may not redeem those shares for which voting rights have previously been approved. Fair value is determined without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of control share acquisitions.

   The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the charter or the bylaws of the corporation.

   Sara Lee's bylaws provide that the control share acquisition statute does not apply to any acquisition by any person of shares of Sara Lee stock. However, this bylaw may be repealed by the board of directors at any time.

   The control share acquisition statute could have the effect of delaying, deferring or preventing unsolicited offers to acquire Sara Lee and of increasing the difficulty of consummating an unsolicited offer.

   Chock full o'Nuts. New York does not have a control share acquisition statute.

Rights Plan

   Sara Lee. On March 26, 1998, the Sara Lee board of directors authorized and Sara Lee declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Sara Lee common stock. The Sara Lee board of directors also authorized the issuance of one right for each share of Sara Lee common stock issued after the record date and before the earliest of the distribution date, the redemption, exchange or expiration of the rights. Except as set forth below and subject to adjustment as provided in the Sara Lee rights agreement, each right entitles the registered holder to purchase from Sara Lee one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $215 per right. The purchase price is subject to adjustment from time to time to prevent dilution upon specified changes in Sara Lee's capitalization. Sara Lee has reserved six million shares of preferred stock for issuance upon exercise of the rights. The terms and conditions relating to the rights are set forth in the Sara Lee rights agreement, dated March 26, 1998.

   The rights will separate from the Sara Lee common stock upon the earlier of:

  . ten days following a public announcement that a person or group, known as an "acquiring person," together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Sara Lee common stock. This date is referred to as the "stock acquisition date"; or

  . ten business days, or any later date determined by the Sara Lee board of directors, following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Sara Lee common stock;

provided, however, that a person that beneficially owns less than 25% of the outstanding Sara Lee common stock will not be an acquiring person and will not cause the rights to be distributed if the person has reported or is required to report its ownership of Sara Lee common stock on Schedule 13G or Schedule 13D under the Exchange Act and the Schedule 13D does not state any intention to, or reserve the right to, control or influence Sara Lee or engage in certain other actions, so long as the person neither reports nor is required to report this ownership other than as described in this proviso. The earlier of these dates is referred to as the "distribution date."

   The rights will first become exercisable on the distribution date and will expire at the close of business on May 31, 2008, unless earlier redeemed or exchanged by Sara Lee. Notwithstanding the foregoing, the rights will not be exercisable after the occurrence of a triggering event until Sara Lee's right of redemption has expired.

   As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Sara Lee common stock as of the close of business on the distribution date. Then the separate rights certificates alone will evidence the rights. Subject to some exceptions, only shares of Sara Lee common stock issued before the distribution date will be issued with rights.

   If a person becomes an acquiring person, except pursuant to a qualifying offer, it is referred to as a "triggering event." If a triggering event occurs, the rights will "flip-in" and entitle each holder of a right, except as provided below, to purchase, upon exercise at the then-current purchase price, that number of shares of Sara Lee common stock having a market value of two times the purchase price.

   A "qualifying offer" is an offer for all outstanding shares of Sara Lee common stock which the independent directors determine to be fair to, and otherwise in the best interest of, Sara Lee and its stockholders after receiving advice from one or more investment banking firms.

   Any rights beneficially owned at any time on or after the earlier of the distribution date and the stock acquisition date by an acquiring person or an affiliate or associate of an acquiring person, whether or not such ownership is subsequently transferred, will become null and void upon the occurrence of a triggering event. Then any holder of the rights will have no right to exercise them.

   If, following a triggering event, Sara Lee is acquired in a merger or other business combination in which its common stock does not remain outstanding or is changed or 50% of the assets or earning power of Sara Lee and its subsidiaries taken as a whole is sold or otherwise transferred to any person, other than Sara Lee or any subsidiary of Sara Lee, in one or more related transactions, the rights will "flip-over." Each holder of a right, except as provided in the preceding paragraph, will be entitled to purchase that number of shares of common stock of the acquiring company, or, in some circumstances, one of its affiliates, which at the time of this transaction would have a market value of two times the then-current purchase price. This provision does not apply to a qualifying offer.

   At any time until the earlier of (1) 15 days following the stock acquisition date and (2) the expiration date, Sara Lee may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustments. Sara Lee may, at its option, pay the redemption price in cash, shares of its common stock or any other form of consideration determined to be appropriate by the board of directors.

   Under circumstances involving redemption after an acquiring person becomes so or after a change of a majority of directors, redemption of the rights requires the concurrence of a majority of continuing directors. Immediately upon the action of Sara Lee's board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the holders of rights will be entitled to receive only the applicable redemption price. In addition, after a triggering event, at the election of the board of directors, the outstanding rights not beneficially owned by an acquiring person or an affiliate or associate of an acquiring person may be exchanged, in whole or in part, for shares of Sara Lee common stock, or shares of preferred stock of Sara Lee having essentially the same value or economic rights as the common stock shares. Immediately upon the action of the board of directors authorizing any exchange, and without any further action or notice, the rights subject to exchange will terminate and will only entitle holders to receive the shares issuable upon the exchange.

   Until a right is exercised, the holder will have no rights as a stockholder of Sara Lee, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Sara Lee, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for Sara Lee common stock, other consideration or common stock of the acquiring company.

   At any time before the distribution date, Sara Lee may, without the approval of any holder of the rights, supplement or amend any provision of the rights agreement. After a distribution date, the rights agreement may be amended only:

  .  to cure ambiguities,

  .  to correct inconsistent provisions,

  . to shorten or lengthen any time period, under some circumstances only with the concurrence of a majority of the continuing directors, or

  . in ways that do not adversely affect the rights holders other than an acquiring person.

   From and after the distribution date, the rights agreement may not be amended to lengthen (x) a time period relating to when the rights may be redeemed when the rights are not then redeemable, or (y) any other time period unless this lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of rights, other than an acquiring person.

   Chock full o'Nuts. On December 30, 1987, the Chock full o'Nuts board of directors authorized and declared a dividend distribution of one right for each outstanding share of its common stock on January 22, 1988 pursuant to the original rights agreement dated as of December 30, 1987. This rights agreement was subsequently amended and restated by the final rights agreement, which is referred to throughout this proxy statement/prospectus as the "rights agreement." Under the rights agreement, each right entitles the holder to purchase one share at an exercise price of $28.00, subject to adjustment.

   Under the rights agreement, until the close of business on the distribution date, the rights will be evidenced by the certificates evidencing shares and will be transferred with and only with share certificates. As soon as practicable after the distribution date, certificates evidencing the rights will be mailed to holders of record of the shares as of the close of business on the distribution date, and then the separate rights certificates alone will evidence the rights.

   The "distribution date" occurs on the earlier of (1) 10 days following a public announcement that, without Chock full o'Nuts' prior consent, a person or group of affiliated or associated persons has acquired or obtained the right to acquire, after December 30, 1987, beneficial ownership of securities having 20% or more of the voting power of all outstanding voting securities of Chock full o'Nuts or a person or group of affiliated persons that, on December 30, 1987, beneficially owned securities having 20% or more of Chock full o'Nuts' voting power, has acquired or obtained the right to acquire, after December 30, 1987, beneficial ownership of securities representing an additional 2% of Chock full o'Nuts' voting power, any such person or group being an "acquiring person," or
(2) 10 business days, or any later date as Chock full o'Nuts' board of directors determines, following the commencement of, or a public announcement of an intention to make, a tender offer or exchange offer which would result in any person or group of related persons becoming an acquiring person without the prior consent of Chock full o'Nuts.

   In the event that a person becomes an acquiring person, unless pursuant to a permitted offer, each holder of a right will for a 60-day period have the right to receive, upon exercise, that number of shares having a market value of two times the then-current exercise price of the right, subject to the availability of a sufficient number of authorized but unissued shares. However, an acquiring person's rights become void.

   A "permitted offer" is a tender or exchange offer for all outstanding shares at a price and on terms determined by at least a majority of the members of the board of directors, who are not themselves acquiring persons or affiliates or associates of an acquiring person, to be both adequate and otherwise in the best interests of Chock full o'Nuts and its various constituents, including, without limitation, both the long term and short term interests of Chock full o'Nuts and its shareholders.

   The rights are not exercisable until the distribution date. The rights will expire at the earliest of (1) December 30, 2007, (2) consummation of a merger transaction in connection with a permitted offer or (3) the date the rights are redeemed by Chock full o'Nuts. At any time before there being an acquiring person or the expiration of the rights, Chock full o'Nuts may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. Upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the holders of rights will be entitled to receive only the redemption price.

   At any time after the acquisition by a person or group of beneficial ownership of 20% or more of Chock full o'Nuts' voting power and before the acquisition by that person or group of 50% or more of Chock full o'Nuts' voting power, the board of directors may, at its option, exchange all or part of the then outstanding rights for shares at an exchange ratio of one share per right, subject to adjustment. However, the rights owned by the person or group become void.

   Pursuant to the merger agreement, Chock full o'Nuts has amended its rights agreement to exempt Sara Lee and the merger from operation of the rights agreement, subject to Sara Lee's compliance with the terms of the merger agreement.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

   Sara Lee common stock is listed for trading on the New York Stock Exchange under the trading symbol "SLE," and Chock full o'Nuts common stock is also listed for trading on the New York Stock Exchange under the trading symbol "CHF." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of both Sara Lee and Chock full o'Nuts common stock on the New York Stock Exchange Composite Transaction Tape. We have adjusted the price per share of Sara Lee common stock to reflect a 2-for-1 stock split in the form of a stock dividend which was effective on December 1, 1998. For current price information, shareholders are urged to consult publicly available sources.

                                                              Sara Lee
                                                     ---------------------------
                                                       High     Low    Dividends
                                                     -------- -------- ---------
      Fiscal Year Ended June 27, 1998
      First Quarter................................. 26 1/8   19 1/2     .105
      Second Quarter................................ 28 1/2   23 3/4     .115
      Third Quarter................................. 31 5/32  26 19/32   .115
      Fourth Quarter................................ 31 13/16 28 7/32    .115
      Fiscal Year Ended July 3, 1999
      First Quarter................................. 29 19/32 22 5/32    .115
      Second Quarter................................ 30 13/16 26 1/8     .125
      Third Quarter................................. 29 7/8   23 1/2     .125
      Fourth Quarter................................ 26 5/16  21 1/2     .125
      Fiscal Year Ending July 1, 2000
      First Quarter (through September 7, 1999)..... 24 7/16  21 3/16    .125

   In fiscal 1998, Sara Lee announced plans to repurchase $3 billion of its common stock over a three-year period. Sara Lee repurchased $2.778 billion of its common stock during fiscal 1998 and fiscal 1999. Sara Lee does not intend to repurchase any shares of its common stock from the date of this proxy statement/prospectus until the completion of the merger.

                                                          Chock full o'Nuts
                                                     ---------------------------
                                                       High     Low    Dividends
                                                     -------- -------- ---------
      Fiscal Year Ended July 31, 1998
      First Quarter.................................  8 3/4    6 1/4      --
      Second Quarter................................  7 5/8    6          --
      Third Quarter.................................  8 1/8    6 5/8      --
      Fourth Quarter................................  8 5/8    6 1/4      --

      Fiscal Year Ended July 31, 1999
      First Quarter.................................  7 1/2    4 3/4      --
      Second Quarter................................  7 7/8    5 1/16     --
      Third Quarter.................................  9 15/16  4 13/16    --
      Fourth Quarter................................ 10 7/8    9 3/8      --

      Fiscal Year Ending July 31, 2000
      First Quarter (through September 7, 1999)..... 10 9/16  10 5/16     --

                   DESCRIPTION OF CHOCK FULL O'NUTS BUSINESS

   Chock full o'Nuts is the fourth largest roaster, packer and marketer of coffee in the United States based on coffee pounds sold by Chock full o'Nuts. Its broad range of regular and decaffeinated, ground roast, instant and specialty coffees for the foodservice and retail grocery industries are sold regionally throughout the United States and Canada under various well known trademarks, including Chock full o'Nuts, LaTouraine and Cain's. Best known among its products is Chock full o'Nuts brand premium, vacuum packed, all-method grind coffee. Chock full o'Nuts is also one of the largest marketers of foodservice and private label coffees. The balance of Chock full o'Nuts' business is derived from its developing Quikava outlets and from real estate operations.

   Chock full o'Nuts was incorporated in 1932, and for many years, Chock full o'Nuts' primary business was the operation of counter service restaurants, under the Chock full o'Nuts name. In 1953, Chock full o'Nuts expanded its business by marketing the coffee made famous in its restaurants to consumers via supermarkets and other retail grocery outlets. Impactful advertising, featuring the "Heavenly Coffee" jingle, made Chock full o'Nuts brand premium coffee a market leader. In 1983, management discontinued Chock full o'Nuts' restaurant operations and concentrated its efforts on the sale of coffee and related food products. In 1994, Chock full o'Nuts commenced opening a limited number of Chock Cafes in the New York metropolitan area. Chock Cafes offered moderately priced specialty coffees, sandwiches, salads, bakery products, snacks and other assorted food and beverage products. In October 1996, Chock full o'Nuts adopted a plan to discontinue operations of these company-owned cafes.

   In July 1998, Chock full o'Nuts acquired the hot beverage business of Park Foods, LLP, whose business consists primarily of sales of coffee, cappuccino, cocoa and leaf tea to a nationwide customer base. See Note 2 of Notes to Consolidated Financial Statements for the year ended July 31, 1998 for a more detailed description of this transaction.

   In January 1997, Chock full o'Nuts acquired substantially all of the assets and assumed substantially all of the liabilities of Ireland Coffee & Tea Company a leading roaster and distributor of coffees to hotels, restaurants and institutions on the East Coast of the United States.

   In March 1994, Chock full o'Nuts acquired all the assets and liabilities of Quikava, a company whose menu features a full assortment of the most popular specialty coffee beverages, plus a variety of freshly prepared foods and snacks specifically suited for in-car consumption. Quikava's unique "double drive-thru" format targets the suburban commuter and is uniquely suited to take advantage of the growth of specialty coffees "away from home," where annual growth rates are significant.

   In December 1992, Chock full o'Nuts acquired the stock of Cain's Coffee Co. and several trademarks related to that business. Cain's primary business is the direct sale and distribution of coffee and related products under the Cain's label to foodservice customers in twelve states primarily West of the Mississippi. Cain's also sells coffee and tea to retail customers, using a direct store distribution system.

   In November 1992, Chock full o'Nuts acquired a controlling interest in a partnership, which owned Dana Brown Private Brands, Inc., a company which markets and sells private label coffee and tea products to food retailers and distributors, located primarily in the Midwest.

   In December 1986, Chock full o'Nuts acquired Greenwich Mills Company. Established in 1912, Greenwich Mills Co. is a leading manufacturer and supplier of coffee, tea and allied products to foodservice and private label customers. The majority of their customers are located in markets east of the Mississippi. Greenwich Mills's best known trademark is LaTouraine.

   Corporate management is currently focused on the following growth initiatives: (1) maximizing its foodservice franchise by significantly broadening its customer base for Cain's, Chock full o'Nuts and LaTouraine brand coffee, tea and allied products; (2) increasing retail grocery market shares for such higher margin products as Chock full o'Nuts brand Cafe Blend, decaffeinated, instant and Rich French Roast coffees;

(3) selectively pursuing new business development opportunities that will deliver significant volume and profit growth; and (4) expansion of its developing Quikava drive-thru outlets through franchising.

Coffee and Related Products

   According to certain available industry surveys and Chock full o'Nuts estimates, total United States coffee sales by manufacturers in 1998 were approximately $6 billion. Approximately 36% of total United States coffee sales in 1998 were to foodservice customers.

Beverage Products Operations

   Foodservice Sales and Marketing. In January 1985, Chock full o'Nuts began using Chock full o'Nuts sales personnel and independent food brokers to market its coffee and allied products to foodservice customers. These include chain and independent restaurants, hospitals, airlines, schools, governmental institutions, vending and office coffee service operators and other institutional distributors. In December 1986, Chock full o'Nuts acquired Greenwich Mills Company, which is a major direct sales and distribution supplier in the eastern United States of coffee, tea and allied products to foodservice customers and private label customers. Greenwich's best-known label is LaTouraine, which enjoys a reputation for high quality. LaTouraine also distributes spices, international coffee mixes, specialty coffees, whole bean and pod espresso, hot chocolate, iced and hot tea, powdered soft drinks, soup bases, and portion controlled jams, jellies and condiments.

   In December 1992, Chock full o'Nuts acquired Cain's Coffee Co., which is a major supplier in the Midwest and Southwest of products similar to those sold by Greenwich Mills Company and LaTouraine to foodservice customers.

   In the nine months ended April 30, 1999 and in fiscal 1998, respectively, approximately 53% and 48% of sales were derived from processing and marketing coffee and allied products for sale to foodservice customers. In fiscal 1997 and 1996, sales derived from processing and marketing of coffee and allied products to food service customers accounted for 49% and 46% of sales, respectively. Sales of coffee products to foodservice customers have traditionally been less price-sensitive and depend more on the level of customer service provided. These sales also tend to generate higher operating margins, due to lower marketing and advertising expenses, than do sales of coffee products to retail customers. In addition, the absence of competitors with a dominant market position, makes Chock full o'Nuts' pricing to foodservice customers less susceptible, as compared to pricing to retail customers, to changes in price in response to pricing actions of any single competitor.

Retail Sales and Marketing

   Chock full o'Nuts currently sells most of its retail grocery coffee products to supermarket chains, wholesalers and independent food outlets through independent food brokers. Chock full o'Nuts' retail products include coffees sold under the Chock full o'Nuts, Cain's, Ireland and Safari labels. Chock full o'Nuts believes that its best known product, Chock full o'Nuts premium, vacuum packed, all-method grind coffee, is superior to most competitors in being able to produce a more consistent, better tasting, finished brew from a single, "all-method grind," regardless of the coffee maker used. Chock full o'Nuts also sells an "extended yield" coffee, which produces more cups than equivalent quantities of standard yield coffee. Additionally, Chock full o'Nuts sells decaffeinated roast and ground coffee, instant coffees, a premium quality Cafe blend and a Rich French Roast coffee.

   Chock full o'Nuts and Greenwich Mills Company roast, pack and market regular, decaffeinated and instant coffees for sale by others under a variety of private labels.

   In the nine months ended April 30, 1999 and in fiscal 1998, respectively, Chock full o'Nuts' coffee sales to retail customers accounted for approximately 43% and 46% of sales. In fiscal 1997 and 1996, coffee sales to retail customers accounted for 44% and 48% of sales, respectively. Coffee sales under the Chock full o'Nuts label represented approximately 4% of total branded retail grocery coffee sales in the United States in the nine months ended April 30, 1999 and in fiscal 1998.

   Chock full o'Nuts' all-method grind coffee is sold in most major metropolitan areas of the United States and in the provinces of Ontario and Quebec, Canada. Sales are concentrated in the New York metropolitan area, upstate New York, New England, Philadelphia, Washington, D.C. and Florida. Chock full o'Nuts believes that its distinctive packaging design and one grind concept are important factors in the marketing of its coffee products. Marketing a single grind coffee has enabled Chock full o'Nuts' all-method grind coffee to be consistently one of the fastest moving items off supermarket shelves in markets where its sales are concentrated.

   The sales of Cain's, Ireland and Safari brand products are concentrated in the Midwest, East and Southwest, respectively.

Suppliers and Manufacturing

   Chock full o'Nuts' coffee is primarily a blend of readily available Central and South American coffees. Chock full o'Nuts purchases approximately 100 million pounds of green coffee beans annually. All green coffee is purchased from approximately 25 importers located in New York City, New Orleans and Miami, who assume the risk of delivering beans that meet Chock full o'Nuts' quality requirements at a guaranteed price. Chock full o'Nuts generally buys its coffee through contracts providing for delivery in 4 to 12 weeks and supplements these contracts with purchases on the spot market. All purchases are subject to inspection and approval by the United States Food and Drug Administration.

   Manufacturing activities for coffee and related products are presently conducted at the following facilities:

        Location                              Principal Use
------------------------  ------------------------------------------------------
Brooklyn, New York......  Coffee Roasting Plant, Warehouse
St. Louis, Missouri.....  Coffee Roasting Plant, Warehouse
Hialeah, Florida........  Coffee Roasting Plant, Warehouse
Rochester, New York.....  Coffee Roasting Plant, Warehouse
Oklahoma City, Oklahoma.  Coffee Roasting Plant and Processing Plant for Tea and
                          Related Food Products, Warehouse
Springfield, Missouri...  Processing Plant for Spices, Warehouse
Pleasantville, New        Coffee Roasting Plant, Warehouse
 Jersey.................

   All of the above facilities are owned, except the Rochester, New York, Springfield, Missouri and Pleasantville, New Jersey facilities, which are leased. Chock full o'Nuts believes that it has sufficient production capacity to meet its current and future needs.

   Chock full o'Nuts also rents executive office space in New York City and maintains warehousing facilities in over forty-five locations throughout the United States. None of these facilities are material to Chock full o'Nuts's operations.

Competition

   The coffee business is highly competitive. Chock full o'Nuts competes for retail customers with a number of nationally and regionally established brands. Its largest competitors are Maxwell House, Yuban and Sanka Coffees owned by Kraft Foods, Folger's Coffee owned by Procter & Gamble and Hills, MJB and Chase & Sanborn owned by The Nestle Company, with combined annual sales accounting for approximately 80% of the United States coffee market. The profitability of Chock full o'Nuts' coffee sales to retail customers is largely dependent on competitive pricing conditions.

   There are many competitors in the business of selling coffee to foodservice customers. However, Chock full o'Nuts believes that no single competitor's sales constitute more than 15% of this market, other than Sara Lee with approximately 25%. Sales of coffee, tea and allied products to foodservice customers have traditionally been less price-sensitive and more dependent on the level of service provided to such customers than sales of the same products to retail customers. In addition, the absence of direct competitors with a dominant market position has traditionally made Chock full o'Nuts's pricing to foodservice customers less susceptible, as compared to pricing to retail customers, to changes in price in response to pricing actions of any single competitor.

Quikava Operations

   Quikava is the operator and franchiser of double-drive thru outlets, which offer a variety of specialty coffees, espresso-based drinks, fresh baked goods, sandwiches, other "finger foods" and snacks. Quikava units are situated on major commuter thoroughfares in suburban markets and offer quick-service of quality beverages and snacks. Chock full o'Nuts intends to develop additional Quikava units, most of which will be franchised. At July 31, 1999, Chock full o'Nuts was operating six company owned units and there were 42 operating franchised units.

Cafes

   In June 1994, with the opening of a flagship store in Midtown Manhattan, Chock full o'Nuts began to develop the business of operating retail cafes which offered moderately priced specialty coffees, sandwiches, salads, bakery products, snacks, and other assorted food and beverage products. In October 1996, Chock full o'Nuts discontinued the operations of its cafes due to store operating losses resulting from high food and labor costs and insufficient volume to cover high fixed and operating costs related to Midtown Manhattan operations as well as a cafe corporate structure organized to support a much higher number of locations.

Research and Development

   Chock full o'Nuts invested a nominal amount in research and development for the three years ended July 31, 1998 and the nine months ended April 30, 1999.

Trademarks

   Certain trademarks (i.e., Chock full o'Nuts, LaTouraine, Eppen Smith, Cain's, Safari and Ireland) are important to Chock full o'Nuts' business.

Employees

   Chock full o'Nuts has approximately 1,440 employees, 15% of whom are represented by labor unions. Chock full o'Nuts believes that its relations with both union and non-union employees are good.

Real Estate Operations

   Chock full o'Nuts is both lessor and lessee on several properties. These properties had been part of Chock full o'Nuts original restaurant operations. Additionally, Chock full o'Nuts owns a coffee roasting facility in Castroville, California which it leases to another coffee company.

Properties

   Chock full o'Nuts leases various premises under long-term leases expiring on various dates through 2009. Several of these leases contain renewal options. No Chock full o'Nuts-leased premises are owned by any of its officers or directors. The following table sets forth the location and certain information about Chock full o'Nuts' plants and other properties as of July 31, 1999. Chock full o'Nuts considers all of these premises adequate for its present and anticipated needs.

Plants and Other Properties

                                                         Approximate   Whether
                                                         Square Feet   Owned or
   Location                  Principal Use              of Floor Space  Leased
   --------                  -------------              -------------- --------
Brooklyn, New   Coffee Roasting, Plant, Warehouse           55,000      Owned
York
St. Louis,      Coffee Roasting, Plant, Warehouse           77,000      Owned
Missouri
Secaucus, New   Warehouse and Offices                      104,000      Owned
Jersey
Hialeah,        Coffee Roasting, Plant, Warehouse           50,000      Owned
Florida
Rochester, New  Coffee Roasting, Plant, Warehouse           50,000      Leased
York
Oklahoma City,  Coffee Roasting Plant, and Processing      150,000      Owned
Oklahoma        Plant for Tea and Related Food
                Products, Warehouse
Springfield,    Processing Plant for Spices, Warehouse      30,000      Leased
Missouri
Pleasantville,  Coffee Roasting Plant, Warehouse            47,000      Leased
New Jersey
574 Fifth       Real Estate Operation                       13,000      Leased
Avenue
New York, New
York
422 Madison     Real Estate Operation                        8,750      Leased
Avenue
New York, New
York
532 Madison     Real Estate Operation                       12,250      Leased
Avenue
New York, New
York
49 Broadway     Real Estate Operation                       12,000      Leased
New York, New
York
1420 Broadway   Real Estate Operation                        6,750      Leased
New York, New
York
370 Lexington   Corporate Headquarters                      11,000      Leased
Avenue
New York, New
York
Waverly Place   Real Estate Operation                        2,500      Leased
Corner
Green Street
New York, New
York
Castroville,    Real Estate Operation                       66,000      Owned
California
Queen Ann       Quikava Operation                              250      Leased
Plaza
Norwell, Mass.
1184 Main       Quikava Operation                              600      Leased
Street
Haverhill,
Mass.
84 Milford      Quikava Operation                              600      Leased
Road
Amherst, New
Hampshire
374 Bridge      Quikava Operation                              600      Leased
Street
N. Weymouth,
Mass.
895 Bald Hill   Quikava Operation                              600      Leased
Road Warwick,
Rhode Island
190 Old Derby   Quikava Operation Headquarters               1,196      Leased
Street
Hingham, Mass.
83 Brockton     Quikava Operations                             600      Leased
Avenue
Abington,
Mass.

           CHOCK FULL O'NUTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, see "Special Note Regarding Forward-Looking Statements" elsewhere in this proxy statement/prospectus.

Operations

   The following is Chock full o'Nuts management's discussion and analysis of significant factors that have affected Chock full o'Nuts operations during the nine month periods ended April 30, 1998 and April 30, 1999 as reflected in its unaudited condensed consolidated statements of operations and the fiscal years ended July 31, 1996, July 31, 1997 and July 31, 1998 as reflected in the audited consolidated statements of operations.

Nine Months Ended April 30, 1999 Compared to Nine Months Ended April 30, 1998

   Net sales from beverage products decreased to $268,386,000 or 11.7% for the nine months ended April 30, 1999 compared to $304,042,000 for the comparable period of the prior year. The decrease was due to a decrease in the average selling price of coffee of $.56 per pound, approximately $44,000,000 and in commodity sales of approximately $7,000,000, offset by a 7.7%, or $15,000,000, net increase in coffee pounds sold. The net increase in coffee pounds sold during this period was primarily due to additional sales of $21,750,000 as a result of the Park Coffee Company acquisition in July 1998. Operating profit from beverage products was $7,192,000, a decrease of 52% for the nine months ended April 30, 1999 compared to the prior year's comparable period. The decrease for operations other than Park Coffee Company for the nine months resulted from decreases in gross margins of approximately $6,500,000 and increases in selling, general and administrative expenses of approximately $1,500,000. Decreases in total gross margins were primarily due to (1) an increase in manufacturing costs resulting from labor and overhead inefficiencies in the manufacturing transition period for Park Coffee Company of approximately $4,500,000 and (2) a decrease in the average selling price of coffee that was greater, by $.08 per pound, than the decrease in the average cost of green coffee, representing approximately $6,500,000. During the nine months ended April 30, 1999 prices of green coffee ranged from a high of $1.35 to a low of $.97 per pound. Selling, general and administrative expenses increased, other than those applicable to Park Coffee Company. The major categories accounting for this increase were delivery costs of approximately $1,085,000, resulting from the manufacturing transition period for Park Coffee Company and increased coffee pounds sold, coupon costs of approximately $585,000 compensation costs of approximately $550,000 and costs applicable to the acquisition of Chock full o'Nuts by Sara Lee of approximately $600,000. The increases in selling, general and administrative expenses were partially offset by decreased amortization of purchased intangibles of approximately $525,000 and insurance costs of approximately $545,000.

   Quikava's growth plans involve franchising the concept in order to generate initial franchise fees and continuing royalty income to cover headquarters' expenses. Franchise operated shop sales were $3,521,000 for nine months ended April 30, 1999 versus $2,364,000, an increase of 49%, over the comparable 1998 period. Quikava company-operated shop sales were $1,874,000 for the nine months ended April 30, 1999 compared to $2,253,000 in the comparable period of the prior year. Company operated shops generate potential franchise interest and provide exposure to the concept. Operating losses amounted to $936,000 for the nine months ended April 30, 1999 compared to $1,367,000 in the comparable period of the prior year. The operating losses consist primarily of headquarters' expenses, such as payroll and related expenses for franchising infrastructure and shop level losses, partially offset by initial franchise fee income and royalty income on franchisee sales.

   Net income was $558,000 ($.05 per basic share and diluted share) for the nine months ended April 30, 1999, compared to $5,566,000 ($.54 per basic share and $.40 per diluted share) for the comparable period of the prior year. The decrease was primarily due to decreased operating profits from beverage products and the gain on sale of real estate in fiscal 1998. This decrease was partially offset by decreased income taxes, attributable to decreased income before income taxes, and to a lesser extent decreased interest expense resulting from reduced amounts of debt outstanding, increased interest income, resulting from increased invested funds, and decreased operating losses from Quikava.

Year Ended July 31, 1998 Compared to Year Ended July 31, 1997

   Net sales from beverage products increased to $390,731,000 or 8.4% for the year ended July 31, 1998 compared to $360,467,000 for the prior year. The increase was primarily due to increases in the average selling price of coffee and to a lesser extent a 2.8% increase in coffee pounds sold. Operating profit from beverage products was $17,854,000, a decrease of 24% for the year ended July 31, 1998 compared to the prior year. The decrease resulted primarily from decreased gross margins attributable to an increase in the average cost of green coffee greater than the increase in the average selling price of coffee and increased manufacturing costs, partially offset by increased coffee pounds sold and increased sales of allied products. During the year ended July 31, 1998 prices for green coffee ranged from a high of $2.11 to a low of $1.06 per pound. Selling, general and administrative expenses decreased slightly primarily due to reduced coupon, compensation and bad debt costs and decreased amortization of purchased intangibles, partially offset by increased advertising, delivery and legal costs. Certain of Chock full o'Nuts' brokerage, delivery and commission costs vary with the number of pounds sold, therefore these selling expenses have increased in 1998 compared to 1997.

   Quikava franchise operated shop sales were $3,531,000 for the year ended July 31, 1998 versus $2,437,000 an increase of 45% over 1997. Quikava company-operated shop sales were $3,626,000 for the year ended July 31, 1998 compared to $3,737,000 in 1997. Operating losses amounted to $1,781,000 for the year ended July 31, 1998, compared to $1,998,000 in the prior year. The operating losses consisted primarily of headquarters' expenses such as payroll and related expenses for franchising infrastructure and shop level losses, partially offset by initial franchise fee income in 1998 and royalty income on franchisee sales.

   Net income was $5,499,000 ($.53 per basic share and $.45 per diluted share) for the year ended July 31, 1998, compared to $7,914,000 ($.76 per basic share and $.55 per diluted share). The difference was primarily due to reduced operating profits from beverage products and to a lesser extent reduced interest income resulting from decreased invested funds. This decrease in net income was partially offset by decreased income taxes attributable to decreased income before income taxes, the unfavorable litigation result in fiscal 1997, the gain on sale of real estate in 1998 ($.07 per basic share and $.03 per diluted share) and to a lesser extent reduced interest expense resulting from reduced amounts of debt outstanding in the second half of the year.

Year End July 31, 1997 Compared to Year Ended July 31, 1996

   In January 1997, Chock full o'Nuts acquired substantially all of the assets and assumed substantially all of the liabilities of Ireland Coffee and Tea Company, whose business consists of roasting and distributing coffees to hotels, restaurants and institutions on the East Coast.

   Net sales from beverage products increased $41,254,000 or 13% for the year ended July 31, 1997, compared to the prior year. The increase was primarily due to a 15% increase in coffee pounds sold. Operating profits from beverage products were $23,498,000, an increase of 41% for the year ended July 31, 1997 compared to the prior year. The increase resulted primarily from increased gross margins and the operations of Ireland Coffee and Tea Company from date of acquisition, partially offset by increased selling, general and administrative expenses. Increased gross margins were primarily due to increased coffee pounds sold and a decrease in the average cost of green coffee. During the year ended July 31, 1997 prices for green coffee ranged from a high of $3.15 to a low of $1.03 per pound. Selling, general and administrative expenses increased primarily due to increased advertising, brokerage and data processing costs and salaries. Chock full o'Nuts' brokerage, delivery and commission costs vary with the number of pounds sold, therefore these selling expenses have increased in 1997 compared to 1996.

   Net sales of Quikava franchise operated shops increased to $2,437,000 for the year ended July 31, 1997 from $1,747,000 in the prior year. Quikava company-operated shops with net sales of $3,737,000 in fiscal 1997 and $1,922,000 in fiscal 1996 were opened in new markets to generate potential franchisee interest and gain exposure to the concept. Operating losses increased to $1,998,000 for the year ended July 31, 1997 compared to $1,649,000 in the prior year. The increase in operating losses consisted primarily of increased headquarters' expenses such as payroll and related expenses for franchising infrastructure and pre-opening costs and increased shop level losses that were primarily due to the number of shops open less than 12 months, partially offset by increased royalty income on increased franchisee sales. The first year shops opening in new markets with lack of brand recognition resulted in slower sales growth and greater shop level losses than established comparable shops.

   Income from continuing operations was $7,914,000 or $.76 per basic share and $.55 per diluted share for the year ended July 31, 1997, compared to $4,631,000 or $.45 per basic share and $.41 per diluted share for the prior year. The difference was primarily due to increased operating profits from beverage products and to a lesser extent increased interest income resulting from increased invested funds in the early part of fiscal 1997 and reduced interest expense resulting from lower amounts of debt outstanding, partially offset by increased income taxes, the write-off of amounts due from the previous owner of an acquired business due to the result of unfavorable litigation and increased operating losses from Quikava. Increased income taxes are primarily attributable to increased income before income taxes, partially offset by realization of a prior year capital loss not previously recorded. The net loss for 1996 is due to a loss from discontinued operations of $6,167,000 or $.60 per basic share and $.28 per diluted share. See Note 5 of Notes to Consolidated Financial Statements for the fiscal year ended July 31, 1998, included elsewhere in this proxy statement/prospectus, for a more detailed description of discontinued operations.

   General inflation has been relatively low for the last several years; however, green coffee prices have changed significantly during the nine months ended April 30, 1999 and fiscal 1998, 1997 and 1996. While Chock full o'Nuts manages its inventory to have rapid turnover, the changes in green coffee prices have required Chock full o'Nuts at times to carry higher inventory dollars than it might otherwise have done in a more stable green coffee market and impacted Chock full o'Nuts' gross profit percentage.

Liquidity and Capital Resources

   As of April 30, 1999, working capital was approximately $87,500,000 and the ratio of current assets to current liabilities was 5.0 to 1.

   As of April 30, 1999, the Chock full o'Nuts had unused borrowing capacity of approximately $36 million under its credit facilities of $40 million with Fleet Bank, N.A. and The Chase Manhattan Bank. See Note D of Notes to Unaudited Condensed Consolidated Financial Statements for the nine months ended April 30, 1999 included elsewhere in this proxy statement/prospectus for a more detailed description of bank credit facilities.

   On December 4, 1998, Chock full o'Nuts redeemed $5,000,000 of its 8% Convertible Subordinated Debentures using existing invested funds. Subsequent to April 30, 1999 through September 2, 1999, $2,498,000 of Chock full o'Nuts 8% Convertible Subordinated Debentures and $3,206,000 of Chock full o'Nuts 7% Convertible Senior Subordinated Debentures were converted into 709,353 shares of Chock full o'Nuts common stock. On August 26, 1999, Chock full o'Nuts called its outstanding 8% Convertible Subordinated Debentures and 7% Convertible Senior Subordinated Debentures for redemption on September 14, 1999. Sara Lee has agreed to provide the necessary funds for redemption on terms substantially identical to those in the existing indentures for the debentures, other than the convertibility feature.

   Chock full o'Nuts plans on expanding its Quikava franchised operations, which, as of July 31, 1999, were operating in 42 locations. The sales of Quikava operated and franchised units are not material to its consolidated sales. Total Quikava store level operations are not currently profitable but are being partially offset by franchise fee and royalty income, however, overhead expenses related to Quikava headquarters are currently resulting in losses of approximately $1,000,000 on an annual basis.

   Chock full o'Nuts believes that its cash flow from operations, its cash equivalents and funds available under its amended and restated revolving credit and term loan agreements with its Banks provide sufficient liquidity to meet its working capital, expansion and capital requirements for at least the next twelve months.

Green Coffee Market

   Coffee is one of the leading commodities traded on futures exchanges. Supplies fluctuate with the weather and prices can be and have been volatile. The supply and price is affected by multiple factors, such as weather, weather forecasts, consumption trends, changes in stock levels, export restrictions observed by members of the Association of Coffee Producing Countries, activities of hedge funds, politics and economics in the coffee producing countries, many of which are lesser developed nations. While coffee trades primarily on the futures market, coffee of the quality level sought by Chock full o'Nuts can trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase.

   In the sixties some coffee exporting countries plus a group of coffee importing countries together formed the International Coffee Organization, or the ICO. The principal aim of the organization was to stabilize coffee prices in the world market. One of the instruments used to achieve this result was a system allocating an export quota to each of the coffee producing countries. In July 1989, this system was abandoned due to disagreements involving several exporting as well as importing countries. In 1994, a new International Coffee Agreement came into force which no longer included the price stability mechanism. As a consequence, the function of the ICO changed. This organization now provides a forum where exporting and importing countries can discuss matters pertaining to coffee. In addition, the ICO publishes statistics about the coffee market. It has thus become an administrative organization.

   When the export quota system was abandoned in 1989, coffee prices declined in the global market. Certain exporting countries were dissatisfied with the new situation and tried to regain their grip on the international coffee market. In 1993, they established the Association of Coffee Producing Countries to boost coffee prices in the global market by keeping part of annual production out of the world market. The members of the Association of Coffee Producing Countries account for around 70% of world coffee exports. The Association of Coffee Producing Countries attempts to achieve better prices by agreeing export quotas for each member country and an export volume ceiling for the organization as a whole.

   The effect of the Association of Coffee Producing Countries on coffee prices is difficult to determine in light of the dramatic price increases resulting from the 1994 frosts in Brazil discussed below. Nonetheless, the Association of Coffee Producing Countries met in November 1994 and resolved to sustain green coffee prices. In January 1996, the Association of Coffee Producing Countries agreed to extend its current limitations on the supply of green coffee which were scheduled to expire in June 1996 through the 1996/1997 green coffee year. No further actions have been taken by the Association of Coffee Producing Countries subsequent to that date. Chock full o'Nuts is unable to predict whether the Association of Coffee Producing Countries will be successful in achieving its goals. Based on published statistics, as of July 31, 1999, the supplies of green coffees held by roasters and buyers are near historically low levels.

   Brazil, the world's largest coffee producer, experienced frosts in June and July of 1994 which reportedly damaged approximately 40% of the green coffee crop. The announcement of the Brazilian frost damage caused a substantial increase in green coffee prices and other coffee-product prices worldwide. Chock full o'Nuts purchases a modest amount of its green coffee from Brazil. In the third and fourth quarter of 1994 Chock full o'Nuts experienced a significant increase in the price of green coffee which carried over into the first three quarters of 1995. Chock full o'Nuts was not able to immediately pass through to customers all of the price increases in the third and fourth quarters of 1994 and the first quarter of 1995 following the significant increase in green coffee prices that resulted from the Brazilian aforementioned frosts. Subsequent to such period through January 1997, Chock full o'Nuts's green purchases and commitments returned to pricing levels closer to those that existed prior to the frosts. In February 1997, green coffee bean prices began to rise significantly reaching a high of $3.18 per pound in May 1997. This bull market was somewhat unique in that the fundamental cause was very tight stocks of arabica coffee in consuming countries. Historically, bull markets have been the direct result of weather developments in Brazil, specifically cold weather and drought that damages the following crop.

   During fiscal 1998, the green coffee market was in the $1.06 to $2.11 per pound range, and towards the end of that year at the lower end of this range. From August 1997 until February 1998, coffee remained relatively high, most of the time at above $1.70 per pound, when a fast, substantial and sustained drop occurred caused by a significantly large Brazilian crop. This left Chock full o'Nuts with large quantities of high-priced inventory while sales slowed as retailers waited for the green coffee market to affect the price they pay for roasted coffee and pressure intensified as major competitors cut prices in response. The result was lower net income in the third quarter of fiscal 1998 compared to the first and second quarters and an approximate break-even in the fourth quarter.

   During the first nine months of fiscal 1999, the coffee market was in the $.97 to $1.35 per pound range. The large Brazilian crop continues to overhang the coffee market, notwithstanding the effects in Central America of Hurricane Mitch, and the price of coffee, as of August 11, 1999, is at the lower end of that range.

   Chock full o'Nuts is unable to predict weather events in particular countries that may adversely affect coffee supplies and price. Except for late 1994 and early 1995, Chock full o'Nuts generally has been able to pass green coffee price increases through to its customers, thereby maintaining its gross margins. Chock full o'Nuts cannot predict whether it will be able to pass inventory price increases through to its customers in full in the future.

   A significant portion of the green coffee supply of Chock full o'Nuts is contracted for future delivery, generally between three and twelve months forward with declining percentages of the supply being subject to future contracts in the latter portions of each year, to ensure both an adequate supply and reduced risk of price fluctuations. In addition, Chock full o'Nuts uses options and futures for hedging purposes to reduce the risks of changing green coffee prices. Green coffee is a large market with well-established brokers, importers and warehousemen through which Chock full o'Nuts manages its requirements. In addition to forward purchases, Chock full o'Nuts keeps physical inventory in each of its production facilities and third-party warehouses representing anywhere from four to ten weeks of supply requirements.

   All coffee purchase transactions are in U.S. dollars, the industry's standard currency. Chock full o'Nuts believes that it is not dependent upon any one importer or broker for its supply of green coffee from any particular country.

   Retail customers are very price-sensitive about the purchase of coffee in supermarkets. When retail prices increase dramatically, take away declines and consumers switch to less expensive brands and high yield roasts. Likewise, food service customers in times of price increase tend to stretch the use of inventory.

Year 2000 Issue

   In 1998, Chock full o'Nuts established an oversight committee, to review all of its computer systems and programs, as well as the computer systems of the third parties upon whose data or functionality Chock full o'Nuts relies in any material respect, and to assess their ability to process transactions in the Year 2000. Chock full o'Nuts has a formal Year 2000 Program focusing on three key readiness areas: (1) Internal hardware/software and non-information technology systems; (2) Supplier readiness; and (3) Customer readiness. For each readiness area, Chock full o'Nuts has identified steps to perform and developed timetables for Year 2000 compliance. Chock full o'Nuts has conducted an assessment of internal applications and hardware. Some software applications have been made Year 2000 compliant and resources have been assigned to address other applications based on their criticality and the time required to make them Year 2000 compliant. All software remediation is scheduled to be completed no later than the Fall of 1999. The Year 2000 compliance evaluation of hardware, including roasters, grinders, bagging machines, telecommunication equipment, workstations and other items, is complete. Chock full o'Nuts has identified and contacted key suppliers. As of July 31, 1999, Chock full o'Nuts has received responses from the majority of its key suppliers, most of which indicate that the suppliers are in the process of developing remediation plans. Based on the supplier's progress to adequately address the Year 2000 issue, Chock full o'Nuts is developing a supplier action list and contingency plan to include alternative sources of supply. Chock full o'Nuts has identified and been in contact with its key customers. The customers have responded that they are or will be Year 2000 compliant.

   Chock full o'Nuts has expensed approximately $350,000 for Year 2000 costs in fiscal 1998, approximately $100,000 for Year 2000 costs in the first nine months of fiscal 1999 and estimates future expenditures for Year 2000 compliance to be approximately $150,000. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the programs described in this section. Since the programs described in this section are ongoing, all potential Year 2000 complications have not yet been identified. Therefore, the potential impact of these complications on Chock full o'Nuts financial condition and results of operations cannot be determined at this time. If computer systems used by Chock full o'Nuts, its suppliers or customers fail or experience significant difficulties related to the Year 2000, Chock full o'Nuts results of operations and financial conditions could be materially affected.

   Chock full o'Nuts believes that the greatest risk presented by the Year 2000 problem is from third parties, such as its suppliers and utility providers that may not have adequately addressed the problem. A failure of any such third party's computer or other systems of sufficient magnitude could materially and adversely affect the Company. The Company is not presently able to quantify this risk. Chock full o'Nuts is monitoring news and progress reports pertaining to those critical services performed by these third parties to determine the effect on Chock full o'Nuts' ability to conduct its business.

   Chock full o'Nuts believes its worst case scenario involves not being able to produce at full capacity at one or two of its manufacturing plants. In such a situation, the shortfall would be taken up by its other manufacturing facilities. The Company intends to build up inventory before the end of the calendar year and arrange for additional shifts for production during this period of time.

Disclosure About Interest Rate Risk

   Chock full o'Nuts is subject to market risk from exposure to fluctuations in interest rates. At April 30, 1999, Chock full o'Nuts' long-term debt, other than capitalized leases, consisted of $84 million of fixed rate long-term debt (its convertible subordinated debentures) and $4 million of variable rate debt under its revolving credit and term loans. Chock full o'Nuts does not enter into derivative financial instruments for trading or speculative purposes. Chock full o'Nuts does not expect changes in interest rates to have a material effect on income or cash flows in fiscal 1999, although there can be no assurance that interest rates will not significantly change.

Disclosure About Commodity Price Risk

   Chock full o'Nuts uses coffee futures and options for hedging purposes to reduce the effect of changing green coffee prices. At April 30, 1999, the total value of coffee contracts was approximately $12.9 million. These contracts meet the risk reduction and correlation criteria for hedge accounting and gains and losses are deferred and recorded as a component of the underlying inventory purchase. If the market value of green coffee at April 30, 1999 ($1.04) were to increase by $.15, the effect would be to decrease inventory by approximately $300,000. The effect of a $.15 decrease in the market value of green coffee would not be significant. Chock full o'Nuts generally has been able to pass green coffee prices increases through to its customers, thereby maintaining its gross margins. Chock full o'Nuts cannot predict whether it will be able to pass inventory price increases through to its customers in full in the future.

                        MANAGEMENT OF CHOCK FULL O'NUTS

Executive Officers

   The following lists the current executive officers of Chock full o'Nuts. Upon the completion of the merger, the directors of CFN Acquisition Corporation will become directors of Chock full o'Nuts.

   Marvin I. Haas--Mr. Haas was elected to the Board of Directors of Chock full o'Nuts in December 1990. In August 1993, Mr. Haas was elected Chief Executive Officer of Chock full o'Nuts and in February 1995, he was elected President of Chock full o'Nuts. He was Vice Chairman of the Board and Chief Operating Officer of Chock full o'Nuts from October 1991 until February 1995. He was a consultant to Chock full o'Nuts from September 1989 to May 1990. Mr. Haas was President and Chief Operating Officer of Swissrose International, a dairy products importer, for a period of more than five years through April 1987 and subsequently was a self-employed consultant until joining Chock full o'Nuts. He is 57 years old.

   Richard Kassar--Mr. Kassar joined Chock full o'Nuts in October 1986 as Corporate Controller and in 1992 became a Vice President. In 1995, he became Vice President Operations in addition to Controller and in 1999 he became Senior Vice President and Chief Operating Officer. He has been a Certified Public Accountant for more than 20 years. Prior to joining Chock full o'Nuts, he was a Manager of Finance and Administration of Amerada Hess Corporation for over 5 years. He is fifty-two years old.

   Howard M. Leitner--Mr. Leitner joined Chock full o'Nuts in August 1980 as Chief Financial and Accounting Officer and later that year was elected a director. He was President of Chock full o'Nuts from August 1986 until February 1995 and currently is a Senior Vice President. He has been a Certified Public Accountant for more than 20 years and for two years prior to joining Chock full o'Nuts he was an Audit Manager for Ernst & Whinney, now known as Ernst & Young LLP and the successor to S. D. Leidesdorf & Co., with whom Mr. Leitner had been employed as an accountant for the 15 preceding years. He is 58 years old.

Significant Employees

   The following lists certain significant employees of Chock full o'Nuts.

   Anthony Fazzari--Mr. Fazzari is currently Senior Vice President for Retail Marketing and Sales for Chock full o'Nuts. He has been with Chock full o'Nuts for over 13 years in charge of the retail and private label operations. He has been in the coffee industry in a sales capacity for over 35 years working for S.A. Schonbrunn, American Maize Company and Tetley Inc.

   Thomas Donnell--Mr. Donnell has been the Chief Executive Officer for Cain's Coffee Co. for over 18 years and has been affiliated with Cain's for over 30 years.

                  EXECUTIVE COMPENSATION AND TRANSACTIONS WITH
         OFFICERS, DIRECTORS AND PRINCIPAL HOLDERS OF CHOCK FULL O'NUTS

   The following information is furnished with respect to each of the executive officers of Chock full o'Nuts who were executive officers of Chock full o'Nuts at any time during the fiscal year ended July 31, 1999 and the two other highest paid employees of Chock full o'Nuts that were not executive officers during the fiscal year ended July 31, 1999:

                               Compensation Table

                                                       Annual Compensation
                                                         (in thousands)
                                                  -----------------------------
                                           Fiscal                Other Annual
Name and Principal Position                 Year  Salary Bonus Compensation (a)
---------------------------                ------ ------ ----- ----------------
Marvin I. Haas............................  1999   $318              $20
President and                               1998    268
Chief Executive Officer                     1997    269  $205
Howard M. Leitner.........................  1999    241    45         20
Senior Vice President and                   1998    222
Chief Financial Officer                     1997    221    84
Thomas Donnell............................  1999    181    25          5
Senior Vice President--Direct Store         1998    170    34
Deliveries                                  1997    163    65
Richard Kassar............................  1999    206    40         20
Senior Vice President and Chief             1998    180
Operating Officer                           1997    186    74
Anthony Fazzari...........................  1999    183    25         11
Senior Vice President--Retail               1998    172     8
Sales and Marketing                         1997    170    50

--------
(a) Perquisites include use of corporate automobiles ranging between $1,000 and $10,000, and life insurance ranging between $2,000 and $10,000.

   On August 5, 1998, Chock full o'Nuts entered into employment agreements with Marvin I. Haas, Howard M. Leitner, Richard Kassar and three other officers. The agreements are effective in the event of a change in control and provide, among other matters, for a term of three years beginning immediately after the change in control and for base salary, bonus and other employee benefits at amounts existing immediately prior to the change in control.

Options/SAR Grants in Last Fiscal Year

   There were no options/SARs granted during fiscal 1999 to the named executives and officers of Chock full o'Nuts.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

   The following table summarizes options and SARs exercised during fiscal 1999 and presents the value of unexercised options and SARs held by the named executives and the two other highest paid employees of Chock full o'Nuts at fiscal year end:

                                                                  Value of
                                                Number of        Unexercised
                                               Unexercised      In-the-Money
                                             Options/SARs at   Options/SARs at
                         Shares              Fiscal Year-End   Fiscal Year-End
                        Acquired    Valued   Exercisable (E)   Exercisable (E)
Name                   on Exercise Realized Unexercisable (U) Unexercisable (U)
----                   ----------- -------- ----------------- -----------------
Marvin I. Haas........       0         0        257,500E         $1,190,938

Howard M. Leitner.....       0         0         19,641E             40,987
                                                  5,333U             18,319

Thomas Donnell........       0         0         13,109E             20,480
                                                  5,000U             17,175

Richard Kassar........       0         0         13,109E             20,480
                                                  5,000U             17,175

Anthony Fazzari.......       0         0         13,109E             20,480
                                                  5,000U             17,175

   Restricted stock share holdings at July 31, 1999 for Mr. Leitner and Martin
J. Cullen, a director, amounted to 17,769 shares ($184,353) and 1,777 shares ($18,436), respectively. These shares are to vest in March 2001. The unvested portion of the shares are subject to forfeiture in the event Chock full o'Nuts terminates employment for cause or the employee terminates employment for a reason other than death, disability, retirement at or after normal retirement date or good reason and to accelerated vesting in the event of termination of employment by the employee for good reason, death, disability or retirement, or after a change in control.

   Chock full o'Nuts has established a Benefits Protection Trust with State Street Bank and Trust Company and has contributed $700,000 thereto. It is to be used for litigation expenses incurred by Chock full o'Nuts employees, including all executive officers of Chock full o'Nuts, in the event that after a change in control the new management of Chock full o'Nuts refuses to pay benefits under any employment contract or any employee benefit plan maintained by Chock full o'Nuts. At the present time, Chock full o'Nuts has no intention of making additional contributions to the Benefits Protection Trust Fund.

Pension Plan

   The Chock full o'Nuts Corporation Pension Plan is a noncontributory defined benefit plan covering all non-union employees of Chock full o'Nuts. Employees become eligible for membership in the Chock full o'Nuts Corporation Pension Plan on the anniversary dates coinciding with or next following the date of attainment of age 20 1/2 and completion of six months of service. Participants become fully vested after 5 years of service.

   The Chock full o'Nuts Corporation Pension Plan provides normal retirement benefits, reduced early retirement benefits and increased post-retirement benefits which are available at the employee's option. Benefits are payable in the form of a straight life annuity or a 50% joint and survivor annuity. At Normal Retirement (age 65) or Postponed Retirement (age 70), a participant receives an annual pension payable in equal monthly installments equal to 2% of his final 5 year average compensation times credited service to a maximum of 50% of the final 5 year average compensation. Credited service includes years of service rendered after reaching age 22. The years of credited service under the Chock full o'Nuts Corporation Pension Plan at July 31, 1999 of Messrs. Haas, Leitner, Donnell, Kassar and Fazzari are 10, 20, 6, 12, and 12, respectively.

   Marvin I. Haas and Howard M. Leitner are the Trustees of the plan.

   Chock full o'Nuts maintains a non qualified, unfunded Supplemental Employee Retirement Plan, which covers those participants of the plan whose benefits would otherwise be denied by reason of certain Internal Revenue Code limitations on qualified plan benefits. A participant in the Supplemental Employee Retirement Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction, limited to $130,000 at normal retirement, and the amount of benefits the participant is entitled to after the reduction. The Supplemental Employee Retirement Plan provides for immediate funding in the event of a change in control of Chock full o'Nuts and currently, would be approximately $1,050,000.

   The table below shows the estimated annual pension benefits at normal retirement age to an employee upon retirement under the Chock full o'Nuts Corporation Pension Plan, taking into account the Supplemental Employee Retirement Plan.

                                       15
Final Average Earnings                Years  20 Years 25 Years 30 Years 35 Years
----------------------               ------- -------- -------- -------- --------
$300,000 and higher................. $78,000 $104,000 $130,000 $130,000 $130,000
$250,000............................  75,000  100,000  125,000  125,000  125,000
$200,000............................  60,000   80,000  100,000  100,000  100,000
$150,000............................  45,000   60,000   75,000   75,000   75,000
$100,000............................  30,000   40,000   50,000   50,000   50,000

401(k) Cash or Deferred Compensation Plan

   Chock full o'Nuts maintains a tax-qualified 401(k) cash or deferred compensation plan that covers certain employees who have completed one year of service and attained age 20. Participants are permitted, within the limitations imposed by the Internal Revenue Code, to make pre-tax contributions to the plan pursuant to salary reduction agreements. The contributions of the participants are held in separate accounts which are always fully vested.

Employee Stock Ownership Plan

   In November 1988, the Board of Directors of Chock full o'Nuts approved the Chock full o'Nuts Corporation Employee Stock Ownership Plan which is a noncontributory plan established to acquire shares of Chock full o'Nuts' common stock for the benefit of all eligible employees. In May 1995, September 1995 and August 1997 Chock full o'Nuts loaned the Chock full o'Nuts Corporation Employee Stock Ownership Plan $500,000, $500,000 and $1,000,000, respectively, to be repaid in equal annual installments over eight years from the date of the loan with interest primarily at 9% and 10%. Each full-time employee of Chock full o'Nuts who is not represented by a labor union is eligible to participate in the Chock full o'Nuts Corporation Employee Stock Ownership Plan on the date which is one year after the date of his employment by Chock full o'Nuts. All such participating employees are vested in those shares allocated to their specific accounts after a period of five years or in the event of a change in control (as defined). Shares are allocated to participant's accounts annually based upon the annual compensation (up to $160,000) earned by each participant. As Chock full o'Nuts makes annual contributions to the Chock full o'Nuts Corporation Employee Stock Ownership Plan, these contributions are used to repay the loans to Chock full o'Nuts, together with accrued interest. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing Chock full o'Nuts' prepayment of future compensation expense. As contributions are made, common stock is allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans. Marvin I. Haas and Howard M. Leitner are the administrators of the Chock full o'Nuts Corporation Employee Stock Ownership Plan.

   As of the date of this proxy statement/prospectus a total of 5,039 shares, 4,907 shares, 2,130 shares, 5,691 shares and 5,966 shares of common stock were allocated to each of the accounts of Messrs. Haas, Leitner, Donnell, Kassar and Fazzari, respectively.

                  OWNERSHIP OF CHOCK FULL O'NUTS COMMON STOCK

   The following table sets forth, as of July 31, 1999, the shares of Chock full o'Nuts' common stock owned beneficially by each of the present directors and named executive officers of Chock full o'Nuts individually and by all present directors and executive officers of Chock full o'Nuts as a group:

                                                      Common Stock      Percent
Name of Beneficial Owner                           Beneficially Owned   of Class
------------------------                           ------------------   --------
Marvin I. Haas....................................       448,324(1)        3.9%
Howard M. Leitner.................................        58,948(1)        *
Mark A. Alexander.................................         3,020(2)        *
Norman E. Alexander...............................       579,279(3)        5.1
Martin J. Cullen..................................        27,388(1)        *
Stuart Z. Krinsly.................................         1,280(4)        *
Henry Salzhauer...................................       135,675(5)        1.1
R. Scott Schafler.................................         3,182           *
David S. Weil.....................................         6,796           *
Jerry Columbus....................................         3,000           *
Richard Kassar....................................        10,609(1)        *
All directors and executive officers as a group
 (11 persons), including the above named persons..     2,041,641(1)(6)    17.6

--------
*  Less than 1% of class.
(1) Includes for Messrs. Haas, Leitner, Cullen, Kassar and all directors and officers as a group, respectively, 257,500, 19,641, 10,609, 10,609 and 298,359 shares granted under stock option agreements which are currently exercisable.
(2) Includes 1,920 shares which would be received upon conversion of $15,000 of the Chock full o'Nuts' 8% Convertible Subordinated Debentures.
(3) Includes shares owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(4) Represents shares which would be received upon the conversion of $10,000 of Chock full o'Nuts' 8% Convertible Subordinated Debentures.
(5) Includes 6,075 shares which would be received upon the conversion of $50,000 of Chock full o'Nuts' 7% Convertible Senior Subordinated Debentures.
(6) Includes 764,140 shares owned by the Chock full o'Nuts Employees Stock Ownership Plan of which Marvin I. Haas and Howard M. Leitner are the administrators.

   The following table sets forth, as of July 31, 1999, the shares of Chock full o' Nuts' common stock owned beneficially by persons known by Chock full o' Nuts to own more than five percent of the outstanding shares of Chock full o' Nuts common stock:

Name and Address of Beneficial      Common Stock    Percent
Owner                            Beneficially Owned of Class
------------------------------   ------------------ --------
Chock full o'Nuts Corporation         764,140(1)      6.8%
Employee Stock Ownership Plan
Chock full o'Nuts Corporation
370 Lexington Avenue
New York, New York 10017
Gabelli Funds, Inc.                 2,266,828(2)     19.1%
One Corporate Center
Rye, New York 10580
Dimensional Fund Advisors, Inc.       742,276(3)      6.6%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401
WTG & Co., L.P.                       745,000(4)      6.6%
500 Park Avenue
New York, New York 10022
Norman E. Alexander                   579,279(5)      5.1%
Chock full o'Nuts Corporation
370 Lexington Avenue
New York, NY 10017
Sara Lee Corporation                  598,328(6)      5.1%
Three First National Plaza
Chicago, Illinois 60602

--------
(1) See "Employee Stock Ownership Plan" included elsewhere in this proxy statement/prospectus.
(2) This information has been reported as of April 28, 1999 on Amendment No. 30 to Schedule 13D dated May 6, 1999. Includes 581,755 shares which would be received upon conversion of Chock full o'Nuts' 7% Convertible Senior Subordinated Debentures and Chock full o'Nuts' 8% Convertible Subordinated Debentures.
(3) This information has been reported as of December 31, 1998 on a Schedule 13G dated February 12, 1999.
(4) This information has been confirmed as of July 31, 1999 on September 1, 1999.
(5) Includes shares of common stock owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(6) This information has been reported as of April 12, 1999 on a Schedule 13D dated April 22, 1999. Includes 487,128 shares of common stock which would be received upon conversion of Chock full o'Nuts' 7% Convertible Senior Subordinated Debentures and Chock full o'Nuts' 8% Convertible Subordinated Debentures.

                               CHANGE OF AUDITORS

   In 1998, Chock full o'Nuts retained Grant Thornton LLP as its independent auditors for the year ending July 31, 1998 after the Executive Committee of the Board of Directors decided to replace Ernst & Young LLP. During the years 1996 and 1997 there were no disagreements on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young to make reference to the matter in their report. The reports of Ernst & Young LLP, on the Chock full o'Nuts' financial statements for the 1996 and 1997 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                                 LEGAL MATTERS

   The validity of the shares of Sara Lee common stock to be issued in connection with the merger will be passed upon for Sara Lee by Roderick A. Palmore, Senior Vice President, General Counsel and Secretary of Sara Lee. The tax opinion to be delivered to Chock full o'Nuts in connection with the merger will be delivered by Cahill Gordon & Reindel. The tax opinion to be delivered to Sara Lee in connection with the merger will be delivered by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of Sara Lee at June 28, 1997 and June 27, 1998 and for each of the three years in the period ended June 27, 1998 incorporated by reference in the proxy statement to be delivered to Chock full o'Nuts' shareholders, which is referred to and made a part of this proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report on the audited statements incorporated by reference elsewhere in this proxy statement/prospectus which are included in reliance upon the report given upon the authority of the firm as experts in accounting and auditing.

   The consolidated financial statements of Chock full o'Nuts at July 31, 1998 and for the year then ended, appearing in this proxy statement/prospectus have been audited by Grant Thornton LLP, independent certified public accountants. The consolidated financial statements of Chock full o'Nuts at July 31, 1997 and for each of the two years in the period ended July 31, 1997 have been audited by Ernst & Young LLP, independent auditors. The reports of Grant Thornton LLP and Ernst & Young LLP appearing elsewhere in this proxy statement/prospectus are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

   If the merger is not consummated, we anticipate that the 1999 Annual Meeting of shareholders of Chock full o'Nuts will be held on or about December 15, 1999. All shareholder proposals must have been submitted to Martin J. Cullen, Secretary of Chock full o'Nuts, no later than July 27, 1999, in order to be considered for inclusion in the proxy materials for the meeting. The inclusion of any proposal will be subject to applicable rules of the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

   Sara Lee and Chock full o'Nuts file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Sara Lee and Chock full o'Nuts file with the SEC at the SEC's public reference rooms at the following locations:

   Public Reference Room    New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
   Room 1024                Suite 1300                 500 West Madison Street
   Washington, D.C. 20549   New York, NY 10048         Suite 1400
                                                       Chicago, IL 60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Sara Lee and Chock full o'Nuts may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to Sara Lee are also available for inspection at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104 and the Chicago Stock Exchange at One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605. Reports, proxy statements and other information pertaining to Chock full o'Nuts are also available for inspection at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

   Sara Lee filed a registration statement on Form S-4 on September 8, 1999 to register with the SEC the Sara Lee common stock to be issued to Chock full o'Nuts shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sara Lee in addition to being a proxy statement of Chock full o'Nuts. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Sara Lee's registration statement or the exhibits to the registration statement.

   The SEC allows Sara Lee to "incorporate by reference" information into this proxy statement/prospectus, which means that Sara Lee can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

   This proxy statement/prospectus incorporates by reference the documents set forth below that Sara Lee has previously filed with the SEC. These documents contain important business and financial information about Sara Lee that is not included in or delivered with this proxy statement/prospectus.

Sara Lee Filings (File No. 1-3344):

  1. Annual Report on Form 10-K for the year ended June 27, 1998;

  2. Quarterly Reports on Form 10-Q for the quarters ended September 26, 1998, December 26, 1998 and March 27, 1999;

  3. Current Report on Form 8-K filed on December 23, 1998;

  4. Definitive Proxy Statement filed on September 21, 1998; and

  5. The description of Sara Lee common stock filed under Section 12 of the Exchange Act on May 11, 1988, as subsequently amended (File No. 1-3344), and Sara Lee's rights to acquire junior participating preferred stock set forth in the Sara Lee Registration Statement on Form 8/A filed on May 15, 1998.

   Sara Lee also incorporates by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Sara Lee has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Sara Lee and Chock full o'Nuts has supplied all such information contained or incorporated by reference in this proxy statement/prospectus relating to Chock full o'Nuts.

   Chock full o'Nuts shareholders should not send in their Chock full o'Nuts certificates until they receive the transmittal materials from the exchange agent. Chock full o'Nuts shareholders of record who have further questions about their share certificates or the exchange of their Chock full o'Nuts common stock for Sara Lee common stock should call the exchange agent.

   If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Sara Lee without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference or otherwise referred to in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

       Sara Lee Corporation                      Chock full o'Nuts Corporation
       Three First National Plaza, Suite 4600    370 Lexington Avenue
       Chicago, Illinois 60602-4260              New York, New York 10017
       Attention: Stockholder Services           Attention: Howard Leitner
       Telephone: (312) 726-6200                 Telephone: (212) 532-0300

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/ prospectus is dated September [ . ], 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Sara Lee common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Sara Lee and Chock full o'Nuts and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Sara Lee and Chock full o'Nuts, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Sara Lee and Chock full o'Nuts, as the case may be, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  . the ability to integrate the operations of Sara Lee and Chock full o'Nuts, including their respective product lines; and

  . the effects of vigorous competition in the markets in which Sara Lee and Chock full o'Nuts operate.

   In addition, factors that could cause actual results of Chock full o'Nuts to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  .  the availability of green coffee;

  .  green coffee prices;

  .  the success of operating initiatives;

  .  the ability to control development and operating costs;

  .  the success of advertising and promotional efforts;

  .  extensiveness of brand awareness;

  .  the ability to adhere to existing development schedules;

  .  the existence of adverse publicity;

  . availability, locations and terms of sites for Quikava franchised outlets;

  .  changes in business strategy or development plans;

  .  quality of management;

  .  availability, terms and deployment of capital;

  .  business abilities and judgment of personnel;

  .  availability of qualified personnel;

  .  labor and employee benefit costs;

  .  changes in or failure to comply with government regulations;

  .  construction costs; and

  .  the Year 2000 issue.

   Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended June 27, 1998 of Sara Lee, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Sara Lee nor Chock full o'Nuts undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL STATEMENTS

Chock full o'Nuts Corporation

                                                                            Page
                                                                            ----
Unaudited Condensed Consolidated Balance Sheets as of April 30, 1999 and
 July 31, 1998............................................................   F-2

Unaudited Condensed Consolidated Statements of Income for the Nine Month
 Periods Ended
 April 30, 1999 and April 30, 1998........................................   F-4

Unaudited Condensed Consolidated Statements of Cash Flows for the Nine
 Month Periods Ended April 30, 1999 and April 30, 1998....................   F-5

Unaudited Condensed Consolidated Statement of Stockholders' Equity for the
 Nine Months Ended April 30, 1999.........................................   F-6

Notes to Unaudited Condensed Consolidated Financial Statements............   F-8

Report of Independent Certified Public Accountants--Grant Thornton LLP....  F-10

Independent Auditors' Report of Ernst & Young LLP.........................  F-11

Consolidated Balance Sheets as of July 31, 1998 and July 31, 1997.........  F-12

Consolidated Statements of Operations for the Fiscal Years Ended July 31,
 1998, July 31, 1997 and July 31, 1996....................................  F-13

Consolidated Statements of Cash Flows for the Fiscal Years Ended July 31,
 1998, July 31, 1997
 and July 31, 1996........................................................  F-14

Consolidated Statement of Stockholders' Equity for the Fiscal Years Ended
 July 31, 1998,
 July 31, 1997 and July 31, 1996..........................................  F-15

Notes to Consolidated Financial Statements................................  F-17

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                        April 30,                   July 31,
                                           1999                       1998
                                       ------------               ------------
                                       (Unaudited)                   (Note)
ASSETS
Current assets:
  Cash and cash equivalents..........  $  5,468,420               $  6,148,068
  Receivables, principally trade,
   less allowances for doubtful
   accounts and discounts of
   $1,438,000 and $1,329,000.........    34,761,406                 40,559,581
  Inventories........................    62,576,303                 60,641,309
  Prepaid expense and other..........     6,413,699                  3,636,446
                                       ------------               ------------
    Total current assets.............   109,219,828                110,985,404
Property, plant and
 equipment-at cost...... $112,837,702               $105,372,427
  Less allowances for
   depreciation and
   amortization.........  (60,877,584)   51,960,118  (56,346,824)   49,025,603
                         ------------               ------------
Real estate held for development or
 sale, at cost.......................     2,133,463                  2,175,344
Other assets and deferred charges....    21,445,531                 23,223,366
Excess of cost over net assets
 acquired ...........................    15,600,317                 15,773,875
                                       ------------               ------------
                                       $200,359,257               $201,183,592
                                       ============               ============

--------
Note: The balance sheet at July 31, 1998 has been derived from the audited financial statements at that date.


      See notes to unaudited condensed consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     April 30,      July 31,
                                                        1999          1998
                                                    ------------  ------------
                                                    (Unaudited)      (Note)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current installments of long-term debt........... $    266,052
  Accounts payable.................................   12,655,070  $  8,502,778
  Accrued expenses.................................    7,498,227     9,159,994
  Income taxes.....................................    1,256,114     1,093,979
                                                    ------------  ------------
    Total current liabilities......................   21,675,463    18,756,751
Long-term debt, excluding current installments.....   88,348,675    92,246,967
Other non-current liabilities......................    3,049,759     3,854,833
Deferred income taxes..............................    8,770,000     8,770,000
Stockholders' equity:
  Common stock, par value $.25 per share;
   Authorized 50,000,000 shares:
   Issued 11,326,924 and 11,306,444 shares.........    2,831,731     2,826,611
  Additional paid-in-capital.......................   52,216,913    52,064,121
  Retained earnings................................   31,406,008    30,848,452
  Cost of 475,522 shares in treasury...............   (6,573,719)   (6,573,719)
  Deferred compensation under stock bonus plan and
   employees' stock ownership plan.................   (1,365,573)   (1,610,424)
                                                    ------------  ------------
    Total stockholders' equity.....................   78,515,360    77,555,041
                                                    ------------  ------------
                                                    $200,359,257  $201,183,592
                                                    ============  ============

--------
Note: The balance sheet at July 31, 1998 has been derived from the audited financial statements at that date.


      See notes to unaudited condensed consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                      Nine Months Ended April
                                                                30,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Revenues:
  Net sales......................................... $270,260,223  $306,294,851
  Rentals from real estate..........................    1,587,256     1,519,010
                                                     ------------  ------------
                                                      271,847,479   307,813,861
Cost and expenses:
  Cost of sales.....................................  194,947,136   227,998,972
  Selling, general and administrative expenses......   69,057,221    64,648,948
  Expenses of real estate...........................    1,244,720     1,257,948
                                                     ------------  ------------
                                                      265,249,077   293,905,868
                                                     ------------  ------------
  Operating profit:.................................    6,598,402    13,907,993
Gain on sale of real estate.........................                  1,281,698
Interest income.....................................      545,831       418,165
Interest expense....................................   (5,618,405)   (6,084,065)
Other (deductions)--net.............................     (458,274)      (41,675)
                                                     ------------  ------------
  Income before income taxes........................    1,067,554     9,482,116
Income taxes........................................      510,000     3,916,000
                                                     ------------  ------------
  Net income........................................ $    557,554  $  5,566,116
                                                     ============  ============
Income per share:
  Basic............................................. $        .05  $        .54
                                                     ============  ============
  Diluted........................................... $        .05  $        .40
                                                     ============  ============


      See notes to unaudited condensed consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Nine Months Ended April
                                                                30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Operating Activities:
  Net income......................................... $   557,554    5,566,116
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property, plant
     and equipment...................................   4,530,760    4,994,908
    Amortization of deferred compensation and
     deferred charges................................   2,302,656    2,952,056
    Gain on sale of real estate......................               (1,281,698)
    Other, net.......................................  (1,123,494)  (1,889,791)
    Changes in operating assets and liabilities:
      Decrease in accounts receivable................   5,689,554    3,024,062
      (Increase)/decrease in inventory...............  (1,934,994)  11,627,740
      (Increase) in prepaid expenses.................  (2,900,185)    (679,302)
      Increase/(decrease) in accounts payable,
       accrued expenses and income taxes.............   2,652,660   (8,558,241)
                                                      -----------  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES............   9,774,511   15,755,850
                                                      -----------  -----------
Investing Activities:
  Proceeds from sale of real estate..................                6,685,941
  Sales/(purchases) of marketable securities.........     122,932      (33,333)
  Purchases of property, plant and equipment.........  (6,306,482)  (3,802,970)
  Proceeds from/(advances to) co-packer, net.........     359,424   (1,014,768)
                                                      -----------  -----------
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES..  (5,824,126)   1,834,870
                                                      -----------  -----------
Financing Activities:
  Proceeds from/(payments of) revolving credit and
   term loans, net...................................     369,967   (2,930,688)
  (Payment of) convertible subordinated debentures...  (5,000,000)  (5,281,000)
  Loan to employees' stock ownership plan............               (1,000,000)
                                                      -----------  -----------
NET CASH (USED IN) FINANCING ACTIVITIES..............  (4,630,033)  (9,211,688)
                                                      -----------  -----------
(Decrease)/increase in Cash and Cash Equivalents.....    (679,648)   8,379,032
Cash and Cash Equivalents at Beginning of Period.....   6,148,068    4,585,633
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $ 5,468,420  $12,964,665
                                                      ===========  ===========

             See notes to unaudited condensed financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
                            OF STOCKHOLDERS' EQUITY

                                                          Common Stock
                                                   ---------------------------
                                                      Issued      In Treasury
                                                   ------------- -------------
                                                   Shares Amount Shares Amount
                                                   ------ ------ ------ ------
                                                         (In Thousands)
Balance at July 31, 1998.......................... 11,306 $2,827  476   $6,574
Net Income........................................
Conversion of debentures..........................     21      5
Deferred compensation under stock bonus plan and
 employees' stock ownership plan:
  Amortization....................................
                                                   ------ ------  ---   ------
Balance at April 30, 1999......................... 11,327 $2,832  476   $6,574
                                                   ====== ======  ===   ======



      See notes to unaudited condensed consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                   UNAUDITED CONDENSED CONSOLIDATED STATEMENT
                      OF STOCKHOLDERS' EQUITY--(Continued)

                                               Deferred
                                             Compensation
                                             Under Stock
                                            Bonus Plan and
                                              Employees'   Additional
                                                Stock       Paid-In   Retained
                                            Ownership Plan  Capital   Earnings
                                            -------------- ---------- --------
                                                      (In Thousands)
Balance at July 31, 1998...................     $1,610      $52,064   $30,848
Net Income.................................                               558
Conversion of debentures...................                     153
Deferred compensation under stock bonus
 plan and employees' stock ownership plan:
  Amortization.............................        244
                                                ------      -------   -------
Balance at April 30, 1999..................     $1,366      $52,217   $31,406
                                                ======      =======   =======



      See notes to unaudited condensed consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 April 30, 1999

A. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
   Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended April 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for a full fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto as of and for the year ended July 31, 1998 included elsewhere in this proxy statement/prospectus.

B. Basic per share data is based on the weighted average number of common shares outstanding of 10,532,000 and 10,392,000 for the nine months ended April 30, 1999 and 1998, respectively. Diluted per share data, assuming conversion of debentures, is based on 21,241,000 and 21,920,000 shares outstanding for the nine months ended April 30, 1999 and 1998. In addition, net income is increased due to a reduction of interest and amortization charges, net of income taxes, on the assumed conversion of debentures of $2,996,000 and $3,205,000 for the nine months ended April 30, 1999 and 1998. However for the nine month period ended April 30, 1999 the effect of the assumed conversion is anti-dilutive and is therefore excluded from the earnings per share calculation.

C. Inventories are stated at the lower of cost (first-in, first-out) or market. The components of inventory consist of the following:

                                                          April 30,   July 31,
                                                            1999        1998
                                                         ----------- -----------
      Finished goods.................................... $38,771,425 $35,775,998
      Raw materials.....................................  16,496,717  17,539,666
      Supplies..........................................   7,308,161   7,325,645
                                                         ----------- -----------
                                                         $62,576,303 $60,641,309
                                                         =========== ===========

D. Under the Company's amended and restated revolving credit and term loan agreements (collectively, the "Loan Agreements") with Fleet Bank, N.A. and The Chase Manhattan Bank (the "Banks"), the Company may, from time to time, borrow funds from the Banks, provided that the total principal amount of all such loans outstanding through November 30, 1999 may not exceed $40,000,000 and after such date may not exceed $20,000,000. Interest on all such loans is equal to the prime rate or at the Company's option the London Interbank Offering Rate ("LIBOR") plus 1.25%, subject to adjustment based on the level of loans outstanding (7.75% at prime and 6.19% at LIBOR, at April 30, 1999). Outstanding borrowings under the Loan Agreements may not exceed certain percentages of and are collateralized by, among other things, the trade accounts receivable and inventories, and substantially all of the machinery and equipment and real estate of the Company and its subsidiaries. All loans made under the term loan agreement ($3,000,000 at April 30, 1999) are to be repaid in January 2003. Outstanding loans under the revolving credit agreements are to be repaid in January 2003. Pursuant to the terms of the Loan Agreements, the Company and its subsidiaries, among other things, must maintain a minimum net worth and meet ratio tests for liabilities to net worth and coverage of fixed charges and interest, all as defined. The Loan Agreements also provide, among other things, for restrictions on dividends (except for stock dividends) and require repayment of outstanding loans with excess cash flow, as defined.

E. Prepaid expenses and other on the unaudited condensed consolidated balance sheets includes deferred income taxes of $951,000.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

F. As of August 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The adoption of this Statement had no impact on the Company's net income or stockholders' equity. This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. Comprehensive income is defined as the change in equity during a period from transactions or other events and circumstances unrelated to net income (e.g., foreign currency translation gains and losses). In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for the Company's fiscal year ending July 31, 1999. The statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. However, information is not to be presented for interim financial statements in the first year of implementation. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statement disclosures. In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the Company's fiscal year ending July 31, 2001. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt the new Statement effective August 1, 2000. The Statement will require the Company to recognize all derivatives, as defined, on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of Statement No. 133 will be on the earnings and financial position of the Company.

G. On December 4, 1998, the Company redeemed $5,000,000 of its 8% Convertible Subordinated Debentures using existing invested funds. Subsequent to April 30, 1999 through September 2, 1999, $2,498,000 of the Company's 8% Convertible Subordinated Debentures and $3,206,000 of the Company's 7% Convertible Senior Subordinated Debentures were converted into 709,353 shares of Company Common Stock. On August 26, 1999, the Company called its outstanding 8% Convertible Subordinated Debentures and 7% Convertible Senior Subordinated Debentures for redemption on September 14, 1999. Sara Lee Corporation has agreed to provide the necessary funds for redemption on terms substantially identical to those in the existing indentures for the debentures, other than the convertibility feature.

H. The Company uses coffee futures and options for hedging purposes to reduce the effect of changing green coffee prices. The contracts that effectively meet the risk reduction and correlation criteria are recorded using hedge accounting. Effectiveness is measured based upon high correlation between commodity gains and losses on the futures and options and those on the firm commitment. Under hedge accounting, the gain or loss on the hedge is deferred and recorded as a component of the underlying inventory purchase. Gains and losses on hedges that are terminated prior to inventory purchases are recorded in inventory until the inventory is sold.

I. In November 1997, the Company sold one of its downtown Manhattan properties for approximately $6,900,000. The sale resulted in a pre-tax gain of $1,282,000 or on an after tax basis approximately $750,000, $.07 per basic share and $.03 per diluted share. The proceeds from this sale were used to reduce outstanding bank indebtedness.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Chock full o'Nuts Corporation
New York, New York

   We have audited the accompanying consolidated balance sheet of Chock full o'Nuts Corporation and subsidiaries as of July 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chock full o'Nuts Corporation and subsidiaries as of July 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended to conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

New York, New York
October 15, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Chock full o'Nuts Corporation
New York, New York

   We have audited the accompanying consolidated balance sheet of Chock full o'Nuts Corporation and subsidiaries as of July 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chock full o'Nuts Corporation and subsidiaries as of July 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

New York, New York
September 30, 1997

                          CONSOLIDATED BALANCE SHEETS

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                             July 31, 1998 and 1997

                      ASSETS                             1998          1997
                      ------                         ------------  ------------
Current assets:
  Cash and cash equivalents........................  $  6,148,068  $  4,585,633
  Receivables, principally trade, less allowances
   for doubtful accounts and discounts of
   $1,329,000 and $1,422,000--Notes 3 and 10(a)....    40,559,581    37,554,412
  Inventories--Notes 1 and 3.......................    60,641,309    82,951,688
  Prepaid expenses and other--Note 4...............     3,636,446     2,457,221
                                                     ------------  ------------
    Total current assets...........................   110,985,404   127,548,954
Property, plant and equipment, at cost--Note 3:
  Land.............................................     3,127,640     3,114,889
  Buildings and improvements.......................    15,161,611    14,805,429
  Leaseholds and leasehold improvements............     2,304,715     2,526,691
  Machinery and equipment..........................    84,778,461    78,162,457
                                                     ------------  ------------
                                                      105,372,427    98,609,466
  Less allowances for depreciation and
   amortization....................................    56,346,824    49,933,489
                                                     ------------  ------------
                                                       49,025,603    48,675,977
Real estate held for development or sale, at cost
 --Note 3..........................................     2,175,344     7,635,427
Other assets and deferred charges, net--Note 10(b).    23,223,366    23,799,057
Excess of cost over net assets acquired, net.......    15,773,875     9,670,551
                                                     ------------  ------------
                                                     $201,183,592  $217,329,966
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY              1998          1997
       ------------------------------------          ------------  ------------
Current Liabilities:
  Accounts payable.................................  $  8,502,778  $ 13,590,697
  Accrued expenses.................................     9,159,994    12,148,313
  Income taxes--Note 4.............................     1,093,979     1,957,788
  Current installments of long-term debt--Note 3...                     766,000
                                                     ------------  ------------
    Total current liabilities......................    18,756,751    28,462,798
Long-term debt, excluding current installments--
 Note 3............................................    92,246,967   106,065,753
Other non-current liabilities......................     3,854,833     3,265,078
Deferred income taxes--Note 4......................     8,770,000     7,655,000
Stockholders' equity--Notes 3 and 7:
  Common stock, par value $.25 per share;
   Authorized 50,000,000 shares;
   Issued 11,306,444 and 11,211,068 shares.........     2,826,611     2,802,767
  Additional paid-in capital.......................    52,064,121    51,357,008
  Retained earnings................................    30,848,452    25,349,146
                                                     ------------  ------------
                                                       85,739,184    79,508,921
  Deduct:
  Cost of 475,522 shares in treasury...............    (6,573,719)   (6,573,719)
  Deferred compensation under stock bonus plan and
   employees' stock ownership plan.................    (1,610,424)   (1,053,865)
                                                     ------------  ------------
    Total stockholders' equity.....................    77,555,041    71,881,337
                                                     ------------  ------------
Leases--Note 6
                                                     $201,183,592  $217,329,966
                                                     ============  ============

                 See notes to consolidated financial statements

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    Years ended July 31, 1998, 1997 and 1996

                                           1998          1997          1996
                                       ------------  ------------  ------------
Revenues:
  Net sales..........................  $394,356,822  $364,203,601  $321,134,537
  Rentals from real estate...........     2,011,257     2,091,307     2,156,070
                                       ------------  ------------  ------------
                                        396,368,079   366,294,908   323,290,607
Costs and expenses:
  Cost of sales......................   293,304,109   257,078,504   229,477,193
  Selling, general and administrative
   expenses..........................    85,682,621    86,018,181    77,223,407
  Expenses of real estate............     1,751,005     1,951,137     1,484,681
                                       ------------  ------------  ------------
                                        380,737,735   345,047,822   308,185,281
                                       ------------  ------------  ------------
Operating profit.....................    15,630,344    21,247,086    15,105,326
Gain on sale of real estate--Note
 10(c)...............................     1,281,698                     460,000
Interest and dividend income.........       628,333     1,061,160       865,145
Interest expense.....................    (7,903,211)   (8,599,963)   (8,783,798)
Other (deductions)/income--Notes
 10(d) and (e).......................      (166,859)   (1,495,891)       60,692
                                       ------------  ------------  ------------
Income before income taxes...........     9,470,305    12,212,392     7,707,365
                                       ------------  ------------  ------------
Income taxes--Note 4:
  Current:
    Federal..........................     2,126,000     1,885,000     1,905,000
    State and local..................       709,000       753,000       488,000
  Deferred...........................     1,136,000     1,660,000       683,000
                                       ------------  ------------  ------------
                                          3,971,000     4,298,000     3,076,000
                                       ------------  ------------  ------------
Income from continuing operations....     5,499,305     7,914,392     4,631,365
                                       ------------  ------------  ------------
Discontinued operations--Note 5:
(Loss) from operations, net of income
 tax credits of $1,073,000...........                                (1,757,044)
(Loss) on disposition, net of
 deferred income tax credit of
 $2,590,000..........................                                (4,410,000)
                                                                   ------------
                                                                     (6,167,044)
                                       ------------  ------------  ------------
Net income/(loss)....................  $  5,499,305  $  7,914,392  $ (1,535,679)
                                       ============  ============  ============
Income /(loss) per share--Note 1:
  Basic:
    Continuing operations............  $        .53  $        .76  $        .45
    Discontinued operations..........                                      (.60)
                                       ------------  ------------  ------------
    Net income/(loss)................  $        .53  $        .76  $       (.15)
                                       ============  ============  ============
  Diluted:
    Continuing operations............  $        .45  $        .55  $        .41
    Discontinued operations..........                                      (.28)
                                       ------------  ------------  ------------
    Net income.......................  $        .45  $        .55  $        .13
                                       ============  ============  ============

                See notes to consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Years ended July 31, 1998, 1997 and 1996

                                         1998          1997          1996
                                     ------------  ------------  -------------
Operating Activities--Continuing
Operations:
 Income from continuing operations
  before income taxes..............  $  9,470,305  $ 12,212,392  $   7,707,365
 Adjustments to reconcile pretax
  income from continuing operations
  to net cash provided by
  continuing operations:
   Depreciation and amortization of
    property, plant and equipment..     6,724,977     7,386,215      6,380,262
   Amortization of deferred
    compensation and deferred
    charges........................     3,732,609     4,437,262      4,561,305
   Gain on sale of real estate.....    (1,281,698)                    (460,000)
   Other, net......................      (443,670)     (312,060)    (1,000,099)
   Changes in operating assets and
    liabilities, net of
    acquisitions:
     (Increase)/decrease in
      receivables..................      (407,866)   (4,889,186)     6,818,278
     Decrease/(increase) in
      inventories..................    28,875,289   (21,960,180)       913,733
     (Increase)/decrease in prepaid
      expenses.....................    (1,455,579)    1,600,484       (281,086)
     (Decrease)/increase in
      accounts payable, accrued
      expenses and income taxes....    (9,871,375)    1,259,724     (5,098,044)
                                     ------------  ------------  -------------
      Net cash provided by/(used
       in) operating activities--
       continuing operations.......    35,342,992      (265,349)    19,541,714
                                     ------------  ------------  -------------
Operating Activities--Discontinued
 Operations:
 Discontinued operations exclusive
  of income taxes..................                                 (9,830,044)
 Adjustments to reconcile pretax
  loss from discontinued operations
  to net cash used in discontinued
  operations:
   Provision for close down and
    write-off of equipment.........                                  7,000,000
   Depreciation and amortization...                                    431,623
   Other...........................                                   (192,929)
                                                                 -------------
      Net cash (used in)
       discontinued operations.....                                 (2,591,350)
                                     ------------  ------------  -------------
Income taxes--current..............    (2,835,000)   (2,638,000)    (1,320,000)
                                     ------------  ------------  -------------
      Net cash provided by/(used
       in) operating activities....    32,507,992    (2,903,349)    15,630,364
                                     ------------  ------------  -------------
Investing Activities--Continuing
 Operations:
 Purchases of marketable
  securities.......................       (41,646)      (34,026)  (152,018,726)
 Proceeds from sale and collection
  of principal of marketable
  securities.......................                      79,993    158,863,555
 Purchases of property, plant and
  equipment........................    (6,926,061)   (6,123,523)    (7,411,199)
 Acquisition of businesses.........   (14,900,112)   (5,872,858)
 (Advances to)/proceeds from co-
  packer...........................      (923,893)    1,549,328     (3,132,245)
 Proceeds from sale of real-estate.     6,685,941                      460,000
 Other.............................                                    (13,147)
                                     ------------  ------------  -------------
      Net cash (used in) investing
       activities--continuing
       operations..................   (16,105,771)  (10,401,086)    (3,251,762)
                                     ------------  ------------  -------------
      Net cash (used in) investing
       activities--discontinued
       operations--Purchases of
       property and equipment......                                 (2,608,543)
                                                                 -------------
      Net cash (used in) investing
       activities..................   (16,105,771)  (10,401,086)    (5,860,305)
                                     ------------  ------------  -------------
Financing activities--Continuing
 Operations:
 Loan to employees' stock ownership
  plan.............................    (1,000,000)                    (500,000)
 Net (payments of)/proceeds from
  long-term debt...................   (13,839,786)    1,596,285     (1,333,428)
                                     ------------  ------------  -------------
      Net cash (used in)/ provided
       by financing activities.....   (14,839,786)    1,596,285     (1,833,428)
                                     ------------  ------------  -------------
Increase/(decrease) in cash and
 cash equivalents--continuing
 operations........................     1,562,435   (11,708,150)     7,936,631
Cash and cash equivalents at
 beginning of year--continuing
 operations........................     4,585,633    16,293,783      8,357,152
                                     ------------  ------------  -------------
Cash and cash equivalents at end of
 year--continuing operations.......  $  6,148,068  $  4,585,633  $  16,293,783
                                     ============  ============  =============
Supplemental Information
 Cash paid during the year:
   Interest........................  $  7,688,931  $  8,143,201  $   8,259,325
   Income taxes....................     3,958,061     2,168,425        848,539

                See notes to consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    Years Ended July 31, 1998, 1997 and 1996

                                                          Common Stock
                                                   ---------------------------
                                                      Issued      In Treasury
                                                   ------------- -------------
                                                   Shares Amount Shares Amount
                                                   ------ ------ ------ ------
                                                         (In Thousands)
Balance at July 31, 1995.......................... 11,211 $2,803  476   $6,574
Net (loss)........................................
Deferred compensation under stock bonus plan and
 employees' stock ownership plan:
  Amortization....................................
  Loan to employees' stock ownership plan.........
                                                   ------ ------  ---   ------
Balance at July 31, 1996.......................... 11,211  2,803  476    6,574
Net income........................................
Deferred compensation under stock bonus plan and
 employees' stock ownership plan:
  Amortization....................................
                                                   ------ ------  ---   ------
Balance at July 31, 1997.......................... 11,211  2,803  476    6,574
Net income
Conversion of debentures..........................     95     24
Deferred compensation under stock bonus plan and
 employees' stock ownership plan:
  Loan to employees' stock ownership plan.........
  Amortization....................................
                                                   ------ ------  ---   ------
Balance at July 31, 1998.......................... 11,306 $2,827  476   $6,574
                                                   ====== ======  ===   ======



                See notes to consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                    Years Ended July 31, 1998, 1997 and 1996

                                              Deferred
                                            Compensation
                                            Under Stock
                                           Bonus Plan and  Additional
                                          Employees' Stock  Paid-In   Retained
                                           Ownership Plan   Capital   Earnings
                                          ---------------- ---------- --------
                                                     (In Thousands)
Balance at July 31, 1995.................      $1,620       $51,357   $18,970
Net (loss)...............................                              (1,535)
Deferred compensation under stock bonus
 plan and employees' stock ownership
 plan:
  Amortization...........................        (586)
  Loan to employees' stock ownership
   plan..................................         500
                                               ------       -------   -------
Balance at July 31, 1996.................       1,534        51,357    17,435
Net income...............................                               7,914
Deferred compensation under stock bonus
 plan and employees' stock ownership
 plan:
  Amortization...........................        (480)
                                               ------       -------   -------
Balance at July 31, 1997.................       1,054        51,357    25,349
Net income...............................                               5,499
Conversion of debentures.................                       707
Deferred compensation under stock bonus
 plan and employees' stock ownership
 plan:
  Loan to employees' stock ownership
   plan..................................       1,000
  Amortization...........................        (444)
                                               ------       -------   -------
Balance at July 31, 1998.................      $1,610       $52,064   $30,848
                                               ======       =======   =======


                See notes to consolidated financial statements.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          July 31, 1998, 1997 and 1996

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

   Fiscal year: The Company's year ends on the last Friday in July. Fiscal years are designated as ending July 31 for convenience of reference.

   Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

   Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Receivables--Concentration of Credit Risk: The Company's primary business is the roasting, packing and marketing of a broad range of regular and decaffeinated, ground roast, instant and specialty coffees for the Foodservice and Retail Grocery Industries. These products are sold regionally throughout the United States and Canada. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses relating to customers have consistently been within management's expectations.

   Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Inventories: Inventories are stated at the lower of cost (first-in, first-out) or market and consist of:

                                                                July 31,
                                                         -----------------------
                                                            1998        1997
                                                         ----------- -----------
      Finished goods.................................... $35,775,998 $41,747,129
      Raw materials.....................................  17,539,666  36,412,728
      Supplies..........................................   7,325,645   4,791,831
                                                         ----------- -----------
                                                         $60,641,309 $82,951,688
                                                         =========== ===========

   Commodities: The Company uses coffee futures and options for hedging purposes to reduce the effect of changing green coffee prices. The contracts that effectively meet the risk reduction and correlation criteria are recorded using hedge accounting. Effectiveness is measured based upon high correlation between commodity gains and losses on the futures and options and those on the firm commitment. Under hedge accounting, the gain or loss on the hedge is deferred and recorded as a component of the underlying inventory purchase. Gains and losses on hedges that are terminated prior to inventory purchases are recorded in inventory until the inventory is sold.

   Property, Plant and Equipment: Depreciation and amortization of property, plant and equipment are computed by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes.

   Long-Lived Assets: In accordance with Financial Accounting Standards Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations, including intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

   Pre-opening Costs: Pre-opening costs are charged to operations as incurred.

   Excess of Cost over Net Assets Acquired: The Company evaluates goodwill impairment at the end of each quarter based on recoverability measured by undiscounted estimated operating profits (i.e., pretax earnings before interest expense and goodwill amortization). Under this approach, the carrying value would be reduced to estimated realizable value if it is probable that Management's best estimate of future operating profits during the goodwill amortization period will be less than the carrying amount of the related goodwill. Excess of cost over net assets acquired is being amortized on a straight-line basis over periods of 40 and 15 years. Accumulated amortization amounted to $2,319,000 and $2,010,000 at July 31, 1998 and 1997, respectively.

   Other Intangibles: Other intangibles consist principally of trademarks, covenants not to compete and customer lists. Such items are being amortized on a straight-line basis over periods of 40, 5 and 7.5 years, respectively. See
Note 10(b). The Company evaluates any impairment of these assets on a basis similar to goodwill.

   Advertising Expenses: The cost of advertising is expensed as incurred. The Company incurred $4,632,000, $4,253,000 and $3,130,000 in advertising costs during 1998, 1997 and 1996, respectively.

   Stock-Based Compensation: In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. The Company has determined it will continue to use APB Opinion No. 25 in accounting for stock-based compensation for all options that are issued.

   Per Share Data: Basic per share data is based on the following weighted average number of common shares outstanding during each year adjusted for unallocated shares in the employees' stock ownership plan and contingent shares: 10,416,000, 10,395,000 and 10,308,000 in 1998, 1997 and 1996,
respectively. Diluted per share data, assuming conversion of debentures, the aforementioned unallocated and contingent shares and the dilutive effect of stock options, is based on 21,766,000, 22,216,000 and 22,129,000 common shares outstanding in 1998, 1997 and 1996, respectively. In addition, net income/(loss) is increased/(decreased) due to a reduction in interest and amortization charges, net of income taxes, on the assumed conversion of debentures of $4,237,000, $4,392,000 and ($4,396,000) for the years ended July 31, 1998, 1997 and 1996, respectively.

   Recently Issued Accounting Standards: In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for the Company's fiscal year ending July 31, 1999. The statement addresses the reporting and displaying of comprehensive income and its components. Adoption of SFAS No. 130 is not expected to have a material effect on the Company's financial statement disclosures.

   In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for the Company's fiscal year ending July 31, 1999. The statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statement disclosures.

   In June 1998, the FASB issued Statement No. 133, accounting for Derivative Instruments and Hedging Activities, which is effective for the Company's fiscal year ending July 31, 2001. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt the new Statement effective August 1, 2000. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of Statement 133 will be on the earnings and financial position of the Company.

NOTE 2--ACQUISITIONS

   In July 1998, the Company acquired the hot beverage business of Park Foods LLP ("Park") for an adjusted purchase price of approximately $11,300,000 which includes $750,000 for contingent payments. Park's business consists primarily of sales of coffee, cappuccino, cocoa and leaf tea to a nationwide customer base. In connection with the acquisition, which has been accounted for as a purchase transaction, the Company acquired identifiable net tangible and intangible assets with an estimated fair value of approximately $5,300,000. The excess of cost over net assets acquired (approximately $6,000,000) is being amortized over a period of 40 years using the straight-line method. The Company used its existing cash to fund the purchase price. The Company is still gathering certain information required to complete the allocation of the purchase price. Further adjustments may arise as a result of the finalization of the ongoing study.

   The following unaudited pro forma results of operations assume the acquisition of Park occurred at the beginning of fiscal 1997 and give effect to certain adjustments, including amortization of excess of cost over net assets acquired and reduced interest income, resulting from the acquisition and related cash funding. Amounts for 1998 and 1997 include the pre-acquisition results of operations for Park for the year ended June 30, 1998 and 1997. The results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire period presented.

                                                                Year Ended July
                                                                      31
                                                               -----------------
                                                                 1998     1997
                                                               -------- --------
                                                                      (in
                                                               thousands,except
                                                                  per share)
      Net sales............................................... $461,523 $415,540
      Net income..............................................    5,740    8,629
      Net income per share:
      Basic...................................................      .55      .83
      Diluted.................................................      .46      .59

   In January 1997, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Ireland Coffee & Tea Company, a leading roaster and distributor of coffees to hotels, restaurants and institutions on the East Coast for approximately $8,000,000 which includes $1,500,000 for contingent payments. In connection with the acquisition which is being accounted for as a purchase, the Company acquired identifiable net tangible and intangible assets with an estimated fair value of approximately $3,900,000. The excess of cost over net assets acquired (approximately $4,100,000) is being amortized over a period of 40 years using the straight-line method. The pro forma effects on the Company's operations as if this business had been acquired on August 1, 1995 are not material.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

NOTE 3--LONG TERM DEBT

   Long-term debt consists of the following:

                                                               July 31,
                                                       ------------------------
                                                          1998         1997
                                                       ----------- ------------
      7% Convertible senior subordinated debentures
       due 2012......................................  $51,693,000 $ 51,693,000
      8% Convertible subordinated debentures due 2006   37,240,000   43,266,000
      Revolving credit and term loan.................    3,313,967   11,872,753
                                                       ----------- ------------
                                                        92,246,967  106,831,753
      Less current installments......................                   766,000
                                                       ----------- ------------
                                                       $92,246,967 $106,065,753
                                                       =========== ============

   The 7% and 8% debentures require annual sinking fund payments of $3,000,000 and $3,750,000, respectively, which after giving effect to previous conversions and redemptions, commence April 1, 2000 and September 15, 1999, respectively, and provide for balloon payments of $18,000,000 and $12,500,000 on April 1, 2012 and September 15, 2006, respectively. The debentures are convertible at the option of the debenture holders into shares of the Company's common stock at a price of $8.23 per share and $7.81 per share, respectively (subject to adjustment). As of July 31, 1998, approximately 11,049,000 common shares are reserved for issuance upon conversion of debentures.

   Under the Company's amended and restated revolving credit and term loan agreements (collectively the "Loan Agreements") with Fleet Bank, N.A. and The Chase Manhattan Bank (the "Banks"), the Company may, from time to time, borrow funds from the Banks, provided that the total principal amount of all such loans outstanding through November 30, 1998 may not exceed $40,000,000 and after such date may not exceed $20,000,000. Interest on all such loans is equal to the prime rate or at the Company's option the London Interbank Offering Rate ("LIBOR") plus 1.75%, subject to adjustment based on the level of loans outstanding (8.5% at prime and 7.44% at LIBOR, at July 31, 1998). Outstanding borrowings under the Loan Agreements may not exceed certain percentages of and are collateralized by, among other things, the trade accounts receivable and inventories, and substantially all of the machinery and equipment and real estate of the Company and its subsidiaries. All loans made under the term loan agreement ($3,000,000 at July 31, 1998) are to be repaid in December 1999.

   Outstanding loans under the revolving credit agreements are to be repaid in December 1999. Pursuant to the terms of the Loan Agreements, the Company and its subsidiaries, among other things, must maintain a minimum net worth and meet ratio tests for liabilities to net worth and coverage of fixed charges and interest, all as defined.

   The Loan Agreements also provide, among other things, for restrictions on dividends (except for stock dividends) and require repayment of outstanding loans with excess cash flow, as defined.

   As of July 31, 1998, long-term debt matures as follows: $6,246,967 (year ending July 31, 2000),$6,750,000 (years ending July 31, 2001, 2002, and 2003)
and $65,750,000 thereafter.

   The Company believes that the fair value of its 7% and 8% convertible subordinated debentures approximates $50,659,000 and $37,240,000, respectively, as indicated by the public trading prices of such debt.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

NOTE 4--INCOME TAXES

   The provision for income taxes for continuing operations differs from the expected Federal income tax for the reasons shown in the following table:

                                                  1998       1997        1996
                                               ---------- ----------  ----------
      Federal income tax provision expected
       at the statutory rate.................  $3,219,800 $4,152,213  $2,620,504
      Effect on Federal income tax of:
      State and local income taxes, net of
       Federal income tax benefit............     467,940    496,980     322,080
      Amortization of excess of cost over net
       assets acquired                             69,020     68,000      68,000
      Other..................................     214,240    347,807      65,416
      Realization of prior year capital loss
       not previously recorded...............               (767,000)
                                               ---------- ----------  ----------
                                               $3,971,000 $4,298,000  $3,076,000
                                               ========== ==========  ==========

   Deferred tax liabilities and assets are comprised of the following at July
31,

                                                         1998         1997
                                                      -----------  -----------
      Net deferred non-current tax liabilities:
        Net difference between tax and book basis of
         property, plant and equipment...............  $8,477,000   $7,755,000
        Prepaid pension expense......................   1,143,000      779,000
        Compensation under stock bonus plan,
         employees' stock ownership plan and other
         qualified plans.............................    (501,000)    (387,000)
        Other........................................    (349,000)    (492,000)
                                                      -----------  -----------
                                                       $8,770,000  $ 7,655,000
                                                      ===========  ===========
      Net deferred current tax assets:
        Net difference between tax and book basis of
         inventory................................... $   339,000  $   356,000
        Allowance for doubtful accounts and
         discounts...................................     485,000      463,000
        Accrued expenses--close-down.................      28,000      169,000
        Accrued cash bonus...........................      20,000      208,000
        Other........................................      79,000       72,000
                                                      -----------  -----------
                                                         $951,000  $ 1,268,000
                                                      ===========  ===========

NOTE 5--DISCONTINUED OPERATIONS

   In October 1996, the Company's Board of Directors adopted a plan to discontinue operations of the Chock Cafes. Accordingly, the operating results of the Chock Cafe operations, including provisions for estimated lease termination costs, employee benefits and losses during the phase-out period of approximately $1,800,000 and a write-off of leasehold improvements and equipment and deferred charges of approximately $5,200,000 have been segregated from continuing operations and reported as a separate line item on the statement of operations. During the years ended July 31, 1998 and 1997, respectively, approximately $480,000 and $1,250,000 were charged against the previously established reserves.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

   Operating results for the year ended July 31, 1996 (exclusive of any corporate charges or interest expense and the aforementioned provisions)from discontinued operations are as follows: Net sales $3,783,397; Cost of sales $5,903,142; Selling, general and administrative expenses $710,299; Operating loss $2,830,044; Income tax credits $1,073,000; and Loss from operations $1,757,044.

NOTE 6--LEASES

   The Company and subsidiaries lease manufacturing plants, warehouses, office space and Quikava locations and related premises. Leases which provide for payment of property taxes, utilities and certain other expenses, expire on various dates through 2009 and contain renewal options. As of July 31, 1998, the Company's obligation for future minimum rental payments, assuming the exercise of renewal options, aggregated $17,674,000. Payments required in the following five fiscal years amount to $4,654,000 (1999), $3,983,000 (2000),
$2,747,000 (2001), $1,577,000 (2002) and $1,115,000 (2003). Rental expense charged to continuing operations under operating leases for the years ended July 31, 1998, 1997 and 1996 was $4,531,000, $4,751,000 and $4,150,000,
respectively.

   As of July 31, 1998, future minimum rental payments due from tenants under sub-leases of retail facilities and related premises aggregated $16,313,000. Amounts receivable in the following five fiscal years amount to $2,000,000
(1999), $2,014,000 (2000), $1,954,000 (2001), $1,820,000 (2002) and $1,778,000
(2003).

NOTE 7--STOCKHOLDERS' EQUITY

   A non-contributory employee stock ownership plan ("ESOP") acquires shares of the Company's common stock for the benefit of all eligible employees. The Company has made loans to the ESOP to be repaid in equal annual installments over 8 years with interest primarily at 9% and 10%. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing the Company's prepayment of future compensation expense. As the Company makes annual contributions to the ESOP, these contributions will be used to repay the loans to the Company, together with accrued interest, and common stock is allocated to ESOP participants and deferred compensation is reduced.

   As of December 30, 1997, the Company's Board of Directors extended the Company's Shareholder Rights Plan through December 30, 2007. The original Shareholder Rights Plan was adopted in 1987 and would have expired on December 30, 1997. The Company's Shareholder Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all shareholders. The Company's Shareholder Rights Plan provides for distribution to shareholders of a right to purchase one share of the Company's common stock currently for $28 (subject to anti-dilution adjustments) as a dividend on each of the Company's outstanding common shares. These rights are not currently exercisable and will only become exercisable upon the happening of certain events. Under certain circumstances, the rights entitle the holders to receive, upon payment of the then current exercise price of the right, that number of shares of Company common stock having a market value of two times the then current exercise price of the right. The rights are redeemable at $.01 per right at any time prior to the occurrence of certain events.

   The Company's incentive compensation plan provides, among other things, for incentive or non-qualified stock options, stock appreciation rights, performance units, restricted stock and incentive bonus awards. During the years ended July 31, 1998 and 1996, respectively, non-qualified stock options for the purchase of 53,000 and 16,000 shares, at prices of $6.94 and $5.25 per share were granted to key executives under the plan. During the year ended July 31, 1998 options to purchase 8,500 shares with an exercise price of $8.50 per share were forfeited. At July 31, 1998, there were outstanding options for 401,000 shares with an average exercise

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES price of $6.52 per share. Options granted are exercisable at the fair market value at date of grant and, subject to termination of employment (a) expire five years from the date of grant with respect to the fiscal 1998 grants and
(b) expire ten years from the date of grant with respect to all prior grants, are non-transferable other than on death, and are exercisable in three equal annual installments commencing (a) one year from date of grant with respect to the fiscal 1998 grants (b) three years from date of grant with respect to all prior grants.

   Had compensation cost for the Company's stock option plan been determined based on the fair market value at the grant date for awards in 1998 and 1996 consistent with the provisions of SFAS 123, the Company's net income would have been reduced by approximately $25,000 in 1998 and $1,000 in 1997 and net loss would have been increased by approximately $2,000 in 1996, with no affect on per share amounts. These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for the options awarded was estimated at the date of grant using the Black-Scholes model with the following assumptions: expected dividend yield--0, expected stock price volatility : 1998--24%, 1997 and 1996-- 22%, risk-free interest rate: 1998--5.69%, 1997--6.15% and 1996--5.34% and expected life of options--4 years.

   Under the incentive compensation plan, as of July 31, 1998, 31,000 common shares are outstanding which were issued to key executives in 1987 and 1988. These shares are subject to restricted stock agreements which provide that the shares will vest ratably over periods through 2001. Such shares are subject, upon the occurrence of certain events, to either forfeiture or accelerated vesting. The fair value of the shares on the dates of issuance is being charged to operations as compensation during the period the restrictions remain in effect. At July 31, 1998, 76,500 shares were available under the plan.

NOTE 8--PENSION PLANS

   The Company has non-contributory defined benefit pension plans covering all employees who have completed six months of service, have attained age twenty and one-half and are not covered by union-sponsored plans. The benefits are based on years of service and the employee's compensation during the last 60 months of employment. The pension plans are funded to accumulate sufficient assets to provide for accrued benefits. In addition, contributions are made to multi-employer plans which provide defined benefits to union employees.

   A summary of the components of net periodic pension cost for the defined benefit plans for the three years ended July 31, 1998 and total contributions charged to pension expense for the union-sponsored plans follows (in thousands):

                                     1998     1997     1996
                                    -------  -------  -------
      Service cost-benefits earned
       during the year............  $ 1,886  $ 1,681  $ 1,729
      Interest cost on projected
       benefit obligation.........    2,441    2,246    1,985
      Actual return on plan
       assets.....................   (2,370)  (2,021)  (1,866)
      Net amortization and
       deferral...................      174      211      144
                                    -------  -------  -------
      Net pension cost of defined
       benefit plans                  2,131    2,117    1,992
      Union-sponsored plans.......      339      335      319
                                    -------  -------  -------
          Total pension expense...   $2,470   $2,452   $2,311
                                    =======  =======  =======

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

   The following table sets forth the funded status and amounts recognized in the consolidated balance sheet at July 31, for the defined benefit pension plans (in thousands):

                                                             1998        1997
                                                          ----------- -----------
                                                          Plans Whose Plans Whose
                                                            Assets      Assets
                                                            Exceed      Exceed
                                                          Accumulated Accumulated
                                                           Benefits    Benefits
                                                          ----------- -----------
      Actuarial present value of benefit obligations:
        Vested benefit obligation.......................   $(29,263)   $(27,641)
                                                           ========    ========
        Accumulated benefit obligation..................   $(29,937)   $(27,967)
                                                           ========    ========
        Projected benefit obligation....................   $(33,991)   $(31,141)
        Plan assets, consisting primarily of U.S.
         treasury notes, other U.S. agency issues,
         guaranteed insurance contracts and corporate
         investments, at fair value.....................     31,923      29,404
                                                           --------    --------
      Projected benefit obligation (in excess of) plan
       assets...........................................     (2,068)     (1,737)
        Unrecognized prior service cost.................        333         280
        Unrecognized net loss...........................      6,862       5,586
        Unrecognized net asset at August 1, 1987; net of
         amortization...................................       (397)       (484)
                                                           --------    --------
          Net pension asset recognized in the
           consolidated balance sheet...................   $  4,730    $  3,645
                                                           ========    ========

   The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4% and 8% and 4%, respectively, at July 31, 1998 and 1997. The expected long-term rate of return on plan assets was 8.0% in 1998, 1997 and 1996, respectively.

   During fiscal 1998, the Company adopted an unfunded supplemental executive retirement plan for certain key executives. The plan provides for benefits that supplement those provided by a defined benefit plan and for immediate funding in the event of a change in control of the Company (as defined). At July 31, 1998, the projected benefit obligation for this plan was approximately $450,000 and expense for this plan was approximately $50,000.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

NOTE 9--QUARTERLY FINANCIAL DATA (UNAUDITED)

   The following is a summary of the unaudited quarterly results of operations for the years ended July 31, 1998 and 1997:

                                                  Fiscal 1998
                                                  -----------
                                               Three Months Ended
                                               ------------------
                                                              April
                                     October 31 January 31     30    July 31
                                     ---------- ----------   ------- --------
                                     (Thousands of Dollars Except Per Share
                                                     Data)
      Net sales.....................  $108,275   $102,124    $95,896 $ 88,062
                                      ========   ========    ======= ========
      Gross profit..................  $ 26,740   $ 26,529    $25,026 $ 22,757
                                      ========   ========    ======= ========
        Net income/(loss)...........  $  1,568   $  2,685    $ 1,313 $    (67)
                                      ========   ========    ======= ========
      Per share:
        Basic.......................  $    .15   $    .26(1) $   .13 $   (.01)
                                      ========   ========    ======= ========
        Diluted.....................  $    .12   $    .17(1) $   .11 $   (.01)
                                      ========   ========    ======= ========
                                                  Fiscal 1997
                                                  -----------
                                               Three Months Ended
                                               ------------------
                                                              April
                                     October 31 January 31     30    July 31
                                     ---------- ----------   ------- --------
                                     (Thousands of Dollars Except Per Share
                                                     Data)
      Net sales.....................  $ 82,577   $ 84,242    $95,306 $102,079
                                      ========   ========    ======= ========
      Gross profit..................  $ 23,421   $ 25,787    $29,110 $ 28,807
                                      ========   ========    ======= ========
        Net income..................  $  1,451   $  1,748    $ 2,236 $  2,479(2)
                                      ========   ========    ======= ========
      Per share:
        Basic.......................  $    .14   $    .17    $   .21 $    .24(2)
                                      ========   ========    ======= ========
        Diluted.....................  $    .11   $    .13    $   .15 $    .16
                                      ========   ========    ======= ========

--------
(1) Includes gain on sale of real estate of $725,000 or $.07 per basic share and $.03 per diluted share (see Note 10(c)).
(2) Includes write-off of $1,500,000 relating to litigation, $.09 per basic share and $.05 per diluted share and $767,000 income tax credit relating to realization of prior year capital loss not previously recorded , $.07 per basic share and $.03 per diluted share, (see Notes 10(d) and 4).

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

NOTE 10--OTHER ITEMS

a. Receivables other than trade at July 31, 1998 and 1997 amount to $4,352,000 and $576,000, respectively. The 1998 amount includes $2,400,000 from the seller of Park resulting from an adjustment to the purchase price (see Note
   2) and the amount of an insurance claim (see Note 10(e)).

b. Other assets and deferred charges consist of (in thousands):

                                                                   July 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
      Deferred financing costs (1)............................. $ 2,051 $ 2,460
      Non-compete agreements, net..............................     854   1,424
      Trademarks, net..........................................   5,062   5,207
      Customer lists, net......................................   2,359   3,512
      Due from co-packer.......................................   2,574   1,711
      Prepaid pension expense..................................   4,730   3,645
      Other....................................................   5,593   5,840
                                                                ------- -------
                                                                $23,223 $23,799
                                                                ======= =======

--------
(1) Being amortized over the terms of the related indebtedness (see Note 3).
c. In November 1997, the Company consummated the sale of one of its downtown Manhattan properties for $6,900,000, resulting in an after tax gain of $725,000.
d. In connection with closing a business and termination of a pension plan the Company paid a liability for an underfunded pension plan of approximately $1,500,000 and recorded a similar amount receivable at July 31, 1994 from the previous owner of such business pursuant to certain provisions of the acquisition agreement. The previous owner of the business contested the liability to the Company and the Company commenced litigation seeking collection of such amount. In August 1997, the United States District Court Southern District of New York granted the previous owner's motion for summary judgment. The Company then appealed the decision to the Second Circuit. However, due to the then uncertainty surrounding the outcome of such appeal and in light of the aforementioned decision, the Company wrote-off the $1,500,000 due from the previous owner. Such amount is included in other deductions in fiscal 1997. In August 1998, the Second Circuit affirmed the decision of the District Court.
e. Other deductions in fiscal 1998, includes a $650,000 charge for the write-off of leasehold improvements and equipment and provision for estimated lease termination costs related to the Quikava operations. Other income in fiscal 1998, includes $570,000 of income resulting from an insurance claim of approximately $1,000,000 (the balance is shown as a reduction of cost of sales) related to the unauthorized distribution of inventory.

                 CHOCK FULL O'NUTS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


NOTE 11--INDUSTRY SEGMENT INFORMATION

                                                       Year Ended July 31
                                                   ----------------------------
                                                     1998      1997      1996
                                                   --------  --------  --------
                                                     (Amounts in Thousands)
Net sales--Beverage products...................... $390,731  $360,467  $319,213
Net sales--Quikava................................    3,626     3,737     1,922
                                                   --------  --------  --------
                                                   $394,357  $364,204  $321,135
                                                   ========  ========  ========
Rental revenues................................... $  2,011  $  2,091  $  2,156
                                                   ========  ========  ========
Operating profit/(loss):
  Beverage products............................... $ 17,854  $ 23,498  $ 16,708
  Quikava.........................................   (1,781)   (1,998)   (1,649)
  Real estate.....................................      260       140       671
  Eliminations....................................     (703)     (393)     (625)
                                                   --------  --------  --------
                                                   $ 15,630  $ 21,247  $ 15,105
                                                   ========  ========  ========
Identifiable assets:
  Beverage products............................... $171,642  $186,304  $152,168
  Quikava.........................................    4,198     4,835     4,720
  Real estate.....................................    3,901     9,356     9,493
  Corporate.......................................   21,443    16,835    33,054
                                                   --------  --------  --------
                                                   $201,184  $217,330  $199,435
                                                   ========  ========  ========
Depreciation and amortization:
  Beverage products............................... $  6,170  $  6,843  $  6,006
  Quikava.........................................      378       366       197
  Corporate.......................................      177       177       177
                                                   --------  --------  --------
                                                   $  6,725  $  7,386  $  6,380
                                                   ========  ========  ========
Capital expenditures:
  Beverage products............................... $  6,648  $  5,154  $  4,831
  Quikava.........................................      170       953     2,566
  Corporate.......................................      108        17        14
                                                   --------  --------  --------
                                                   $  6,926  $  6,124  $  7,411
                                                   ========  ========  ========

   The beverage products segment is engaged in the (a) roasting, packing and marketing of regular, instant, decaffeinated and specialty coffees and (b) packing and marketing of regular and decaffeinated tea for sale to Retail, Foodservice and Private Label customers. Additionally, other related food products are marketed and sold to Foodservice customers. Quikava operations feature a full assortment of specialty coffee beverages and a variety of freshly prepared foods and baked goods specifically suited for in-car consumption. See Note 5 of Notes to Consolidated Financial Statements for discontinued cafe operations. Operations of real estate represent rental and other income principally from the Company's original restaurant facilities.

   All of the Company's operations are located in the United States. Export sales are not significant.

   Identifiable assets under the caption "Corporate" include (1) cash and cash equivalents, investments in marketable securities and short-term investments of $5,214,000 (1998), $3,781,000 (1997) and $15,180,000 (1996) and (2) net assets of discontinued operations of $895,000 (1997) and $941,000 (1996).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         Annex 1

                          AGREEMENT AND PLAN OF MERGER

                                     among

                              SARA LEE CORPORATION

                          CFN ACQUISITION CORPORATION

                                      and

                         CHOCK FULL O'NUTS CORPORATION

                            Dated as of June 8, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                   ARTICLE I

 The Merger...............................................................   1
    Section 1.1  The Merger..............................................    1
    Section 1.2  Closing.................................................    1
    Section 1.3  Effective Time..........................................    1
    Section 1.4  Effects of the Merger...................................    1
    Section 1.5  Certificate of Incorporation; By-Laws...................    1
    Section 1.6  Directors and Officers of Surviving Corporation.........    2

                                   ARTICLE II

 Exchange of Shares.......................................................   2
    Section 2.1  Conversion of Securities................................    2
    Section 2.2  Exchange of Certificates................................    3
    Section 2.3  Transfer of Shares After the Effective Time.............    4
    Section 2.4  Company Stock Options...................................    4

                                  ARTICLE III

 Representations and Warranties of the Company............................   5
    Section 3.1  Due Incorporation and Authority.........................    5
    Section 3.2  Capitalization..........................................    5
    Section 3.3  Authorization; Enforceability...........................    6
    Section 3.4  No Violation or Conflict................................    6
                 SEC Reports; Financial Statements; Indebtedness; Other
    Section 3.5  Information.............................................    7
    Section 3.6  Litigation..............................................    7
    Section 3.7  Absence of Certain Changes..............................    8
    Section 3.8  Performance of Contracts................................    8
    Section 3.9  Employee Benefit Plans..................................    8
    Section 3.10 Taxes...................................................    9
    Section 3.11 Governmental Approvals..................................   10
    Section 3.12 Labor Matters...........................................   10
    Section 3.13 Existing Permits and Violations of Law..................   10
    Section 3.14 Intangible Assets.......................................   11
    Section 3.15 Year 2000...............................................   11
    Section 3.16 Customers and Suppliers.................................   11
    Section 3.17 Environmental Matters...................................   11
    Section 3.18 Disclosure Documents....................................   12
    Section 3.19 Opinion of Financial Advisor............................   12
    Section 3.20 Certain Agreements......................................   12
    Section 3.21 Rights Agreement........................................   13
    Section 3.22 Vote Required...........................................   13
    Section 3.23 Finders or Brokers......................................   13

                                   ARTICLE IV

 Representations and Warranties of the Parent and the Sub.................  13
    Section 4.1  Due Incorporation and Authority.........................   13
    Section 4.2  Authorization; Enforceability...........................   13
    Section 4.3  No Violation or Conflict................................   14

                                      1-i

                                                                           Page
                                                                           ----
    Section 4.4  SEC Reports; Financial Statements.......................   14
    Section 4.5  Disclosure Documents....................................   14
    Section 4.6  Governmental Approvals..................................   15
    Section 4.7  Authorization of Parent Common Stock....................   15
    Section 4.8  Finders or Brokers......................................   15
    Section 4.9  Interim Operations of the Sub...........................   15

                                   ARTICLE V

 Covenants and Agreements.................................................  15
    Section 5.1  Conduct of Business by the Company......................   15
                 Shareholders Meeting; Registration Statement and Proxy
    Section 5.2  Statement/Prospectus....................................   17
    Section 5.3  Listing of Parent Common Stock..........................   17
    Section 5.4  Access..................................................   17
    Section 5.5  Commercially Reasonable Efforts; Further Assurances.....   18
    Section 5.6  Takeover Statute........................................   18
    Section 5.7  No Solicitation.........................................   18
    Section 5.8  Public Announcement.....................................   19
    Section 5.9  Notices of Certain Events...............................   19
    Section 5.10 Indemnification and Insurance...........................   20
    Section 5.11 Additional Reports......................................   20
    Section 5.12 Affiliates..............................................   20
    Section 5.13 Tax-Free Reorganization.................................   21
    Section 5.14 Actions Regarding Debentures............................   21

                                   ARTICLE VI

 Conditions to the Merger.................................................  21
                 Conditions to Each Party's Obligation to Effect the
    Section 6.1  Merger..................................................   21
                 Conditions to the Parent's and the Sub's Obligations to
    Section 6.2  Effect the Merger.......................................   22
                 Conditions to the Company's Obligations to Effect the
    Section 6.3  Merger..................................................   22

                                  ARTICLE VII

 Termination..............................................................  23
    Section 7.1  Termination.............................................   23
    Section 7.2  Rights on Termination...................................   24
    Section 7.3  Termination Fee Payable to Parent.......................   24
    Section 7.4  Other Remedies..........................................   24

                                  ARTICLE VIII

 Miscellaneous............................................................  25
    Section 8.1  No Survival of Representations and Warranties...........   25
    Section 8.2  Expenses................................................   25
    Section 8.3  Counterparts; Effectiveness.............................   25
    Section 8.4  Governing Law...........................................   25
    Section 8.5  Notices.................................................   25
    Section 8.6  Assignment; Binding Effect..............................   26
    Section 8.7  Severability............................................   26
    Section 8.8  Enforcement of Agreement................................   26
    Section 8.9  Entire Agreement; No Third-Party Beneficiaries..........   26
    Section 8.10 Headings................................................   26

                                      1-ii

                                                                            Page
                                                                            ----
    Section 8.11 Finders or Brokers.......................................   26
    Section 8.12 Amendment or Supplement..................................   27
    Section 8.13 Extension of Time, Waiver, Etc...........................   27

                                   ARTICLE IX

 Definitions...............................................................  27
    Section 9.1  Affiliate................................................   27
    Section 9.2  Agreement................................................   27
    Section 9.3  Code.....................................................   27
    Section 9.4  Company Disclosure Schedule..............................   27
    Section 9.5  Company Financial Statements.............................   27
    Section 9.6  Computer Programs........................................   27
    Section 9.7  Contracts................................................   28
    Section 9.8  Control..................................................   28
    Section 9.9  Employees................................................   28
    Section 9.10 Employee Benefit Plans...................................   28
    Section 9.11 Environmental Claim......................................   28
    Section 9.12 Environmental Laws.......................................   28
    Section 9.13 ERISA....................................................   28
    Section 9.14 Existing Liens...........................................   28
    Section 9.15 Existing Permits.........................................   28
    Section 9.16 Existing Plans...........................................   28
    Section 9.17 Hazardous Materials......................................   28
    Section 9.18 Indebtedness.............................................   29
    Section 9.19 Intangible Assets........................................   29
    Section 9.20 Investment...............................................   29
    Section 9.21 Law......................................................   29
    Section 9.22 Lien.....................................................   29
    Section 9.23 Material Adverse Effect..................................   29
    Section 9.24 Merger...................................................   29
    Section 9.25 NYBCL....................................................   29
    Section 9.26 Parent Financial Statements..............................   29
    Section 9.27 Parent Material Adverse Effect...........................   29
    Section 9.28 Person...................................................   30
    Section 9.29 Significant Subsidiary...................................   30
    Section 9.30 Subsidiary...............................................   30
    Section 9.31 Taxes....................................................   30
    Section 9.32 Tax Return...............................................   30

                                     1-iii

   AGREEMENT AND PLAN OF MERGER, dated as of June 8, 1999 (the "Agreement"), among Sara Lee Corporation, a Maryland corporation (the "Parent"), CFN Acquisition Corporation, a New York corporation (the "Sub"), and Chock Full O'Nuts Corporation, a New York corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings ascribed to them in
Article IX.

   WHEREAS, the Boards of Directors of the Parent, the Sub and the Company have approved and deem it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by the Parent upon the terms and subject to the conditions provided for in this Agreement;

   WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by a merger of the Sub with and into the Company (the "Merger") pursuant to which each outstanding share of common stock, par value $.25 per share, of the Company (the "Company Common Stock," and together with the common stock purchase rights (the "Rights"), issued pursuant to the Amended and Restated Rights Agreement, dated as of December 30, 1997, by and between the Company and the American Stock Transfer & Trust Company as Rights Agent (the "Rights Agreement") associated with such shares, the "Shares") will be converted into the right to receive the Merger Consideration (as hereinafter defined), upon the terms and conditions set forth in this Agreement; and

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parent, the Sub and the Company agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, the Sub shall merge with and into the Company, and the separate corporate existence of the Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") . The Surviving Corporation shall possess all the rights, privileges, powers and franchises, and shall be subject to all of the restrictions, disabilities, duties, debts and obligations, of the Company and the Sub, all as provided in the NYBCL.

   Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Chicago time, on the later of August 26, 1999 or the date that is no later than the second business day after satisfaction of the conditions set forth in Article VI, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, unless another place is agreed to in writing by the parties hereto.

   Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of New York a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is specified in the Certificate of Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time").

   Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NYBCL.

   Section 1.5 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the NYBCL.


                                      1-1

    (b) At the Effective Time, the By-Laws of the Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the NYBCL, the Certificate of Incorporation of the Surviving Corporation and the By-Laws.

   Section 1.6 Directors and Officers of Surviving Corporation. (a) The directors of the Sub at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

   (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                   ARTICLE II

                               Exchange of Shares

   Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Sub or the Company:

     (a) The Shares (including the associated Rights) that are issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Sub or any direct or indirect wholly owned subsidiary of the Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or shares held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive the number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Parent (the "Parent Common Stock") equal to the ratio (the "Exchange Ratio") determined by dividing $11.00 by the average of the per share last sales prices, regular way (rounded to four decimal points, the "Average Parent Price") of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days (the "Averaging Period") commencing on the date that the Proxy Statement/Prospectus (as hereinafter defined) is mailed to the shareholders of the Company (the "Merger Consideration"); provided, however, that in no event shall the Exchange Ratio exceed .5238 (except, at the election of Parent, as provided in Section 7.1(c)(iii)) or be less than .4231.

     (b) Each Share (and associated Rights) issued and outstanding and owned by the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

     (c) Each share of common stock of the Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     (d) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 2.1(d).

     (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of any such fractional share of Parent Common Stock, the Parent shall pay to each former shareholder of the Company

                                      1-2
  who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash equal to the fraction of such share of Parent Common Stock multiplied by the per share Merger Consideration. No interest shall be paid on such amount.

   Section 2.2 Exchange of Certificates. The manner of exchanging Shares in the Merger shall be as follows:

     (a) At or prior to the Effective Time, the Parent shall deposit with Harris Trust and Savings Bank (the "Exchange Agent"), or such other exchange agent selected by the Parent and reasonably acceptable to the Company, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding Shares (the shares of Parent Common Stock so deposited, together with any dividends or distributions with respect to such shares of Parent Common Stock payable after the Effective Time which also shall be deposited with the Exchange Agent, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund.

     (b) As soon as practicable after the Effective Time, but in any event no later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record (other than holders of certificates representing Shares referred to in Section 2.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration without any interest thereon, less any applicable withholding of taxes, and the Certificate so surrendered shall forthwith be canceled. The Merger Consideration with respect to the Shares represented thereby may be paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender thereof, the Merger Consideration with respect to each of the Shares represented thereby.

     (c) Whenever a dividend or other distribution is declared by the Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no such dividends or other distributions declared or made shall be paid to the holder of an unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this
  Article II.

     (d) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates as of the date which is six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
  Article II shall thereafter look only to the Parent or the Surviving Corporation for payment of their claim for Merger Consideration.

     (e) None of the Parent, the Company, the Sub or the Exchange Agent shall be liable to any person in respect of any Shares or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any

                                      1-3

  Merger Consideration, would otherwise escheat to or become the property of any governmental body or authority), any such Merger Consideration, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

     (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

     (h) Holders of unsurrendered Certificates will not be entitled to vote at any meeting of shareholders of the Parent.

     (i) Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Merger Consideration by any "affiliate" (as determined pursuant to Section 5.12) of the Company shall not be exchanged until the Parent has received a written agreement from such Person as provided in Section 5.12 hereof.

     (j) The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

   Section 2.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the Effective Time.

   Section 2.4 Company Stock Options. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder of each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Plans (as hereinafter defined) or otherwise granted by the Company outside of any Company Stock Plan, each Company Stock Option shall be assumed by the Parent as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (a "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Exchange Ratio (rounded to the nearest whole share), at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option, divided by the Exchange Ratio (rounded to the nearest whole cent); provided, however, that any Company Stock Option that is intended to qualify as an "incentive stock option" under the Code shall be converted to a Parent Stock Option in a manner that results in any such converted Company Stock Option retaining its incentive stock option status. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to the Parent; and (ii) the Parent shall assume the Company Stock Plans and all of the Company's obligations with respect to the Company Stock Options.

   (b) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 2.4(a) and assumed by the Parent, and the shares of Parent Common Stock underlying such option, the Parent

                                      1-4
shall file as soon as practicable after the Effective Time with the Securities and Exchange Commission (the "SEC"), and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the Registration Statement (as hereinafter defined)) or other appropriate form for as long as such options remain outstanding (and maintain the current status of the prospectus with respect thereto). The Parent agrees to reserve a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of such Company Stock Options.

   (c) Prior to the Effective Time, the Company shall use its best efforts to
(i) obtain all necessary consents from, and provide any required notices to, holders of Company Stock Options and (ii) amend the terms of the applicable Company Stock Option Plan, in each case as is necessary to give effect to the provisions of this Section 2.4.

   (d) The Company agrees that, from the date hereof through the Effective Time, it will not grant any stock options, restricted stock, stock appreciation rights or similar rights.

                                  ARTICLE III

                 Representations and Warranties of the Company

   The Company hereby represents and warrants to the Parent and the Sub on the date of this Agreement that:

   Section 3.1 Due Incorporation and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to the Parent copies of the certificates of incorporation and by-laws or other organizational documents of the Company. Such certificates of incorporation and by-laws or other organizational documents are complete and correct and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective certificates of incorporation, by-laws or similar organizational documents. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind except the liens resulting from the pledge of all of the outstanding shares of capital stock of the Company's Subsidiaries to Fleet Bank, N.A. under the Amended and Restated Revolving Credit and Term Loan Agreements with Fleet Bank, N.A. and The Chase Manhattan Bank, dated as of January 1, 1996 (the "Company Credit Facility"). Other than the Subsidiaries, there are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (including contingent rights) to acquire the same; provided, however, the Company has the right (but not the obligation) to acquire an interest in Industrias Marino and/or Cafe El Marino.

   Section 3.2 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the date hereof,
(i) 10,996,510 shares of Company Common Stock are issued and outstanding; (ii) 401,000 shares of Company Common Stock are subject to outstanding options

                                      1-5
issued pursuant to the Company's 1984 Incentive Compensation Plan ("1984 Plan"), and 76,500 additional shares of Company Common Stock are reserved for issuance under the 1984 Plan; (iii) 475,522 shares of Company Common Stock are issued and held in the treasury of the Company; (iv) 6,232,077 shares of Company Common Stock are reserved for issuance upon the conversion of the Company's outstanding 7% Convertible Senior Subordinated Debentures due April 1, 2012 (the "7% Debentures"); and (v) 4,012,676 shares of Company Common Stock are reserved for issuance upon the conversion of the Company's outstanding 8% Convertible Subordinated Debentures due September 15, 2006 (the "8% Debentures" and, together with the 7% Debentures, the "Debentures"). All the outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Except with respect to the capital stock of the Company's Subsidiaries which is pledged to Fleet Bank, N.A. pursuant to the Company Credit Facility and except as set forth above or in Section 3.2 of the Company Disclosure Schedule, other than the Company's obligations under the Rights Agreement and the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business.

   Section 3.3 Authorization; Enforceability. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power and authority of the Company and, subject to the provisions hereof, have been duly authorized by the Board of Directors of the Company. Except for the requisite approval and authorization of this Agreement and the Merger by the Company's Shareholders pursuant to the NYBCL (the "Company Shareholder Approval"), no other corporate proceeding or action on the part of the Company or the holders of any class or series of the Company's capital stock is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company has (at a meeting duly called and held) unanimously
(i) approved this Agreement and the transactions contemplated hereby in accordance with the NYBCL, (ii) resolved to recommend the approval of this Agreement by the Company's shareholders and (iii) directed that this agreement be submitted to the Company's shareholders for their approval.

   (c) No state antitakeover, "fair price," "moratorium," "control share acquisition" or similar statute or regulation applicable to the Company (including Section 912 of the NYBCL) would have the effect of invalidating or voiding this Agreement or any material provision hereof or would subject the Parent or the Sub to any impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

   Section 3.4 No Violation or Conflict. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Company do not, and the consummation of the transactions

                                      1-6
contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any Contract or to the loss of a material benefit under any Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Restated Certificate of Incorporation or the Amended and Restated By-Laws, in each case as amended, of the Company, (iii) violate any Existing Permits or any Law applicable to the Company or its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect or would not affect adversely the ability of the Company to consummate the transactions contemplated by this Agreement.

   Section 3.5 SEC Reports; Financial Statements; Indebtedness; Other Information. (a) The Company has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since July 31, 1996 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), or the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder at such time of filing.

   (b) Company Financial Statements. The Company Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis by the Company during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments that have not been and are not expected to be material in amount. The Company Financial Statements fairly present in all material respects the financial position of the Company as of the date set forth on each of such Company Financial Statements and the results of operations of the Company for the periods indicated. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports filed and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Company Financial Statements included in the Company SEC Reports filed and publicly available prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are reasonably likely to have a Material Adverse Effect, including any liabilities arising or required to be accrued as a result of the consummation of the transactions contemplated hereby.

   (c) Indebtedness. As of June 7, 1999, the Company had outstanding Indebtedness of $86,504,000 (including the Debentures).

   (d) Additional Company Information. The information set forth in Section 3.5(d) of the Company Disclosure Schedule (including the financial information with respect to the nine-month period ending April 30, 1999 (the "1999 Financial Information")), which was provided to the Parent prior to the date hereof are accurate and complete statements of the matters set forth therein. The information contained in the Company's Quarterly Report on Form 10-Q for the nine months ended April 30, 1999 will not differ in any material respect from the 1999 Financial Information.

   Section 3.6 Litigation. (a) Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.6 of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits,

                                      1-7
claims (including worker's compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations pending against the Company, its Subsidiaries or any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company's or any Subsidiary's current or former directors or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (b) there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company by any Person which question the legality or validity of the transactions contemplated by this Agreement; and
(c) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, its Subsidiaries, any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any Subsidiary has agreed to indemnify that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

   Section 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.7 of the Company Disclosure Schedule and except for matters directly resulting from
(x) the filing by Parent with the SEC of its Schedule 13D or its tender offer with respect to the Company or (y) the execution of this Agreement and the consummation of the transactions contemplated hereby, since January 31, 1999,
(a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action, which if taken after the date hereof, would constitute a material breach of any provision set forth in Section 5.1 hereof (other than paragraphs (d) and (g) of such Section 5.1).

   Section 3.8 Performance of Contracts. Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto, except where the failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect. There are no existing breaches or defaults by the Company or, to the knowledge of the Company, any other party under any Contract the effect of which would constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default. The Company is not subject to the terms of any non-competition or other agreement (including any area restrictions) which restrict in any material respect the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted.

   Section 3.9 Employee Benefit Plans. (a) Existing Plans. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate (as hereinafter defined) maintains or contributes to, nor is it bound by, nor has it maintained or contributed to at any time during the three (3) years prior to the date hereof, any Existing Plan. To the knowledge of the Company, all of the Existing Plans that are subject to ERISA or the Code are in compliance in all material respects with ERISA and the Code. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, no Existing Plans have been adopted or modified in any material respect since July 31, 1998. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code or have been filed with the Internal Revenue Service with a request for a determination letter on or prior to the end of the applicable remedial amendment period and, to the knowledge of the Company, there are no facts which would adversely affect the tax qualified status of any of the Existing Plans. "Company ERISA Affiliate" shall mean any Person which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA.


   (b) ERISA Code. There is no accumulated funding deficiency, within the meaning of Section 302 of ERISA or Section 412 of the Code, in connection with the Existing Plans. No reportable event, as defined in ERISA (other than reportable events for which the 30-day notice requirement has been waived) has occurred in

                                      1-8
connection with the Existing Plans since January 1, 1995. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate is contributing to or has any material liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA.

   (c) Compliance. Neither the Company nor any Company ERISA Affiliate has incurred, directly or indirectly, any material liability to or on account of an Existing Plan pursuant to Title IV, Subtitle D of ERISA, and, to the knowledge of the Company, no proceedings have been instituted to terminate any Existing Plan that is subject to Title IV, Subtitle D of ERISA.

   (d) ESOP. With respect to any Existing Plan that is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code (an "ESOP") any indebtedness owed to the Company by any such ESOP is secured by the shares of Company Common Stock acquired by such ESOP with the proceeds of such indebtedness, provided, however, that in the event of a change in control of the Company, any such indebtedness is forgiven or the Company is required to make sufficient contributions to enable the ESOP to repay such indebtedness in full.

   (e) Funding. As of the last valuation date of each Existing Plan that is subject to Title IV, Subtitle D of ERISA, the current value of the assets of each such Existing Plan is at least ninety (90) percent of the present value of the accrued benefits under each such Existing Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Existing Plan's actuary with respect to such Existing Plan; and all contributions or other amounts payable by the Company as of the Effective Time with respect to the current or prior plan year of each Existing Plan have been either paid or accrued on the balance sheet of the Company. There are no material pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Existing Plans or any trusts related thereto.

   (f) Other Plan Obligations. To the knowledge of the Company, neither the Company nor any Company ERISA Affiliate, nor any Existing Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which the Company or any Company ERISA Affiliate, any Existing Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Existing Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(j) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. No Existing Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement other than (i) coverage mandated by applicable Law or (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.

   Section 3.10 Taxes. Except as disclosed in Section 3.10 of the Company Disclosure Schedule and except as would not have a Material Adverse Effect:

      (a) the Company and each of its Subsidiaries have timely filed or caused to be filed (except where the failure to file on a timely basis has not or will not result in the imposition of any material additional tax liability and taking into account all extensions) all Tax Returns required to be filed by them and all such Tax Returns were true, correct and complete in all material respects when filed.

      (b) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of all material Taxes due with respect to any period ending on or prior to the Closing;

      (c) none of the Company or any of its Subsidiaries has received written notice of any ongoing, pending or threatened federal, state, local or foreign tax audit or examination of any Tax Returns;

      (d) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries;

      (e) none of the Company or any of its Subsidiaries is a party to an agreement or arrangement providing for the allocation or sharing of any material Taxes;

                                      1-9

     (f) there are no statutory liens for any material Taxes upon the assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith (and for which adequate accruals have been established);

     (g) no consent to the application of Section 341(f)(2) of the Code has been made or filed by or with respect to the Company, any of its Subsidiaries or any of their assets or properties;

     (h) none of the Company or any of its Subsidiaries have taken any action that would require an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise;

     (i) except as disclosed in Section 3.10(i) of the Company Disclosure Schedule, there have not been, nor will there be from the date hereof through and including the Closing Date, any payments, or any agreements to make payments, which would be "excess parachute payments" under Section 280G of the Code;

     (j) none of the Company or any of its Subsidiaries has executed or entered into any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof or any similar provision of state or other law with respect to any period for which the statue of limitations has not expired;

     (k) none of the Company or any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. The Company and each of its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation, and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws; and

     (l) none of the Company or any of its Subsidiaries is or has been a "United States real property holding company" (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(ii).

   Section 3.11 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency (a "Governmental Entity") is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except: (a) the approvals described in Section 3.11 of the Company Disclosure Schedule; (b) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and antitrust or other competition laws of other jurisdictions; (c) pursuant to the applicable requirements of the Securities Act, the Exchange Act, state blue sky laws, the NYSE, and the rules and regulations promulgated thereby; and (d) the filing of the Certificate of Merger as described in this Agreement.

   Section 3.12 Labor Matters. Except as described in Section 3.12 of the Company Disclosure Schedule, there is (i) no pending, nor has the Company experienced since July 31, 1997 any, labor dispute, strike or organized work stoppage and, to the knowledge of the Company, there is no threatened material labor dispute, strike or organized work stoppage against the Company and (ii)
(A) to the knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of the Company not presently organized, and (B) no petitions have been filed or, to the knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation of employees of the Company not presently organized except with respect to matters in clauses (i) and (ii) which do not have a Material Adverse Effect.

   Section 3.13 Existing Permits and Violations of Law. The Company has all licenses, permits, approvals, exemptions, orders, approvals, franchises, qualifications, permissions, agreements and governmental authorizations which the Company is required to have for the conduct of its business as currently conducted, except where the failure to have the same would not have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any Existing Permits, except for such revocations, non-renewals, terminations, suspensions or other impairments as would not be reasonably likely to

                                      1-10
result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any applicable Law, except for such violations which would not have a Material Adverse Effect. No Governmental Entity has indicated to the Company an intention to conduct an investigation or review with respect to the Company other than, in each case, those which would not have a Material Adverse Effect.

   Section 3.14 Intangible Assets. (i) There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use any of its Intangible Assets; (ii) each trademark registration, service mark registration, copyright registration and patent used by the Company is owned by or licensed pursuant to a valid license agreement to the Company or its Subsidiaries and, with respect to those owned by the Company or its Subsidiaries, has been maintained in good standing and, with respect to those licensed to the Company or its Subsidiaries, to the Company's knowledge, has been maintained in good standing; (iii) to the knowledge of the Company, there are no Intangible Assets owned by a third Person which the Company or any of its Subsidiaries is using without license to do so; (iv) the Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted; and (v) the consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company and each of its Subsidiaries to use its Intangible Assets; except, in each of clauses (i) through (v), as would not result in a Material Adverse Effect.

   Section 3.15 Year 2000. Except as, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect:

     (a) all of the Computer Programs, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and

     (b) all of the products and services sold, licensed, rendered or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data and will not produce incorrect results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and
  (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and neither the Company nor any of its Subsidiaries is or shall be subject to claims or liabilities arising from their failure to do so; and

     (c) neither the Company nor any of its Subsidiaries has made other representations or warranties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

   Section 3.16 Customers and Suppliers. Since January 31, 1999, other than as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any customer or supplier or group of affiliated customers or suppliers which would result in a Material Adverse Effect nor, to the knowledge of the Company, any written notice of intent to so terminate, cancel or materially curtail such business relationships.

   Section 3.17 Environmental Matters. (a) Except as described in Section 3.17 of the Company Disclosure Schedule and except as is not reasonably likely to result in a Material Adverse Effect, the Company

                                      1-11
is, and at all times has been, in full compliance with and has not been and is not in violation of or liable under, any Environmental Law. The Company has not received, any actual or threatened order, notice or other communication (written or oral) from (i) any Governmental Body or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which the Company has had an interest except as is not reasonably likely to result in a Material Adverse Effect.

   (b) Except as described in Section 3.17 of the Company Disclosure Schedule and except as is not reasonably likely to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which the Company has or had an interest.

   (c) Environmental Permits. The Company has obtained all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") required for its operations, and all such permits are in good standing and the Company is in compliance in all material respect with all terms and conditions of the Environmental Permits.

   Section 3.18 Disclosure Documents. None of the information supplied in writing or to be supplied in writing by the Company for inclusion in (i) the definitive proxy statement (as the same may be amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and (ii) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the Merger (as the same may be amended or supplemented from time to time, the "Registration Statement") including the Proxy Statement/Prospectus included therein, will, in the case of the Proxy Statement/Prospectus, either at the time of mailing of the Proxy Statement/Prospectus to shareholders of the Company or at the time of the special meeting of the shareholders of the Company (the "Shareholders Meeting") to be duly called, noticed, convened and held as soon as practicable following the date hereof for the purpose of voting to approve this Agreement and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading except that no representation or warranty is made by the Company with respect to (i) any forward-looking information regarding or statements made by the Company (whether or not included in the Registration Statement) or (ii) with respect to the information supplied by the Parent.

   Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio, based upon and subject to the assumptions and limitations set forth in such opinion, is fair to the holders of the Company Common Stock (other than Parent and its Affiliates) from a financial point of view, a copy of the written opinion of which will be delivered to the Parent after receipt thereof by the Company.

   Section 3.20 Certain Agreements. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company is not a party to any oral or written Agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Section 3.20 of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate

                                      1-12
the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage or indenture or any material license, lease, contract, Agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Section 3.20 of the Company Disclosure Schedule or as expressly provided herein, there are no material amounts payable by the Company to any officers of the Company (in their capacity as officers) as a result of the transactions contemplated by this Agreement. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no contractual agreements between any officers or directors of the Company and the Company.

   Section 3.21 Rights Agreement. The Company has taken all action which may be necessary under the Rights Agreement, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereby and thereby shall not cause (i) the Parent and/or the Sub or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless this Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Stock Acquisition Date (as such terms are defined in the Rights Agreement) or certain other events (as described in the Rights Agreement) to occur, irrespective of the number of shares of Company Common Stock acquired pursuant to the Merger or other transactions contemplated by this Agreement.

   Section 3.22 Vote Required. The affirmative vote of the holders of two-thirds of the shares of the Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the Company to approve the Merger, this Agreement and the transactions contemplated hereby.

   Section 3.23 Finders or Brokers. Except for Credit Suisse First Boston with respect to the Company, a copy of whose engagement agreement has been provided to the Parent, neither the Company nor its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

                                  ARTICLE IV

           Representations and Warranties of the Parent and the Sub

   The Parent and the Sub hereby represent and warrant to the Company on the date of this Agreement that:

   Section 4.1 Due Incorporation and Authority. Each of the Parent and the Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Parent and the Sub has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent has delivered to the Company copies of the certificates of incorporation and by-laws or other organizational documents of the Parent and the Sub.

   Section 4.2 Authorization; Enforceability. Each of the Parent and the Sub has the corporate power and authority to enter into this Agreement and carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Parent and the Sub, and no other corporate proceeding or action on the part of the Parent or the Sub is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Parent and the Sub will be, when executed and delivered by the Parent and the Sub, the valid and binding obligations of the Parent and the Sub, enforceable against each party in accordance with their respective terms, except as the

                                     1-13
enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   Section 4.3 No Violation or Conflict. The execution and delivery of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Parent and the Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any contract, agreement and obligation, written or oral, to which the Parent or the Sub is a party or by which either of them or any of their assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license or to the loss of a material benefit under any such contract, agreement or obligation or result in the creation of any Lien upon any of the properties or assets of the Parent or the Sub, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Parent and the Sub, (iii) violate any permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Parent or the Sub has or holds or any Law applicable to the Parent or the Sub or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Parent Material Adverse Effect or would not affect adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

   Section 4.4 SEC Reports; Financial Statements. (a) The Parent has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 29, 1996 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder at such time of filing.

   (b) Parent Financial Statements. The Parent Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis by the Parent during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments that have not been and are not expected to be material in amount. The Parent Financial Statements fairly present in all material respects the financial position of the Parent as of the date set forth on each of such Parent Financial Statements and the results of operations of the Parent for the periods indicated.

   Section 4.5 Disclosure Documents. None of the information supplied in writing or to be supplied in writing by the Parent for inclusion in the Proxy Statement/Prospectus and the Registration Statement will, in the case of the Proxy Statement/Prospectus, either at the time of mailing of the Proxy Statement/Prospectus to shareholders of the Company or at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation or warranty is made by the Parent with respect to (i) any forward-looking information regarding or statements made by the Parent (whether or not included in the Registration Statement) or (ii) information supplied by the Company.

                                      1-14

   Section 4.6 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Governmental Entity is required by the Parent or the Sub in connection with the execution and delivery of this Agreement by the Parent and the Sub or the consummation by either of them of the transactions contemplated hereby, except:
(a) in connection with the applicable requirements of the HSR Act and antitrust or other competition laws of other jurisdictions; (b) pursuant to the applicable requirements of the Securities Act, the Exchange Act, state blue sky laws, the NYSE, and the rules and regulations promulgated thereby; and (c) the filing of the Certificate of Merger as described in this Agreement.

   Section 4.7 Authorization of Parent Common Stock. Prior to the Effective Time, the Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to
Article II. Parent Common Stock issued pursuant to Article II will, when issued in accordance with the terms hereof, be validly issued, fully paid and nonassessable, and no stockholder of the Parent will have any preemptive right of subscription or purchase in respect thereof.

   Section 4.8 Finders or Brokers. Except for Goldman Sachs & Co. with respect to the Parent, neither the Parent nor the Sub has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

   Section 4.9 Interim Operations of the Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE V

                            Covenants and Agreements

   Section 5.1 Conduct of Business by the Company. From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will preserve in all material respects its business organization intact and will conduct its operations according to its ordinary and usual course of business consistent in all material respects with past practice, including, without limitation, retaining the services of employees and conducting business with suppliers, customers, creditors and others having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor its Subsidiaries will:

     (a) except for shares to be issued or delivered pursuant to outstanding Options, upon conversion of the outstanding Debentures or issuances by a Subsidiary of the Company to such Subsidiaries' parent, issue deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

     (b) amend its Restated Certificate of Incorporation or Amended and Restated By-laws or, except to the extent required to comply with its obligations hereunder, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger) or split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Common Stock or otherwise make any payments to shareholders of the Company in their capacity as such;

                                      1-15

     (c) make payments or distributions (other than salaries, director fees, expense reimbursements and other employee compensation in the ordinary course of business consistent with past practice) to any Affiliate of the Company; provided, however, dividends or distributions may be made between wholly-owned Subsidiaries of the Company and between the Company and wholly-owned Subsidiaries;

     (d) enter into, accelerate, terminate, modify in any material respect, or cancel any Contract involving either more than $250,000 or outside the ordinary course of business or knowingly do any act or knowingly omit to do any act or, to the extent within the Company's reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Contracts that would have a Material Adverse Effect;

     (e) (i) except in a manner consistent with past practice, grant any increase in the rate of pay of any of the Employees; (ii) institute or amend any Employee Benefit Plan unless required by Law; (iii) enter into or modify any written employment agreement with any Person; or (iv) pay or accrue any bonus or incentive compensation to any Person;

     (f) make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than short term investments of the Company's cash balances in the ordinary course of business or disposition of assets or securities in the ordinary course of business, consistent with past practice), of assets or securities;

     (g) authorize or make any individual capital expenditure in excess of $250,000 or authorize or make capital expenditures in excess of $1,000,000 in the aggregate (in the event the Closing does not occur before October 31, 1999, such maximum amount will be increased to $1,500,000 and if the Closing does not occur before November 30, 1999, such amount will be increased to $2,000,000), except for those capital expenditures which have been authorized on the date hereof and are specifically set forth in
  Section 5.1(g) of the Company Disclosure Schedule;

     (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the ordinary course of business consistent with past practice;

     (i) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

     (j) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

     (k) waive, amend or otherwise alter the Rights Agreement or redeem the Rights or take any action to render Section 912 of the NYBCL inapplicable to any transaction other than the transactions contemplated by this Agreement;

     (l) enter into an agreement to purchase green coffee with a term exceeding four months or in an amount in excess of $1,500,000 or enter into agreements to purchase green coffee (other than fixed price contracts for the purchase of green coffee, all of which is committed to be purchased pursuant to a matching bona fide fixed price sales contract with a third party customer) in an aggregate amount (together with all existing agreements to purchase green coffee) in excess of 20 million pounds; provided, that the Company will consult with the Parent and consider in good faith its views prior to entering into any agreement that results in such aggregate amount exceeding 16 million pounds;

     (m) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

     (n) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                                      1-16

   Section 5.2 Shareholders Meeting; Registration Statement and Proxy Statement/Prospectus. (a) The Company agrees to take all steps necessary to cause the Shareholders Meeting to be duly called, noticed, convened and held as soon as practicable following the date hereof for the purpose of voting to approve this Agreement and the Merger. Except as provided in Section 7.1(c) with respect to a Superior Proposal, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the holders of Shares entitled to vote thereon ("Voting Shares").

   (b) The Company and the Parent shall prepare as soon as practicable, following the date of this Agreement, and shall file with the SEC, the Registration Statement, including the related Proxy Statement/Prospectus, under the Securities Act. The Company and the Parent each shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The respective parties will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company and the Parent shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the issuance of Parent Common Stock in the Merger.

   (c) Each of the Company and the Parent shall furnish all information concerning it required to be included in the Registration Statement, including the related Proxy Statement/Prospectus. The Parent agrees that the written information provided by it for inclusion in the Registration Statement and the related Proxy Statement/Prospectus and each amendment or supplement thereto at the time it is filed or becomes effective, and at the time that the Proxy Statement/Prospectus which forms a part thereof is mailed to the shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Parent in reliance upon and in conformity with written information concerning the Company furnished to the Parent by the Company specifically for use in the Registration Statement and the related Proxy Statement/Prospectus. The Company agrees that the written information provided by it specifically for inclusion in the Registration Statement and the related Proxy Statement/Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective, and at the time that the Proxy Statement/Prospectus which forms a part thereof is mailed to the shareholders of the Company, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   Section 5.3 Listing of Parent Common Stock. The Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

   Section 5.4 Access. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other authorized representatives of the Parent full and complete access upon reasonable notice and at reasonable times, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, employees, contracts, commitments, books and records (including but not limited to Tax Returns and computer and information systems) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the Parent may from time to time reasonably request; provided, however, that the Parent's access to the Company's businesses which directly compete with the Parent (LaTouraine, Cain's and Chock Food Service Distribution and Convenience Stores ("CFS"), collectively, the "Competing Businesses") shall be limited to the top manager of each Competing Business and shall not include customer lists and information regarding specific customer locations, contract terms or other information relating to the cost structure or margins of the Competing Businesses; provided further, that the immediately preceding proviso shall not limit

                                      1-17

Parent's access to information regarding the costs of manufacturing, freight and storage of the CFS business. From and after the date of this Agreement until the earlier of the Closing Date or the first anniversary of any termination of this Agreement, the Parent and its Subsidiaries agree not to solicit for employment any person employed by the Competing Businesses or employ any person known by the Parent to be an employee of the Company at the time of employment. In the event that the transactions contemplated hereby are not consummated, the Parent and each of its officers, employees, accountants, counsel and other authorized representatives shall keep any information obtained in accordance with this Section 5.4 confidential and not use such information for any other purpose. The Parent and the Sub will use all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for data and information hereunder. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

   Section 5.5 Commercially Reasonable Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (i) the preparation and filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus and all necessary amendments or supplements thereto; (ii) obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to and make all necessary filings with and applications and submissions to, any Governmental Entity or other Person (except for approvals obtained under the HSR Act) as soon as reasonably practicable after the date of this Agreement; and (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

   (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties to this Agreement shall use their commercially reasonable best efforts to take all such action.

   (c) The Company, the Parent and the Sub each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Parent, the Sub or the Company, as the case may be, or any of their respective Subsidiaries (other than in any such case with respect to Acquisition Proposals (as hereinafter defined)), from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

   Section 5.6 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, the Parent and the Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

   Section 5.7 No Solicitation. (a) The Company and its Affiliates shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate, facilitate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions

                                      1-18
concerning, or provide any non-public information or data to any Person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) furnishing nonpublic information or data to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal for all of the outstanding shares at a price more favorable to the Company's shareholders than the Merger, from a party with sufficient financial resources available to it to consummate such a transaction and that is reasonably likely to result in a Superior Proposal (as hereinafter defined), if and only to the extent that the Company's Board of Directors determines in good faith (after consultation with its financial and legal advisors), that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law, and prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person or entity, such Board of Directors receives from such Person or entity an executed confidentiality agreement containing customary terms and conditions; (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and request the return of all information provided to third parties pursuant to a confidentiality agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal, not subject to any financing condition or which includes written commitments to finance such transaction from one or more financial institutions capable of providing such commitments, for all of the outstanding Shares and/or Debentures on terms that the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) are more favorable and provide greater value to all the Company's shareholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement.

   (b) The Company shall (i) promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify the Parent after receipt by it of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person, (ii) promptly notify the Parent after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person, identifying such Person and the information requested by such Person, that may be considering making, or has made, an Acquisition Proposal and promptly provide the Parent with any nonpublic information which is given to such Person pursuant to this Section 5.7(b), (iii) keep the Parent advised of the status and principal financial terms of any such Acquisition Proposal, indication or request, and (iv) prior to furnishing any such information, provide reasonable advance notice to the Parent that it intends to do so. The Company shall give the Parent at least 24 hours' advance notice of any information to be supplied to, and at least 24 hours' advance notice of any confidentiality or other agreement to be entered into with, any Person making such Acquisition Proposal.

   Section 5.8 Public Announcement. The Parent and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law, order of any court or governmental agency or the rules of the NYSE.

   Section 5.9 Notices of Certain Events. Each party shall, upon obtaining knowledge of any of the following, promptly notify the other party in writing of: (i) any Material Adverse Effect with respect to such party; (ii) any change which makes it likely that any representation, warranty or information set forth in this Agreement or its schedules regarding such party or any of its Subsidiaries is not or will not be true in any material respect at the Closing;
(iii) the occurrence or non-occurrence of any event the occurrence or non-

                                      1-19
occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied; (iv) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not be satisfied; (v) any notice or other communication from any Governmental Entity in connection with the Merger; or (vi) with respect to the Company or any of its Subsidiaries, any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6 or which relate to the consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available to the other party.

   Section 5.10 Indemnification and Insurance. (a) From and after the Effective Time, the Parent agrees to cause the Surviving Corporation to indemnify and hold harmless the current or former directors or officers (the "Indemnified Parties") of the Company against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such Subsidiaries would have been permitted, under the NYBCL and the Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or the organizational documents of such Subsidiaries each as in effect on the date of this Agreement. Such indemnification shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time.


   (b) For a period of three years following the Effective Time, the Parent or the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance policy (the "Company Policy"), or enter into a policy providing comparable coverage, covering those persons who are currently covered by the Company Policy (a copy of which has been heretofore delivered to the Parent); provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

   Section 5.11 Additional Reports. The Company and the Parent shall furnish to the other party copies of all reports of the type referred to in Section 3.5 and Section 4.4, respectively, which it files with the SEC on or after the date hereof, and each of the Company and the Parent represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries and the Parent and its consolidated Subsidiaries, respectively, as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

   Section 5.12 Affiliates. Prior to the Effective Time, the Company shall deliver to the Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the

                                      1-20

Shareholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to the Parent such information and documents as the Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either the Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by the Parent shall be added to the list of affiliates of the Company if the Parent shall receive from the Company, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to the Parent to the effect that such Person is not such an affiliate. The Company shall seek to deliver or cause to be delivered to the Parent, prior to the date of the Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A (the "Affiliates Letter"). The Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.12.

   Section 5.13 Tax-Free Reorganization. Each of the Parent, Sub and Company shall use all reasonable efforts to cause the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Unless otherwise required (and then only to the extent otherwise required) by a "determination" (as defined in Section 1313(a)(1)) of the Code or by a similar applicable provision of state or local income tax law, each party shall (i) report the Merger on all tax returns and other filings as a reorganization with in the meaning of Section 368(a) of the Code and (ii) not take any position that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

   Section 5.14 Actions Regarding Debentures. Prior to the Closing Date, the Company will consult with the Parent and consider in good faith any arrangements proposed by the Parent to call the outstanding Debentures for redemption. The Company will cooperate with the Parent in connection with such arrangements and take all actions reasonably requested to facilitate such redemption; provided, that the Company will not be required to irrevocably call the Debentures for redemption prior to the Closing Date unless it otherwise agrees to do so.

                                   ARTICLE VI

                            Conditions to the Merger

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) The Company Shareholder Approval shall have been obtained;

     (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger substantially on the terms contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or restricting consummation of the Merger;

     (c) Other than the filing provided for in Section 1.3 hereof, all filings required pursuant to Sections 3.11 and 4.6 hereof, and all material consents, approvals, and authorizations required to be obtained prior to the Effective Time by the parties hereto from any Governmental Entity to consummate the Merger, shall have been made or obtained, as the case may be;

     (d) The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn; and

                                      1-21

     (e) The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   Section 6.2 Conditions to the Parent's and the Sub's Obligations to Effect the Merger. The obligations of the Parent and the Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) The representations and warranties made by the Company in this Agreement shall be true and correct (i) in all respects at and as of the Effective Time (as to representations and warranties specifically qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), and (ii) in all material respects at and as of the Effective Time (as to representations and warranties not qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), in each case with the same force and effect as though made at and as of the Effective Time (except to the extent they relate to a specific date), the Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and the Parent shall have received at the Effective Time a certificate of the President and Chief Financial Officer of the Company to that effect;

     (b) During the period from January 31, 1999, to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Company, that has not been fully disclosed in the Company SEC Reports or in
  Section 6.2(c) of the Company Disclosure Schedule, that continues to exist on the Closing Date and as of the Effective Time, except for matters directly resulting from (x) the filing by Parent with the SEC of its
  Schedule 13D or its tender offer with respect to the Company or (y) the execution of this Agreement and the consummation of the transactions contemplated hereby; and

     (c) The Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to the Parent, dated the Closing Date and in form and substance reasonably satisfactory to the Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization with in the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom (Illinois) may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of the Parent, Sub, the Company and others.

   Section 6.3 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) The representations and warranties made by the Parent and the Sub in this Agreement shall be true and correct (i) in all respects at and as of the Effective Time (as to representations and warranties specifically qualified or limited by the term "Parent Material Adverse Effect," the word "material" and phrases of like import), and (ii) in all material respects at and as of the Effective Time (as to representations and warranties not qualified or limited by the term "Parent Material Adverse Effect," the word "material" and phrases of like import), in each case with the same force and effect as though made at and as of the Effective Time (except to the extent they relate to a specific date), the Parent and the Sub shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate of the President and Chief Financial Officer of Parent to that effect; and

     (b) The Company shall have received the opinion of Cahill Gordon & Reindel, counsel to the Company, dated the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization with in the meaning of Section 368(a) of the Code. In rendering such opinion, Cahill Gordon & Reindel may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of the Parent, Sub, the Company and others.

                                      1-22

                                  ARTICLE VII

                                  Termination

   Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the Company Shareholder Approval), as follows:

     (a) by mutual written agreement duly authorized by the respective Boards of Directors of the Parent and the Company;

     (b) by either of the Company or the Parent if:

       (i) the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

       (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby;

       (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

       (iv) at the Shareholders Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.2 hereof, the Company Shareholder Approval shall not have been obtained;

     (c) by the Company:

       (1) if (a) the Company, upon the good faith determination of the Board of Directors of the Company based on consultation with outside legal counsel that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law, subject to complying with the terms of this Agreement, enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal and, prior thereto, the Company notifies the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice or a detailed description of the price and terms thereof, (b) the Parent does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (c) the Company, prior to such termination, pays to the Parent in immediately available funds any fees required to be paid pursuant to Section 7.3. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until after the close of business on the second business day after it has provided the notice to the Parent required thereby and (B) to notify the Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

       (ii) if the Parent or the Sub shall have breached in any material respect any of their respective representations or warranties such that the closing condition in Section 6.3(a) would not be satisfied or the Parent or the Sub shall have breached any covenant or other agreement contained in this Agreement, which breach in either case cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Parent or the Sub, as applicable;

     (d) by the Parent:

       (i) if the Company shall have breached in any material respect any of its representations or warranties such that the closing condition in 6.2(b) would not be satisfied or the Company shall have

                                      1-23
    breached any covenant or other agreement contained in this Agreement which breach in either case cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

       (ii) if, at any time prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Parent to do so; or

       (iii) at any time following the date 30 days after notice is delivered by the Company as required in Section 5.7 concerning the receipt of an Acquisition Proposal unless, prior to termination under this subsection (d)(iii), the Company provides written notice to the Parent that such Acquisition Proposal has been rejected or withdrawn or the Company is no longer engaged in negotiations or discussions with such other Person concerning the Acquisition Proposal; provided that the 30-day time period shall be reduced with respect to any subsequent Acquisition Proposal made by a Person whose Acquisition Proposal was previously rejected or withdrawn as provided in this subsection
    (d)(iii) to a number of days equal to 30 minus the number of days lapsed from the receipt of any notice of any prior Acquisition Proposal from such Person until the rejection or withdrawal of any such prior Acquisition Proposal(s);

     (e) if the Average Parent Price is less than $21.00, Parent shall provide written notice to the Company prior to the close of business on the first trading day following the end of the Averaging Period stating that the Average Parent Price is below $21.00 and whether or not it elects to increase the Merger Consideration as provided below (the "Parent Election"). On or before the close of business on the first trading day following its receipt of a Parent Election stating that the Parent has elected not to increase the Merger Consideration, the Company may terminate this Agreement by delivering a written notice to the Parent (the "Company Termination Notice") stating that it has elected to terminate this Agreement. If the Parent has elected to increase the Merger Consideration in the Parent Election, then the Parent shall increase the Merger Consideration by increasing the Exchange Ratio or by making a cash payment (provided that the Merger shall continue to qualify as a reorganization within the meaning of Section 368(a) of the Code) or by any combination thereof (at the Parent's election), such that the Merger Consideration shall consist of an aggregate number of shares of Parent Common Stock (and cash, if any) having a value (based on the Average Parent Price of the Parent Common Stock) equal to $11.00 per share of Company Common Stock. In such event, no termination shall occur, and this Agreement will remain in effect in accordance with its terms.

   Section 7.2 Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 7.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 5.4 relating to the obligation of the Parent and the Sub to keep confidential and not to use certain information obtained from the Company and in the second sentence of Section 5.4 and (b) the provisions of Section 7.3 relating to the Company's obligations to make certain payments to the Parent.

   Section 7.3 Termination Fee Payable to Parent. Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to the Parent (x) the amount of $7 million and (y) all documented out-of-pocket expenses reasonably incurred by the Parent and the Sub in connection with this Agreement and the Merger if (i) either (1) the Company shall have received an Acquisition Proposal or such a proposal shall have been publicly announced or
(2) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement, and in either such case this Agreement is terminated pursuant to Section 7.1(b)(iv), (ii) this Agreement is terminated pursuant to Section 7.1(c)(i) or Section 7.1(d)(i) (if the breach thereof is due to the Company's intentional or bad faith

                                      1-24

acts), or (iii) if, within 12 months of a termination of this Agreement pursuant to any other provision of Section 7.1 (other than Section 7.1(c)(ii)), the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Superior Proposal with another person, upon the signing of a definitive agreement relating to such Superior Proposal, or, if no such agreement is signed, then upon consummation of any such Superior Proposal, in which case such payment shall be less any amounts paid as a result of a termination of this Agreement. The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid in immediately available funds within two (2) business days after receipt by the Company of reasonably detailed evidence of the same.

   Section 7.4 Other Remedies. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Article 7 or otherwise by the Company, on the one hand, or the Parent or the Sub, on the other hand, and the non-terminating party is not entitled to receive the payments described in Section 7.3 (as the case may be), then the non-terminating party shall be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees).

                                  ARTICLE VIII

                                 Miscellaneous

   Section 8.1 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

   Section 8.2 Expenses. (a) Except as expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.


   (b) The obligation to pay any termination fee or expenses pursuant to
Section 7.3 shall be in addition to any other rights or remedies that may be available to the Parent, including, without limitation, the expenses to be paid by the Company pursuant to Section 8.2(a). The Company shall make all such payments promptly (and in any event within two business days of receipt by the Company of written notice from the Parent) by wire transfer of immediately available funds to an account designated by the Parent.

   Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

   Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

   Section 8.5 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

     To the Parent or the Sub:

       Sara Lee Corporation
       Three First National Plaza
       Chicago, Illinois 60602
       Attention: Ms. Janet Langford Kelly
                  Senior Vice President, Secretary and General Counsel
       Facsimile: (312) 558-4989

                                      1-25
     with a copy to:

       Skadden, Arps, Slate, Meagher & Flom (Illinois)
       333 West Wacker Drive, Suite 2300
       Chicago, Illinois 60606
       Attention: Charles W. Mulaney, Jr.
       Facsimile: (312) 407-0411

     To the Company:

       Chock Full O'Nuts Corporation
       370 Lexington Avenue
       New York, New York 10017
       Attention: Mr. Howard M. Leitner
                  Senior Vice President and Chief Financial Officer
       Facsimile: (212) 679-9737

     with a copy to:

       Cahill Gordon & Reindel
       Eighty Pine Street
       New York, New York 10005
       Attention: W. Leslie Duffy
       Facsimile: (212) 269-5420

   Section 8.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to the Parent or to any direct or indirect wholly owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

   Section 8.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

   Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.10 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

   Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   Section 8.11 Finders or Brokers. Except for Credit Suisse First Boston with respect to the Company and Goldman Sachs & Co. with respect to the Parent, neither the Company nor the Parent nor any of their

                                      1-26
respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

   Section 8.12 Amendment or Supplement. Subject to applicable law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, with respect to any of the terms contained in this Agreement; provided, however that following the Company Shareholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without further approval by the shareholders of the Company.

   Section 8.13 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso of Section 8.12 waive compliance with any of the agreements or conditions of any other party hereto contained herein. Notwithstanding the foregoing, no failure or delay by the Company, the Parent or the Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  Definitions

   When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

   Section 9.1 Affiliate. "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

   Section 9.2 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto, and the Company Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

   Section 9.3 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   Section 9.4 Company Disclosure Schedule. "Company Disclosure Schedule" means the disclosure schedule delivered by the Company.

   Section 9.5 Company Financial Statements. "Company Financial Statements" shall mean the audited Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders Equity of the Company and related notes for each of the fiscal years ended on July 31, 1996, July 31, 1997 and July 31, 1998, and the unaudited Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Equity of the Company and related notes for the six months ended January 31, 1998 and January 31, 1999, each as included in the Company SEC Reports.

   Section 9.6 Computer Programs. "Computer Programs" shall mean (i) any and all computer software programs, including all source and object code, (ii) all computer software programs incorporated in any equipment, including any beverage dispensing equipment, owned or leased by the Company or its Subsidiaries or provided by the Company or its Subsidiaries to customers, (iii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) billing, reporting and other management information systems, (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing,
(v) all content contained on any Internet site(s), and (vi) all documentation including user manuals and training materials, relating to any of the foregoing.

                                      1-27

   Section 9.7 Contracts. "Contracts" shall mean all of the material contracts, agreements and obligations to which the Company is a party or by which the Company or any of its material assets are bound, including, without limitation, any loan, bond, mortgage or indenture or material lease, instrument, franchise or license.

   Section 9.8 Control. "Control" (including the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

   Section 9.9 Employees. "Employees" shall mean all of the employees of the Company.

   Section 9.10 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock ownership plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan, program or policy to provide retirement income, fringe benefits or other benefits to former or current employees of the Company (including, without limitation, any employee pension benefit plan or employee welfare plan, but excluding any multi-employer plan, as each term is defined in ERISA).

   Section 9.11 Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

   Section 9.12 Environmental Laws. "Environmental Laws" shall mean any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (excluding OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

   Section 9.13 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

   Section 9.14 Existing Liens. "Existing Liens" shall mean those Liens affecting any of the assets or properties of the Company.

   Section 9.15 Existing Permits. "Existing Permits" shall mean those material permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Company has or holds.

   Section 9.16 Existing Plans. "Existing Plans" shall mean all material Employee Benefit Plans of the Company in effect on the date hereof.

   Section 9.17 Hazardous Materials. "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") above regulated levels and radon gas; and
(B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes,"

                                      1-28

"hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

   Section 9.18 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the Company, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments.

   Section 9.19 Intangible Assets. "Intangible Assets" shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

   Section 9.20 Investment. "Investment" by the Company shall mean (a) any transfer or delivery of cash, stock or other property or value by the Company in exchange for equity, debt, preferred stock, partnership interests, participations or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money to, or perform an obligation of, any other Person; and (d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company.

   Section 9.21 Law. "Law" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

   Section 9.22 Lien. "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

   Section 9.23 Material Adverse Effect. "Material Adverse Effect" shall mean with respect to the Company any adverse change or effect that is material to the business, financial condition, results of operations or assets of the Company and its Subsidiaries taken as a whole; other than any change or effect
(i) relating to the economy or securities markets in general or (ii) generally relating to the industries in which the Company operates (including without limitation, fluctuations in coffee prices generally) and not specifically relating to the Company.

   Section 9.24 Merger. "Merger" shall mean the merger of the Sub with and into the Company pursuant to this Agreement.

   Section 9.25 NYBCL. "NYBCL" shall mean the New York Business Corporation
Law.

   Section 9.26 Parent Financial Statements. "Parent Financial Statements" shall mean the audited Consolidated Balance Sheet, Consolidated Statement of Income, each of the fiscal years ended on June 29, 1996, June 28, 1997 and June 27, 1998, each as included in the Parent SEC Reports and the unaudited Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Equity of Parent and related notes for the nine months ended March 31, 1999.

   Section 9.27 Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean with respect to the Parent any adverse change or effect that is material to the business, financial condition, results of

                                      1-29
operations or assets of the Parent and its Subsidiaries taken as a whole; other than any change or effect (i) relating to the economy or securities markets in general or (ii) generally relating to the industries in which the Company operates and not specifically relating to the Company.

   Section 9.28 Person. "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

   Section 9.29 Significant Subsidiary. "Significant Subsidiary" shall mean any Subsidiary of the Company meeting the definition in Rule 1-02 of Regulation S-X of the SEC.

   Section 9.30 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

   Section 9.31 Taxes. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, value added, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

   Section 9.32 Tax Return. "Tax Return" shall mean any return, report or other document required to be filed or in fact filed with any taxing authority with respect to Taxes.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          Sara Lee Corporation

                                            By:________________________________
                                               Name:
                                               Title:

                                          CFN Acquisition Corporation

                                            By:________________________________
                                               Name:
                                               Title:

                                          Chock Full O'Nuts Corporation

                                            By:________________________________
                                               Name:
                                               Title:

                                      1-30

                                                                         Annex 2
CREDIT  |  FIRST                 CREDIT SUISSE FIRST BOSTON CORPORATION
SUISSE     BOSTON                Eleven Madison Avenue    Telephone 212 325 2000
                                 New York, NY 10010-3629
June 8, 1999

Board of Directors
Chock full o'Nuts Corporation
370 Lexington Avenue
New York, NY 10017

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Chock full o'Nuts Corporation ("Chock"), other than Sara Lee Corporation ("Sara Lee") and its affiliates, from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of June 8, 1999 (the "Merger Agreement"), by and among Sara Lee Corporation ("Sara Lee"), CFN Acquisition Corporation, a wholly owned subsidiary of Sara Lee ("Sub"), and Chock. The Merger Agreement provides for, among other things, the merger of Sub with and into Chock (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.25 per share, of Chock (the "Chock Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of Sara Lee (the "Sara Lee Common Stock") equal to the ratio (the "Exchange Ratio") determined by dividing $11.00 by the average of the per share last sales prices of Sara Lee Common Stock as reported on the New York Stock Exchange, Inc. for the 20 consecutive trading days commencing on the date that the proxy statement/prospectus relating to the Merger is mailed to the shareholders of Chock; provided that the Exchange Ratio will not exceed 0.5238 or be less than 0.4231, subject to adjustment and certain walk-away rights more fully described in the Merger Agreement.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Chock and Sara Lee. We have also reviewed certain other information relating to Chock, including financial forecasts prepared by the management of Chock, provided to or discussed with us by Chock, and have met with the management of Chock to discuss the business and prospects of Chock. In addition, we have reviewed publicly available forecasts for Sara Lee discussed with us by Sara Lee. We have also considered certain financial and stock market data of Chock and Sara Lee, and we have compared those data with similar data for other publicly held companies in businesses similar to Chock and Sara Lee, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our engagement, we were requested to approach third parties to solicit indications of interest in a possible acquisition of Chock and we held discussions with certain of these parties prior to the date hereof.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Chock, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Chock as to the future financial performance of Chock. With respect to the publicly available financial forecasts for Sara Lee, Sara Lee management has reviewed such forecasts and has advised us that it believes that such forecasts represent reasonable estimates and judgments of the future financial



                                     2-1

CREDIT | FIRST                            CREDIT SUISSE FIRST BOSTON CORPORATION
SUISSE | BOSTON


Board of Directors
Chock full o'Nuts
June 8, 1999
Page 2


performance of Sara Lee. With respect to the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger, Chock management has advised us, and we have assumed, that such estimates represent the best currently available estimates of the management of Chock. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Chock or Sara Lee, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Sara Lee Common Stock when issued pursuant to the Merger or the prices at which the Sara Lee Common Stock will trade subsequent to the Merger.

We have acted as financial advisor to Chock in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided investment banking services to Chock unrelated to the proposed Merger. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Chock and Sara Lee for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Chock in connection with its evaluation of the Merger, does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Chock Common Stock (other than Sara Lee and its affiliates) from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                      2-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 2-418 of the Maryland General Corporation Law provides for indemnification of the Registrant's directors, officers, employees, and agents under specified circumstances, which may include indemnity against expenses, including attorneys' fees and judgments, fines, and amounts paid in settlement under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant has purchased and maintains insurance as is permitted by Section 2-418 on behalf of directors and officers, which insurance may cover liabilities under the Securities Act. Article V of the By-Laws of the Registrant provides for such indemnification to the extent and under the circumstances permitted by
Section 2-418.

   Article V of the By-Laws of the Registrant provides as follows:

   Section 1. Right To Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Registrant shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Registrant or a subsidiary thereof and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Registrant may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant.

   Section 2. Time for Payment Enforcement. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to indemnification (the "Indemnified Party"). The right to indemnification and advance of expenses hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (a) the Registrant denies such request, in whole or in part, or (b) no disposition thereof is made within 60 days. The Indemnified Party's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Registrant.

   Section 3. General. The indemnification and advance of expenses provided by this Article V (a) shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is not contrary to law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Registrant, (b) shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and (c) shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses hereunder shall be deemed to be a contract between the Registrant and each director or officer of the Registrant who serves or served in such capacity at any time while this Article V is in effect.

   Section 4. Effective Time. This Article V shall be effective from and after the date of its adoption and shall apply to all proceedings arising prior to or after such date, regardless of whether relating to facts or circumstances occurring prior to or after such date. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or By-Laws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

   Section 5. Further Action. The Board of Directors may take such action as is necessary to carry out the provisions of this Article V and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further arrangements for indemnification or advance of expenses as may be permitted by law.

   These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

     Exhibit
     Number  Description
     ------- -----------
      2.1    Agreement and Plan of Merger, dated as of June 8, 1999 by and among Chock full o'Nuts Corporation, Sara Lee Corporation and CFN
             Acquisition Corporation (included as Annex 1 to the Prospectus).

      4.1    Articles of Restatement of Charter of the Registrant, dated April
             9, 1990, incorporated by reference to Exhibit 4.1 of Registration
             Statement No. 33-35760 on Form S-8 filed with the Commission on
             July 6, 1990.

      4.2    Articles Supplementary to the Charter of the Registrant, dated May
             18, 1990, incorporated by reference to Exhibit 4.2 of the Registration Statement No. 33-37575 on Form S-8 filed with the
             Commission on November 1, 1990.

      4.3    Articles Supplementary to the Charter of the Registrant, dated
             October 30, 1992, incorporated by reference to Exhibit 4.3 of the Registration Statement No. 33-59002 on Form S-8 filed with the
             Commission on March 4, 1993.
      4.4    Articles of Amendment to the Charter of Registrant, dated November
             19, 1998, incorporated by reference to Exhibit 4.4 of the Registration Statement No. 333-71797 on Form S-3 filed with the
             Commission on February 4, 1999.
      4.5    Articles Supplementary to the Charter of the Registrant, dated
             January 7, 1999, incorporated by reference to Exhibit 4.5 of the Registration Statement No. 333-71797 on Form S-3 filed with the
             Commission on February 4, 1999.
      4.6 Amended By-Laws of the Registrant, dated August 29, 1996, incorporated by reference to Exhibit 3(b) of the registrant's
             Annual Report on Form 10-K for the fiscal year ended June 29, 1996.
      4.7 Stockholder Rights Agreement, dated as of March 26, 1998 between the Registrant and First Chicago Trust Company of New York, as
             Rights Agent, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A filed with the Commission on May 19, 1998.
      5.1    Opinion of Roderick A. Palmore, Esq., Senior Vice President,
             Secretary and General Counsel of Sara Lee Corporation.
      8.1    Opinion of Cahill Gordon & Reindel, as to tax matters.


     23.1    Consent of Arthur Andersen LLP, Independent Auditors.

     23.2    Consent of Ernst & Young LLP, Independent Auditors.

     23.3    Consent of Grant Thornton LLP, Independent Certified Public
             Accountants.

     23.4      Consent of Roderick A. Palmore, Esq. (included in Exhibit 5.1).

     23.5      Consent of Cahill Gordon & Reindel (included in Exhibit 8.1).

     24.1      Powers of Attorney.

     99.1      Consent of Credit Suisse First Boston Corporation.

     99.2      Form of Proxy of Chock full o'Nuts Corporation.

     99.3      Form of Affiliate Letter.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on September 8, 1999.

                                          Sara Lee Corporation

                                                /s/ Roderick A. Palmore
                                          By: _________________________________
                                          Name: Roderick A. Palmore
                                          Title:Senior Vice President, General
                                                Counsel and Secretary

   Pursuant to the requirements of the Securities and Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of Sara Lee Corporation and in the capacities indicated on September 8, 1999.

                 Signature                                     Title
                 ---------                                     -----


           /s/ John H. Bryan                Chairman of the Board, Chief Executive
___________________________________________   Officer and Director
               John H. Bryan

         /s/ C. Steven McMillan             President and Chief Operating Officer and
___________________________________________   Director
            C. Steven McMillan

          /s/ Frank L. Meysman              Executive Vice President and Director
___________________________________________
             Frank L. Meysman

         /s/ Judith A. Sprieser             Executive Vice President, Chief Financial
___________________________________________   Officer and Director
            Judith A. Sprieser

          /s/ Wayne R. Szypulski            Vice President and Controller
___________________________________________
             Wayne R. Szypulski

                     *                      Director
___________________________________________
              Paul A. Allaire

                                            Director
___________________________________________
          Frans H.J.J. Andriessen

                     *                      Director
___________________________________________
             Duane L. Burnham

                     *                      Director
___________________________________________
             Charles W. Coker

                     *                      Director
___________________________________________
              James S. Crown

                     *                      Director
___________________________________________
              Willie D. Davis

                                            Director
___________________________________________
           Vernon E. Jordan, Jr.

                     *                      Director
___________________________________________
             James L. Ketelsen

                     *                      Director
___________________________________________
             Hans B. van Liemt

                     *                      Director
___________________________________________
              Joan D. Manley
                                            Director
___________________________________________
            Rozanne L. Ridgway

                     *                      Director
___________________________________________
             Richard L. Thomas

                     *                      Director
___________________________________________
              John D. Zeglis

     * By Roderick A. Palmore as Attorney-in-Fact pursuant to Powers of Attorney executed by the directors listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

                                                /s/ Roderick A. Palmore
                                          By: _________________________________
                                                    Roderick A. Palmore
                                                    AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  2.1    Agreement and Plan of Merger, dated as of June 8, 1999 by and among
         Chock full o'Nuts Corporation, Sara Lee Corporation and CFN
         Acquisition Corporation (included as Annex 1 to the Prospectus).

  4.1    Articles of Restatement of Charter of the Registrant, dated April 9,
         1990, incorporated by reference to Exhibit 4.1 of Registration
         Statement No. 33-35760 on Form S-8 filed with the Commission on
         July 6, 1990.

  4.2    Articles Supplementary to the Charter of the Registrant, dated May 18,
         1990, incorporated by reference to Exhibit 4.2 of the Registration
         Statement No. 33-37575 on Form S-8 filed with the Commission on
         November 1, 1990.

  4.3    Articles Supplementary to the Charter of the Registrant, dated October
         30, 1992, incorporated by reference to Exhibit 4.3 of the Registration
         Statement No. 33-59002 on Form S-8 filed with the Commission on March
         4, 1993.
  4.4    Articles of Amendment to the Charter of Registrant, dated November 19,
         1998, incorporated by reference to Exhibit 4.4 of the Registration
         Statement No. 333-71797 on Form S-3 filed with the Commission on
         February 4, 1999.
  4.5    Articles Supplementary to the Charter of the Registrant, dated January
         7, 1999, incorporated by reference to Exhibit 4.5 of the Registration
         Statement No. 333-71797 on Form S-3 filed with the Commission on
         February 4, 1999.
  4.6 Amended By-Laws of the Registrant, dated August 29, 1996, incorporated by reference to Exhibit 3(b) of the registrant's Annual Report on Form
         10-K for the fiscal year ended June 29, 1996.
  4.7    Stockholder Rights Agreement, dated as of March 26, 1998 between the
         Registrant and First Chicago Trust Company of New York, as Rights
         Agent, incorporated by reference to Exhibit 4.1 of the Registration
         Statement on Form 8-A filed with the Commission on May 19, 1998.
  5.1 Opinion of Roderick A. Palmore, Esq., Senior Vice President, Secretary and General Counsel of Sara Lee Corporation.

  8.1    Opinion of Cahill Gordon & Reindel, as to tax matters.

 23.1    Consent of Arthur Andersen LLP, Independent Auditors.

 23.2    Consent of Ernst & Young LLP, Independent Auditors.

 23.3    Consent of Grant Thornton LLP, Independent Certified Public
         Accountants.

 23.4    Consent of Roderick A. Palmore, Esq. (included in Exhibit 5.1).

 23.5    Consent of Cahill Gordon & Reindel (included in Exhibit 8.1).

 24.1    Powers of Attorney.

 99.1    Consent of Credit Suisse First Boston Corporation.

 99.2    Form of Proxy of Chock full o'Nuts Corporation.

 99.3    Form of Affiliate Letter.